As filed with the Securities and Exchange Commission on August 25, 2017

Registration No. 333-215915

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PURE BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	2890	33-0530289
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1725 Gillespie Way

El Cajon, CA 92020

(619) 596-8600

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Henry R. Lambert

Chief Executive Officer

1725 Gillespie Way

El Cajon, CA 92020

(619) 596-8600

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With Copies to:

Jeffrey C. Thacker, Esq.

Ryan J. Gunderson, Esq.

Gunderson Dettmer Stough Villeneuve

Franklin & Hachigian, LLP

3570 Carmel Mountain Rd., Suite 200

San Diego, CA 92130

Tel. (858) 436-8064

Fax: (877) 881-9192

Mark S. Elliott Vice President, Finance 1725 Gillespie Way El Cajon, CA 92020 Tel. (619) 596-8600

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer (Do not check if a smaller reporting company) [ ]	Smaller reporting company [X]

Emerging growth company [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement. shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment is being filed to update the registration statement (the “Registration Statement”) filed by Pure Bioscience, Inc. (the “Company”, “we”, “our” or “us”) on February 6, 2017 and declared effective by the Securities and Exchange Commission on February 15, 2017, which registered for resale (i) up to 1,572,941 shares of common stock issued to the selling security holders in the registrant’s private placement offering (the “Private Placement Offering”), which closed on December 1, 2016 and January 23, 2017 (the “Closings”) and (ii) up to 1,572,941 shares of our common stock issuable upon the exercise of warrants (the “2017 Warrants”) issued to the selling security holders in the Private Placement Offering.

This Post-Effective amendment updates the prospectus dated February 15, 2017 to reflect our offer to all holders of 2017 Warrants (among other warrants), to amend the 2017 Warrants to, among other changes, reduce the exercise price from $1.25 per share of common stock to $0.85 per share of common stock and shorten the expiration date of the 2017 Warrants to September 25, 2017 (or October 10, 2017, if applicable), pursuant to the terms and subject to the conditions of the Offer to Amend and Exercise Warrants to Purchase Common Stock (the “Offer to Amend and Exercise”), filed as Exhibit (a)(1)(B) to the Company’s Schedule TO filed with the Securities and Exchange Commission on August 25, 2017.

All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED August 25, 2017

PRELIMINARY PROSPECTUS

PURE BIOSCIENCE, INC.

1,572,941 shares of Common Stock

1,572,941 shares of Common Stock issuable upon the exercise of Outstanding Warrants

This prospectus relates to the resale by selling stockholders named in this prospectus of up to 3,145,882 shares of our common stock in connection with the resale of:

●	up to 1,572,941 shares of common stock issued to the selling security holders in the registrant’s private placement offering (the “Private Placement Offering”), which closed on December 1, 2016 and January 23, 2017 (the “Closings”); and

●	up to 1,572,941 shares of our common stock issuable upon the exercise of warrants issued to the selling security holders in the Private Placement Offering (the “2017 Warrants”).

This prospectus is being filed to update the prospectus filed on February 15, 2017 (the “original prospectus”) to reflect our offer to all holders of 2017 Warrants (among other warrants), to among other changes, amend the 2017 Warrants to reduce the exercise price from $1.25 per share of common stock to $0.85 per share of common stock and shorten the expiration date of the 2017 Warrants to September 25, 2017 (or October 10, 2017, if applicable), pursuant to the terms and subject to the conditions of the Offer to Amend and Exercise Warrants to Purchase Common Stock (the “Offer to Amend and Exercise”), filed as Exhibit (a)(1)(B) to the Company’s Schedule TO filed with the Securities and Exchange Commission on August 25, 2017.

All proceeds of this offering will be received by us, and all costs associated with this registration statement will be borne by us.

The selling stockholders may offer shares of our common stock from time to time in a number of different ways and at varying prices. For more information on possible methods of offer and sale by the selling stockholders, refer to the section of this prospectus entitled “Plan of Distribution.”

Our common stock is traded on the OTC Markets’ OTCQB marketplace under the symbol “PURE”. On August 21, 2017, the last reported sale price of our common stock on the OTCQB was $1.21 per share.

Our business and an investment in our securities involve significant risks. See “Risk Factors” beginning on page 7 of this prospectus to read about factors that you should consider before making an investment decision.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated [●], 2017

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ABOUT THIS PROSPECTUS

PURE BIOSCIENCE, INC. HAS NOT REGISTERED THE SHARES OF COMMON STOCK THAT MAY BE SOLD BY THE SELLING SECURITY HOLDERS UNDER THE SECURITIES LAWS OF ANY STATE. SELLING SECURITY HOLDERS, AND ANY BROKERS OR DEALERS, EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THAT THE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES LAWS OF THE STATE OR STATES IN WHICH SALES OF THE SHARES OCCUR AS OF THE TIME OF SUCH SALES, OR THAT THERE IS AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS OF SUCH STATES.

THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK FOR SALE BY THE SELLING SECURITY HOLDERS. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER IS UNLAWFUL.

You should rely only on the information contained in this prospectus. We have not, and the selling security holders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling security holders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date. Information contained on our website, or any other website operated by us, is not part of this prospectus.

Some of the industry and other data contained in this prospectus may be derived from data from various third-party sources that are publicly available. We have not independently verified any of that information and it may not be accurate or complete and may be subject to change based on various factors, including those discussed under the heading “Risk Factors” elsewhere in this prospectus.

For investors outside the United States: We have not, and the selling security holders have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

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CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

●	our expectations regarding our future operating results or financial performance;

●	our intentions, expectations and beliefs regarding anticipated growth, market penetration and trends in our business;

●	the timing, costs and other limitations involved in obtaining regulatory approval for any product;

●	our ability to commercialize and achieve market acceptance of our current products and any new products that we may develop;

●	our ability to enter into any collaboration with respect to any of our products or product candidates;

●	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

●	our ability to retain the services of our current executive officers, directors and key employees;

●	our ability to continue to operate our business with our current financial resources; and

●	our estimates regarding our future performance and our needs for additional financing.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading “Risk Factors” contained in this prospectus and in our SEC filings. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statements.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before making an investment decision with respect to our securities. You should read the entire prospectus carefully, including the “Risk Factors” section beginning on page 7 of this prospectus, our financial statements and related notes beginning on page F-1, and other information contained in this prospectus, before making an investment decision with respect to our securities. Unless the context indicates otherwise, all references to “we”, “us”, “our”, “Pure”, or the “Company” refer to Pure Bioscience, Inc. and its wholly owned subsidiary, ETI H2O, Inc.

Company Overview

We are focused on developing and commercializing proprietary antimicrobial products that provide safe and cost-effective solutions to the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented stabilized ionic silver, and our initial products contain silver dihydrogen citrate, or SDC. SDC is a broad-spectrum, non-toxic antimicrobial agent, which offers 24-hour residual protection and formulates well with other compounds. As a platform technology, we believe SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity and the inability of bacteria to form a resistance to it.

Our SDC-based technology platform has potential application in a number of industries. Our near-term focus is on offering products that address food safety risks across the food industry supply chain. In 2011, the Centers for Disease Control and Prevention (CDC) reported that foodborne illnesses affect more than 48 million people annually in the U.S., causing 128,000 hospitalizations and 3,000 fatalities. The CDC estimated that more than 9 million of these foodborne illnesses were attributed to major pathogens. The CDC reported that contaminated produce was responsible for approximately 46% of the foodborne illnesses caused by pathogens and 23% of the foodborne illness-related deaths in the US between 1998 and 2008. Among the top pathogens contributing to foodborne illness in the U.S. are Norovirus, Salmonella, Campylobacter, Staphylococcus, Shiga toxin–producing Escherichia coli and Listeria. Salmonella is the leading cause of hospitalization, followed by Norovirus, and is the leading cause of deaths related to foodborne illness.

Based on these statistics, we believe there is a significant market opportunity for our safe, non-toxic and effective SDC-based solutions. We currently offer PURE® Hard Surface as a food contact surface sanitizer and disinfectant to restaurant chains and food processors. We also offer PURE Control® as a direct food contact processing aid. We received the required FDA approvals to market PURE Control® as a direct food contact processing aid for raw poultry and fresh produce in December 2015 and January 2016, respectively. In July 2016, we received a “No Objection Letter” from the USDA’s Food Safety and Inspection Service (FSIS) granting approval for SDC-based PURE Control to be used as a spray or dip applied to poultry carcasses, parts and organs in pre-OLR (on-line reprocessing) and post chill processing of fresh poultry. In January 2017, we submitted an additional FCN to the FDA to allow use of higher SDC concentrations in poultry processing, allowing the flexibility to adjust to varying plant and processing conditions. In May 2017, we received a Final Letter from the FDA for this FCN as well as a “No Objection Letter” from the USDA’s Food Safety and Inspection Service (FSIS) granting approval for the higher concentrations of SDC-based PURE Control to be used as a spray or dip applied to poultry carcasses, parts and organs in pre-OLR (on-line reprocessing) and post chill processing of fresh poultry.

We have not, however, received the required approval from the USDA to utilize PURE Control in OLR poultry processing, which effectively restricts our ability to commercialize PURE Control for poultry processing until we receive such additional approval. We continue our on-going plant trials to optimize the application of PURE Control, including with higher concentrations of SDC, in OLR to gain USDA approval for use in that stage of poultry processing. Additionally, we are currently testing and continuing development of PURE Control to allow us to seek regulatory approval to also utilize PURE Control as a direct food contact processing aid for raw meats, including beef and pork. In addition to our direct sales efforts with PURE Hard Surface and PURE Control, we market and sell our SDC-based products indirectly through third-party distributors.

Technology Platform

The foundation of our technology platform is a proprietary electrochemical process that allows us to generate ionized silver in the presence of organic acid. This process creates a solution containing stabilized ionic silver that can function as an antimicrobial. Our current products all contain SDC, which we produce by ionizing silver in citric acid. SDC is a natural, non-toxic, non-caustic, colorless, odorless antimicrobial agent, which offers 24-hour residual protection, and that formulates well with other compounds. We have also produced ionic silver-based molecular entities using other organic acids, and we believe these compounds may provide a platform for future product development.

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Market Opportunity

U.S. Incidence and Cost of Foodborne Illness

According to an Ohio State University study published in the Journal of Food Protection, completed by Dr. Scharff, a consumer science professor, foodborne illness poses a $77.7 billion economic burden in the United States annually. This cost estimate includes health related costs, associated medical costs, productivity losses, mortality, and pain and suffering. The study noted that excluding the estimated costs for pain and suffering, health related costs exceeded $51 billion. The study does not include costs to the food industry, including reduced consumer confidence, reduced brand value, product recall costs, and litigation, nor does it include the cost to public health agencies (local, state and federal) that are required to respond to illnesses and outbreaks. In addition, the study cited Salmonella as the most costly pathogen with an economic burden estimated to be in excess of $11 billion. This is primarily due to its high incidence and mortality rate.

Increased Regulatory Requirements in the U.S.

The increasing trend of reported foodborne illness over the last decade has resulted in heightened awareness by various government agencies, national media and social media outlets thereby affecting consumer confidence and elevating federal and state regulatory scrutiny.

In 2011, the Food Safety Modernization Act was passed by the U.S. Congress, resulting in increased regulatory requirements for preventive controls, verification and validation of food safety plans by food processors. Additionally, in December 2013, the Food Safety and Inspection Service (FSIS) of the USDA, announced its Salmonella Action Plan (SAP), which is focused on identifying solutions to reduce the incidence of Salmonella in meat and poultry. We believe that the implementation of the SAP will increase the need for new, effective interventions to assist in reducing the incidence of Salmonella in meat and poultry.

Limitations of Existing Food Safety Solutions

The statistics of the U.S. public health problems attributed to pathogens in the food supply chain demonstrate the increasing need for more effective, efficient and safer interventions. The U.S. food industry continues to rely on the use of toxic chemicals as processing aids or interventions during food processing operations for which pathogens are becoming increasingly resistant and rendering current interventions less efficacious. Most of these chemicals carry various warning labels for their toxicity characteristics and negatively affect safety of processing plant personnel, plant operating equipment and the plant environment and its surroundings.

Among the chemicals in current use are: peracetic acid, acidified sodium chlorite (ASC), ozone, trisodium phosphate, cetylpyridinium chloride (CPC), organic acid rinses (lactic acid), hypobromous acid and chlorine dioxide. Some of these chemicals can be difficult to work with as a processing aid as they may require heating to become effective or are difficult to mix and stabilize prior to use. Certain of these chemicals are only specific for processing aid use to treat against specific pathogens on only certain foods. In addition, some of these chemicals can produce noxious fumes that over time have been linked to upper respiratory illness and typically require in-plant decontamination of their effluence.

Several large and established corporations currently supply these chemicals. They may also provide other related food safety services such as environmental sanitation programs and food safety consultation and audit services.

Risk Factors

An investment in our common stock is subject to a number of risks and uncertainties. You should carefully consider the following, as well as the information contained under “Risk Factors” beginning on page 7 of this prospectus and in the documents incorporated by reference into this prospectus.

●	We have a history of losses, and we may not achieve or maintain profitability.

●	Our future capital needs are uncertain, and we currently expect that we will need additional funds in the future which may not be available on acceptable terms or at all.

●	Raising additional funds by issuing securities or through collaboration and licensing arrangements may cause dilution to existing stockholders, restrict our operations or require us to relinquish proprietary rights.

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●	Because we are an early stage company, it is difficult to evaluate our prospects and our financial results may fluctuate, which may cause our stock price to fall.

●	If we are unable to obtain the required regulatory approvals from the FDA and USDA, or if such efforts are delayed, our ability to commercialize PURE Control as a direct food contact processing aid will be harmed and our business and operating results will suffer.

●	We are dependent on our core SDC technology and if our efforts to achieve or maintain market acceptance of our core SDC technology are not successful, we are unlikely to attain profitability.

●	If we are unable to obtain, maintain or defend the patent and other intellectual property rights relating to our technology, we or our collaborators and distributors may not be able to develop and market proprietary products based on our technology, which would have a material adverse impact on our results of operations.

Company Information

We were incorporated in the state of California in August 1992 as Innovative Medical Services. In September 2003, we changed our name to PURE Bioscience. In March 2011, we reincorporated in the state of Delaware under the name “PURE Bioscience, Inc.”

Our corporate offices are located at 1725 Gillespie Way, El Cajon, California 92020. Our telephone number is (619) 596-8600. Our website address is www.purebio.com. We make available free of charge on our website our periodic and current reports, proxy statements and other information as soon as reasonably practicable after such reports are filed with the Securities and Exchange Commission, or SEC. Information contained on, or accessible through, our website is not part of this prospectus or our other filings with the SEC. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

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SUMMARY OF PRIVATE PLACEMENT AND TENDER OFFER

Original Private Placement

On December 1, 2016, we completed an initial closing (the “Initial Closing”) of a private placement financing (the “Private Placement Offering”) to accredited investors. We raised aggregate gross proceeds of $1,000,000 from the sale of (i) an aggregate of 1,176,472 shares of the Company’s common stock at a purchase price of $0.85 per share and (ii) warrants to purchase up to an aggregate of 1,176,472 shares of common stock with a term of five years at an exercise price of $1.25 per share.

On January 23, 2017, we closed on a second and final closing (the “Final Closing”) of the Private Placement Offering. In the Final Closing we raised aggregate gross proceeds of approximately $337,000 from the sale of (i) an aggregate of 396,469 shares of the Company’s common stock at a purchase price of $0.85 per share and (ii) warrants to purchase up to an aggregate of 396,469 shares of common stock with a term of five years at an exercise price of $1.25 per share. The securities issued in the Private Placement Offering were issued pursuant to a securities purchase agreement entered into with the accredited investors.

We utilized the services of a placement agent for the Private Placement Offering. In connection with the Private Placement Offering, we paid such placement agent an aggregate cash fee of $128,600 and issued to such placement agent or its designees warrants to purchase 151,294 shares of common stock at an exercise price of $1.275 per share. The terms of the placement agent warrants are substantially identical to the investor warrants, other than the exercise price and the holders’ ability to exercise the placement agent warrants on a cashless basis at its discretion. Additionally, we agreed to pay the placement agent a $12,000 due diligence fee and to reimburse the placement agent for fees of counsel up to $35,000.

The net proceeds from the Private Placement Offering were approximately $1,049,000 and we expect to use the net proceeds for general corporate purposes, including our research and development efforts, and for general administrative expenses and working capital.

We also entered into a registration rights agreement with the Investors (the “Registration Rights Agreement”), pursuant to which we are obligated to file with the Securities and Exchange Commission (the “SEC”) as soon as practicable, but in any event, by February 6, 2017, this registration statement on Form S-1 to register 1,572,941 shares of common stock issued to the selling security holders in the Private Placement Offering and up to 1,572,941 shares of our common stock issuable upon the exercise of warrants issued to the selling security holders in the Private Placement Offering. We are obligated to use our commercially reasonable best efforts to cause this registration statement to be declared effective by the SEC within 45 days after the filing of this registration statement (or within 75 days if this registration statement is subject to a full review by the SEC). Additionally, the Registration Rights Agreement provides for certain monetary penalties if this registration statement is not filed or declared effective prior to certain dates as set forth in the Registration Rights Agreement.

The Private Placement Offering described above was made pursuant to the exemption provided by Section 4(a)(2) of the Securities Act, and Regulation D promulgated thereunder.

Tender Offer

We are offering to amend, pursuant to the terms and subject to the conditions of the Offer to Amend and Exercise Warrants to Purchase Common Stock (the “Offer to Amend and Exercise”), filed as Exhibit (a)(1)(B) to the Company’s Schedule TO filed with the Securities and Exchange Commission on August 25, 2017 among other warrants, the 2017 Warrants. Based on the terms of the 2017 Warrants, each holder of a 2017 Warrant can individually elect to amend their individual 2017 Warrants (the “Individual Warrant Amendments”). The 2017 Warrants also provide that the holders of a majority of the shares issuable upon exercise of the 2017 Warrants can effect an amendment of the 2017 Warrants that applies to all outstanding 2017 Warrants, regardless of whether the holder has individually approved the amendment (the “Aggregate Warrant Amendments”).

We are offering to amend each 2017 Warrant to:

●	reduce the exercise price of the 2017 Warrants from $1.25 per share to $0.85 per share of common stock in cash,

●	shorten the exercise period of the 2017 Warrants so that they expire concurrently with the expiration of the Offer to Amend and Exercise at 5:00 p.m. (Pacific Time) on the Expiration Date, as may be extended by the Company in its sole discretion ,

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●	delete the cashless exercise provisions in the 2017 Warrants and

●	make certain other conforming changes.

Other than set forth above, the terms of the 2017 Warrants will remain unmodified and in full force and effect.

Additionally, we are requesting the holders of a majority of the shares issuable upon exercise of the 2017 Warrants (the “2017 Warrant Requisite Majority”) to approve an amendment of all of the outstanding 2017 Warrants to amend the 2017 Warrants in the same manner as set forth above, except the Expiration Date shall be extended to allow holders who do not participate in the Individual Warrant Amendment Offer additional time to exercise their warrants if the Aggregate Warrant Amendment is approved.

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THE OFFERING

Common stock offered by us pursuant to this prospectus	Up to (i) 1,572,941 shares of common stock and (ii) 1,572,941 shares of common stock issuable upon exercise of outstanding warrants (the “2017 Warrants”). See “Selling Stockholders” beginning on page 62 of this prospectus.

Common stock to be outstanding assuming cash exercise of the Warrants	Up to 70,607,175 shares, assuming the full cash exercise of the outstanding 2017 Warrants and other warrants to purchase 6,091,081 shares of common stock that are being offered to be amended pursuant to the Offer to Amend and Exercise.

Exercise price of the warrants	$1.25 per share for the 2017 Warrants; provided, however, that we are offering to amend the 2017 Warrants to reduce the exercise price to $0.85 per share.

Warrant exercisability and expiration	The 2017 Warrants are currently exercisable and expire on December 1, 2021 or January 23, 2022; provided, however that we are offering to amend the 2017 Warrants so that they expire on September 25, 2017, except the Expiration Date shall be extended until October 10, 2017 if the Aggregate Warrant Amendment is approved with respect to the 2017 Warrants.

Use of proceeds	All proceeds from the sale of shares of common stock under this prospectus will be for the account of the selling stockholders. We will not receive any proceeds from the sale of our common stock offered pursuant to this prospectus. We intend for any proceeds received by us from the exercise of the 2017 Warrants to be used to fund our general corporate purposes, including our research and development efforts, and for general administrative expenses and working capital. See “Use of Proceeds” on page 22 of this prospectus.

OTCQB Ticker Symbol	PURE

Tender Offer	Our proposed amendments to the 2017 Warrants (and other warrants) constitutes an issuer tender offer to acquire the 2017 Warrants (the “Tender Offer”). The terms of the Tender Offer, including an explanation of the procedure for tendering 2017 Warrants (and other warrants), are described in the Offer to Amend and Exercise.

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of factors you should consider carefully before making an investment decision.

The number of shares of our common stock shown above to be outstanding immediately after this offering is based on 62,943,153 shares outstanding as of June 30, 2017 and excludes as of such date:

●	5,308,832 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $1.27 per share;

●	2,260,000 shares of common stock issuable upon vesting of restricted stock units;

●	560,971 shares of common stock reserved future issuance under our stock incentive plan; and

●	8,539,952 shares of common stock issuable upon exercise of outstanding warrants at a weighted-average exercise price of $0.79 per share

Unless otherwise indicated, all information in this prospectus assumes that no options, warrants, shares of common stock, or rights exercisable or convertible into shares of common stock were issued after June 30, 2017, and no outstanding options or warrants were exercised after June 30, 2017.

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RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. The risks and uncertainties described below are not the only ones we face. If any of the following events, described as risks, actually occur, either alone or taken together, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment in our securities. An investment in our securities is speculative and involves a high degree of risk. You should not invest in our securities if you cannot bear the economic risk of your investment for an indefinite period of time and cannot afford to lose your entire investment. There may be additional risks that we do not presently know of or that we currently believe are immaterial which could also impair our business and financial position.

Risks Related to Our Business and Industry

As a result of our historical lack of financial liquidity, we do not currently have sufficient working capital to fund our planned operations and may not be able to continue as a going concern, and, as a result, we will need to raise additional capital in the future in order to continue operating our business and developing new products and technologies, which capital may not be available on acceptable terms or at all.

Our existing cash resources are not sufficient to meet our anticipated needs over the next twelve months from the date hereof. Excluding proceeds from either additional capital or revenues and / or reduction in operating expenses, we believe our existing cash resources will meet our anticipated needs at least through December 2017. In addition, factors below raise substantial doubt about our ability to continue as a going concern.

We have a history of recurring losses, and as of April 30, 2017, we have incurred a cumulative net loss of approximately $108 million.

As of April 30, 2017, we had $2,714,000 in cash and cash equivalents, $2,433,000 of current liabilities, including $574,000 in accounts payable. During the nine months ended April 30, 2017, our cash outflows for operating activities and for investments in patents and fixed assets were $3.6 million. As a result, we need to raise additional capital in the future to continue operating our business and developing new products and technologies, which capital may not be available on acceptable terms or at all.

Our capital requirements will depend on many factors, including, among others:

●	the acceptance of, and demand for, our products;

●	the timing and success of executing our business strategy;

●	our success and that of our strategic partners in developing and selling products derived from our technology;

●	the costs of further developing our existing, and developing new, products or technologies and obtaining necessary regulatory approvals;

●	the extent to which we invest in new technology, testing and product development;

●	the timing of vendor payments and the collection of receivables, among other factors affecting our working capital;

●	the exercise of outstanding options or warrants to acquire our common stock;

●	the number and timing of acquisitions and other strategic transactions in which we participate, if any; and

●	the costs associated with the continued operation, and any future growth, of our business.

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Until we can generate significant cash from operations, we expect to continue to fund our operations with the proceeds of offerings of our equity and debt securities. However, we cannot assure you that additional financing will be available when needed or that, if available, financing will be obtained on terms favorable to us or to our stockholders. If we raise additional funds from the issuance of equity securities, substantial dilution to our existing stockholders would likely result. If we raise additional funds by incurring debt financing, the terms of the debt may involve significant cash payment obligations as well as covenants and specific financial ratios that may restrict our ability to operate our business. Further, any contracts or license arrangements we enter into to raise funds may require us to relinquish our rights to our products or technology, and we cannot assure you that we will be able to enter into any such contracts or license arrangements on acceptable terms, or at all. Having insufficient funds may require us to delay or scale back our marketing, distribution and other commercialization activities or cease our operations altogether.

The above circumstances, along with our history and near term forecast of incurring significant net losses and negative operating cash flows, raise substantial doubt on our ability to continue as a going concern. If we do not obtain additional capital from external sources, we will not have sufficient working capital to fund our planned operations or be able to continue as a going concern.

As of June 30, 2017, we have 79,051,937 shares of common stock issued and outstanding or reserved for issuance. Shares reserved for issuance include shares under equity compensation plans, vested and unvested options, warrants, and unvested restricted stock units. Our current authorized capital stock is limited to 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. Any increase in our authorized capital stock would require the approval of a majority of our shareholders as well as the approval of our Board of Directors. If we were unable to increase our authorized capital stock for any reason, our ability to raise additional capital through the issuance of equity or convertible debt would be severely compromised and we may be unable to obtain equity or convertible debt capital at all.

We have a history of losses, and we may not achieve or maintain profitability.

We had a loss of $14.4 million for the fiscal year ended July 31, 2016, and a loss of $7.6 million for the fiscal year ended July 31, 2015. As of July 31, 2016, we have incurred a cumulative net loss of approximately $103.2 million. Although we believe we are making progress on implementing our business plan, we expect to continue to have losses in future periods, we are unable to predict the extent of our future losses or when we will generate sufficient revenues to become profitable, and it is possible we will never become profitable. Even if we do achieve profitability, we may not be able to sustain or increase profitability on an ongoing basis.

None of our existing agreements, including those with Subway and Chipotle, contain provisions that guarantee us any minimum revenues. If the penetration into the marketplace of PURE Hard Surface, PURE Control and our other silver dihydrogen citrate, or SDC, SDC-based products is unsuccessful, our revenue growth is slower than anticipated or our operating expenses exceed expectations, it may take an unforeseen period of time to achieve or maintain profitability and we may never achieve or maintain profitability. Slower than anticipated revenue growth could force us to reduce our research, testing, development, regulatory and commercialization activities, and/or force us to reduce the size and scope of our operations, to sell or license our technologies to third parties, or to cease operations altogether.

The risks associated with our business may be more acute during periods of economic slowdown or recession. In addition to other consequences, these periods may be accompanied by decreased consumer and institutional spending in general, as well as decreased demand for, or additional downward pricing pressure on, our products. Accordingly, any prolonged economic slowdown or a lengthy or severe recession with respect to either the U.S. or the global economy is likely to have a material adverse effect on our results of operations, financial condition and business prospects. As a result, given the current weakness and uncertainties in the U.S. and in certain overseas economies, we expect that our business will continue to be adversely affected for so long as, and to the extent that, such adverse economic conditions and uncertainty exist.

Raising additional funds by issuing securities or through collaboration and licensing arrangements may cause dilution to existing stockholders, restrict our operations or require us to relinquish proprietary rights.

We will need to increase our liquidity and capital resources in future periods. We have a history of raising funds through offerings of our common stock and warrants to purchase shares of our common stock, and we may in the future raise additional funds through public or private equity offerings, debt financings or corporate collaborations and licensing arrangements. To the extent that we raise additional capital by issuing equity securities, our stockholders’ ownership will be diluted. Additionally, any debt financing we obtain may involve covenants that restrict our operations. These restrictive covenants may include, among other things, limitations on borrowing, specific restrictions on the use of our assets, as well as prohibitions on our ability to create liens on our assets, pay dividends on or redeem our capital stock or make investments. In addition, if we raise funds through collaboration and licensing arrangements, it may be necessary to grant licenses on terms that are not favorable to us or relinquish potentially valuable rights to our products or proprietary technologies. We may be required in future collaborations to relinquish all or a portion of our sales and marketing rights with respect to our products or license intellectual property that enable licensees to develop competing products in order to complete any such transaction.

Our authorized common stock remains 100,000,000 shares. In addition to capital raising activities, other possible business and financial uses for our authorized common stock include, without limitation, future stock splits, acquiring other companies, businesses or products in exchange for shares of common stock, issuing shares of our common stock to partners in connection with strategic alliances, attracting and retaining employees by the issuance of additional securities under our various equity compensation plans, satisfying any debt we may have by issuing equity securities, or other transactions and corporate purposes that our Board of Directors, or (“Board”), deems are in our best interest. Additionally, shares of common stock could be used for anti-takeover purposes or to delay or prevent changes in control or management of the Company. For example, without further stockholder approval, our Board could approve the sale of shares of common stock in a private transaction to purchasers who may oppose a takeover or favor our current Board. We cannot provide assurances that any issuances of common stock will be consummated on favorable terms or at all, that they will enhance stockholder value, or that they will not adversely affect our business or the trading price of our common stock.

Under our Certificate of Incorporation, our Board could also authorize the issuance of up to 5,000,000 shares of preferred stock on terms determined by the Board. If any common or preferred stock is issued, the interests of holders of our common stock could be diluted, and shares of preferred stock could be issued in a financing in which investors purchase preferred stock with rights, preferences and privileges that may be superior to those of the common stock, and the market price of our common stock could decline.

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If outstanding options and warrants to purchase shares of our common stock are exercised, the interests of our stockholders could be diluted.

As of June 30, 2017, in addition to 62,943,153 shares of common stock issued and outstanding, we had 5,308,832 shares of common stock issuable upon exercise of outstanding options and 2,260,000 shares of common stock issuable upon vesting of restricted stock units and 560,971 shares of common stock reserved future issuance under our stock incentive plan. We also had 8,539,952 shares of common stock issuable upon exercise of outstanding warrants.

We may elect to reduce the exercise price of outstanding warrants as a means of providing additional financing to us. The exercise of options and warrants, and the sale of shares underlying such options or warrants, could have an adverse effect on the market for our common stock, including the price that an investor could obtain for their shares. Investors may experience dilution in the net tangible book value of their investment upon the exercise of options and warrants currently outstanding, as well as options and warrants that may be granted or issued in the future.

Because we are an early stage company, it is difficult to evaluate our prospects and our financial results may fluctuate, which may cause our stock price to fall.

Since determining to focus on offering products that address food safety risks across the food industry supply chain in August 2013, we have encountered and likely will continue to encounter risks and difficulties associated with introducing or establishing our products in this rapidly evolving market. These risks include the following, among others:

●	we may not successfully expand our customer base;

●	we may not succeed in materially penetrating the food safety markets with our SDC products and technology;

●	our new sales and marketing strategy, which is built on our direct control of the sales and marketing of our products, may not be successful;

●	we may not generate sufficient revenues to support our operations or the implementation of our business plan;

●	we may not be successful in controlling our operating expenses;

●	we may be required to raise additional funds through the issuance of equity or debt securities to satisfy our contractual obligations to our executive officers;

●	we may not be successful in obtaining any required regulatory approvals on a timely basis, or at all;

●	we or our partners and/or distributors may not establish or maintain effective marketing programs to create product awareness or brand identity;

●	our partners’ and/or distributors’ goals and objectives may not be consistent with our own;

●	we may not attract and retain key business development, technical and management personnel;

●	we may not successfully comply with or maintain the regulatory approvals we obtain for our technology and products;

●	we may not succeed in locating strategic partners and licensees of our technology;

●	we may not effectively manage our anticipated growth, if any; and

●	we may not be able to adequately protect our intellectual property.

Any failure to successfully address these risks and uncertainties could seriously harm our business and prospects. We may not succeed given the technological, marketing, regulatory, strategic and competitive challenges we face. In addition, because of our limited operating history and the early commercial stage of for the use of our SDC technology in the food safety market, we have limited insight into trends that may emerge and affect our business. Forecasting future revenues is difficult, especially because our technology is novel, and market acceptance of our products is reliant on our customers’ confidence, based on scientific data and plant trials, that our product can improve their food safety efforts. Because food safety is such a critical factor to our customers and potential customers, we often experience long sales cycles and our customers often require extensive evaluation and plant trial periods before agreeing to use our products throughout their systems. In addition, fluctuations in the buying patterns of our current or potential customers could significantly affect the level of our sales on a period to period basis. As a result, our financial results could fluctuate to an extent that may adversely affect our stock price. There are a number of other factors that could cause our financial results to fluctuate unexpectedly, including product sales, the mix of product sales, the cost of product sales, our ability for any reason to be able to meet demand, the achievement and timing of research and development and regulatory milestones, changes in expenses, including non-cash expenses such as the fair value of stock options granted, and manufacturing or supply issues, among other factors.

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If we are unable to obtain the required regulatory approvals from the FDA and USDA, or if such efforts are delayed, our ability to commercialize PURE Control as a direct food contact processing aid will be harmed and our business and operating results will suffer.

We intend to offer PURE Control as a direct food contact processing aid where it is applied as a wash for produce, meat and poultry as an intervention to prevent or kill various food-borne pathogens. To date, we have received the required FDA approvals to market PURE Control as a direct food contact processing aid for raw poultry and fresh produce in December 2015 and January 2016, respectively. No additional approval from the USDA is required for fresh produce. In July 2016, we received a “No Objection Letter” from the USDA’s Food Safety and Inspection Service (FSIS) granting approval for SDC-based PURE Control to be used as a spray or dip applied to poultry carcasses, parts and organs in pre-OLR (on-line reprocessing) and post chill processing of fresh poultry. We have not, however, received the required approval from the USDA to utilize PURE Control in OLR poultry processing, which effectively restricts our ability to commercialize PURE Control for poultry processing until we receive such additional approval. We are continuing our on-going plant trials to optimize the application of PURE Control, including with higher concentrations of SDC, in OLR to gain USDA approval for use in that stage of poultry processing, but there is no assurance that we will obtain such approval on a timely basis, or at all. Based on these on-going plant trials, we have submitted an additional FCN to the FDA to allow us to use higher concentrations of SDC in poultry processing. There is no assurance we will receive the required approvals from the FDA and USDA for higher concentrations of SDC. Additionally, we are currently testing and continuing development of PURE Control to allow us to apply for regulatory approval to also utilize PURE Control as a direct food contact processing aid for raw meats, including beef and pork. If we are unable to obtain the required regulatory approvals from the FDA and USDA, or if such efforts are delayed, our ability to commercialize PURE Control as a direct food contact processing aid for poultry and as a direct food contact processing aid for raw meets will be restricted and our business and operating results will suffer.

A loss of one or more of our key customers could adversely affect our business.

From time to time, one or a small number of our customers may represent a significant percentage of our revenue. Our three largest customers accounted for 54% of our net product sales for the fiscal year ended July 31, 2016. Our largest customer accounted for 37% of net product sales. No other individual customer accounted for 10% or more of our net product sales. Although we have agreements with many of our customers, these agreements typically do not prohibit customers from purchasing products and services from competitors or contain minimum purchase obligations. A decision by any of our major customers to significantly reduce the amount of product ordered or license fees paid, or their failure or inability to pay amounts owed to us in a timely manner, or at all, could have a significant adverse effect on our business.

We are dependent on our core SDC technology and if our efforts to achieve or maintain market acceptance of our core SDC technology are not successful, we are unlikely to attain profitability.

We have and are currently focusing substantially all of our time and financial resources in the development and commercialization of our core SDC technology to address food safety risks across the food industry supply chain. Although our SDC technology has applications in multiple industries, we expect that sales of SDC and SDC-based products as a food safety solution will constitute a substantial portion, or all, of our revenues in future periods. We are marketing our SDC-based products to restaurant chains, food manufacturers and food processors. Our SDC-based products have not yet been broadly accepted into the food safety market, and may never be broadly accepted. Any material decrease or significant delay in the overall level of sales or expected sales of, or the prices for, our SDC-based products, whether as a result of competition, delays in obtaining regulatory approvals, long sales cycles, change in customer demands or requirements, or any other factor, would have a materially adverse effect on our business, financial condition and results of operations. In addition, even if our products achieve market acceptance, we may not be able to maintain product sales or other forms of revenue over time if new products or technologies are introduced by competitors that are more favorably received than our products, are more cost-effective or otherwise render our products less attractive or obsolete.

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We are subject to intense competition.

Our SDC-based products compete in the highly competitive food safety market. Most of our competitors have been in business for a longer period of time than we have, and offer a greater number of products and services than we do and have greater financial, technical, sales and other resources than we do. Many of our competitors already have well established brands and distribution capabilities, and in some cases are able to leverage the sale of other products with more favorable terms for products competing with our own. We also have significantly fewer sales personnel than virtually all of our competitors. Furthermore, recent trends in this industry are for large food safety companies to consolidate into a smaller number of very large entities, which further concentrates financial, technical and market strength and increases competitive pressure in the industry. If we directly compete with these very large entities for the same markets and/or products, their financial strength could prevent or delay us from capturing a meaningful share the food safety market. It is also possible that developments by our competitors will make our technologies or products noncompetitive or obsolete. Our ability to compete will depend upon our ability, and the ability of our distributors and other partners, to develop brand recognition, develop the scientific and plant trial data to demonstrate the efficacy of our products, and to displace existing, established and future products in our relevant target markets. We, or our distributors and partners, may not be successful in doing so, which would have a materially adverse effect on our business, financial condition and results of operations.

We have limited sales, marketing and product distribution experience.

We have limited experience in the sales, marketing and distribution of our products in the food safety market. We began to focus on the food safety market in August 2013. We received the required FDA approvals to market PURE Control as a direct food contact processing aid for raw poultry and fresh produce in December 2015 and January 2016, respectively. In July 2016, we received a “No Objection Letter” from the USDA’s Food Safety and Inspection Service (FSIS) granting approval for SDC-based PURE Control to be used as a spray or dip applied to poultry carcasses, parts and organs in pre-OLR (on-line reprocessing) and post chill processing of fresh poultry. We have not, however, received the required approval from the USDA to utilize PURE Control in OLR poultry processing, which effectively restricts our ability to commercialize PURE Control for poultry processing until we receive such additional approval. We continue our on-going plant trials to optimize the application of PURE Control, including with higher concentrations of SDC, in OLR to gain USDA approval for use in that stage of poultry processing. Based on these on-going plant trials, we have submitted an additional FCN to the FDA to allow us to use higher concentrations of SDC in poultry processing to have the flexibility to adjust to varying plant and processing conditions. There is no assurance we will receive the required approvals from the FDA and USDA for higher concentrations of SDC. As a result, our sales and marketing experience with these products are limited, and our current sales, distribution and marketing strategies and programs may not be successful. In addition, we have a small sales and marketing organization and a limited number of distributors. We may not be able to establish the sales, marketing, and distribution capabilities necessary to build our business and generate sufficient revenues to support our operations and the implementation of our business plan.

We are dependent on a third-party, over whom we have limited control, to manufacture our SDC-based products.

On December 11, 2013, we entered into a five-year strategic collaboration agreement with St. Louis-based Intercon Chemical Company (“ICC”) where we granted ICC the right to be the exclusive manufacture for all our SDC-based products. We do not have any manufacturing facilities ourselves and we currently rely on ICC to manufacture our SDC-based products and may in the future rely on one or more third-party manufacturers to properly manufacture our products. We may not be able to quickly replace our manufacturing capacity if ICC is unable to manufacturer our products as a result of a fire, natural disaster (including an earthquake), equipment failure or other difficulty, or if such ICC facilities are deemed not in compliance with current “good manufacturing practices,” and the noncompliance could not be rapidly rectified. ICC is our single manufacturer for our SDC-based products and may not be replaced without significant effort and delay in production. A supply interruption or an increase in demand beyond our current manufacturer’s capabilities could harm our ability to manufacturer such products until new manufacturers are identified and qualified, which would have a significant adverse effect on our business and results. Any third-party manufacturer that we find may not match our quality standards or be able to meet customer requirements.

Additionally, our inability or reduced capacity to have our products manufactured would prevent us from successfully evaluating or commercializing our proposed products. Our dependence upon third parties for the manufacture of our products may adversely affect our profit margins and our ability to develop and deliver proposed products on a timely and competitive basis.

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We rely on third parties to develop SDC-based products, and they may not do so successfully or diligently.

We have granted ICC and other third parties to whom we license rights to our technology certain distribution and development rights to products containing SDC for applications and markets outside the U.S. food safety market. Our reliance on ICC and other third parties for development and distribution activities reduces our control over these activities. In such arrangements, we have relied, and expect in the future to rely, on the third party to fund and direct product development activities and appropriate regulatory filings. Any of these third parties may not be able to successfully develop such SDC-based products due to, among other factors, a lack of capital, a lack of appropriate diligence, insufficient devotion to sales efforts, a change in the evaluation by the third party of the market potential for SDC-based products, technical failures, and poorer than expected results from testing or trial use of any products that may be developed. If the third parties on which we rely are not successful in such development activities, our business and operating results would be adversely affected.

If we are unable to successfully develop or commercialize new applications of our SDC technology, or if such efforts are delayed, our operating results will suffer.

In addition to its use on hard surfaces, we are pursuing potential applications of our SDC technology as a broad-spectrum antimicrobial for use as a direct food contact processing aid where it is applied as a wash for produce, meat and poultry as an intervention to prevent or kill various food-borne pathogens. Any product that may be developed in these fields may be delayed or may never achieve regulatory approval or be commercialized. Delays in achieving regulatory approvals for particular applications of our products could significantly impact our product development costs. If potential applications of our SDC technology are commercialized, we may not receive a share of future revenues that provides an adequate return on our historical or future investment.

If we are not able to manage any growth we achieve effectively, our business and operating results will be harmed.

In order to implement our business plan and achieve and maintain market acceptance of our SDC-based products, we will need to expand our business operations and hire additional sales and support personnel. We may not have sufficient resources to do so. If we hire additional personnel and invest in additional infrastructure, we may not be effective in expanding our operations and our systems, procedures or controls may not be adequate to support any such expansion. Failure to properly manage our growth could have a material adverse effect on our business and our operating results.

The industries in which we operate are heavily regulated and we may be unable to compete effectively.

We are focused on the marketing and continued development of our SDC antimicrobial technology for use in the food safety market. Our existing products, PURE Control and PURE Hard Surface, and any additional products we develop based on our SDC technology in future periods, require or will require approval by government agencies prior to marketing or sale in the U.S. or in foreign markets. Complying with applicable government regulations and obtaining necessary regulatory approvals can be, and has historically been, time consuming and expensive, due in part, we believe, to the novel nature of our technology. Regulatory review could involve delays or other actions adversely affecting the development, manufacture, marketing and sale of our products. While we cannot accurately predict the outcome of any pending or future regulatory review processes or the extent or impact of any future changes to legislation or regulations affecting review processes, we expect such processes to remain time consuming and expensive as we, or our partners, apply for approval to make new or additional efficacy claims for current products or to market new product formulations. Obtaining approvals for new SDC-based products in the U.S., or in markets outside the U.S., could take several years, or may never be accomplished.

SDC is a platform technology rather than a single use applied technology. As such, products developed from the platform may fall under the jurisdiction of multiple U.S. and international regulatory agencies. Our disinfectant and sanitizer products are regulated in the U.S. by the EPA. In addition to the EPA, each of the 50 states in the U.S. has its own government agencies that regulate the sale or shipment of our products into their state. We have obtained registration for these products from the EPA and all states into which such products are currently marketed and sold. We are required to meet certain efficacy, toxicity and labeling requirements and pay ongoing fees in order to maintain such registrations. We may not be able to maintain these registrations in the future, which may eliminate our continued ability to market and sell our products in some or all parts of the U.S. We also may not be able to obtain necessary registrations with the EPA and applicable states for other SDC disinfectant and sanitizer products that we or our partners may develop, which would limit our ability to sell any such products in the future.

Some potential applications of SDC, such as those aimed at healthcare, veterinary and certain food preparation markets, may require approval of other government agencies prior to marketing or sale in the U.S. or in foreign markets, such as the U.S. Food and Drug Administration, or FDA, or the United States Department of Agriculture, or USDA. Obtaining FDA and/or USDA approval is a complicated and expensive process and such approvals may never be obtained for any SDC products. If FDA and/or USDA approvals are obtained, the approvals may limit the uses for which SDC products may be marketed such that they may not be profitable to us, and the applicable products would be subject to pervasive and continuing regulation by the FDA and/or USDA that could lead to withdrawal or limitation of any product approvals.

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For example, in November 2014, we withdrew, without prejudice, our FCN for raw poultry due to receipt of a Deficiency Letter from the FDA stating that the agency has developed new data that is currently under review, which data calls into question the long established safety levels of the dietary intake of silver in the U.S. from food contact uses previously approved by the FDA. As a result, the FDA indicated that it would not approve our FCN absent new data or additional information that adequately addresses its new toxicity concerns. We also received a similar Deficiency Letter from the FDA for the FCN we submitted in October 2014 for the use of SDC to reduce Salmonella, E. coli and Listeria in the processing of produce. In January 2015, we withdrew, without prejudice, our produce FCN and postponed the filing of our FCN for the use of SDC as a processing aid for beef and pork. We resubmitted our poultry FCN in June 2015. In September 2015, we received an Acknowledgement Letter from the FDA stating that our FCN for SDC as a raw poultry processing aid is complete and setting an effective date of December 2015. Following the completion of additional testing demonstrating further reduction of silver residues to levels approaching non-detectable, and subsequent encouraging discussions held with the FDA, we resubmitted our produce FCN in September 2015. We received the required FDA approvals to market PURE Control® as a direct food contact processing aid for raw poultry and fresh produce in December 2015 and January 2016, respectively. In July 2016, we received a “No Objection Letter” from the USDA’s Food Safety and Inspection Service (FSIS) granting approval for SDC-based PURE Control to be used as a spray or dip applied to poultry carcasses, parts and organs in pre-OLR (on-line reprocessing) and post chill processing of fresh poultry. We have not, however, received the required approval from the USDA to utilize PURE Control in OLR poultry processing, which effectively restricts our ability to commercialize PURE Control for poultry processing until we receive such additional approval. We continue our on-going plant trials to optimize the application of PURE Control, including with higher concentrations of SDC, in OLR to gain USDA approval for use in that stage of poultry processing. Based on these on-going plant trials, we have submitted an additional FCN to the FDA to allow us to use higher concentrations of SDC in poultry processing to have the flexibility to adjust to varying plant and processing conditions. There is no assurance we will receive the required approvals from the FDA and USDA for higher concentrations of SDC. We are also currently testing and continuing development of PURE Control to allow us to seek regulatory approval to also utilize PURE Control as a direct food contact processing aid for raw meats, including beef and pork. However, if we experience any further delays in achieving regulatory approval, or, if we failed to achieve regulatory approval of the SDC products, it would have a significant adverse effect on our business and we would most likely not be able to support our continued operations.

We intend to fund and manage certain of our EPA-regulated product development internally, in conjunction with engaging regulatory consultants and partnering with other third parties. We have partnered, or intend to partner, with third parties who are seeking, or intend to seek, approvals to market SDC-based products in markets outside the U.S., and with other third parties who are developing FDA-regulated SDC-based products who, upon such development, would seek FDA approvals of such products. Our ability to market and sell our products is dependent on our and our partners’ ability to obtain and maintain required registrations and approvals of applicable regulatory agencies. Failure by our partners or us to comply with applicable regulations could result in fines or the withdrawal of approval for us or our partners and distributors to market our products in some or all jurisdictions or for certain indications, which could cause us to be unable to successfully commercialize SDC or otherwise achieve revenues from sales of such products.

We are subject to substantial regulation related to quality standards applicable to our manufacturing and quality processes, and our partners, including our third-party manufacturer, failure to comply with applicable quality standards could affect our ability to commercialize SDC products.

The EPA and other applicable U.S. and foreign government agencies regulate our and our partners’ systems and processes, including those of ICC, for manufacturing SDC-based products. These regulations require that we and our partners observe “good manufacturing practices” in order to ensure product quality, safety and effectiveness. Failure by us or our partners to comply with current or future government regulations and quality assurance guidelines could lead to temporary manufacturing shutdowns, product recalls or related field actions, product shortages, and/or delays in product manufacturing, any or all of which could cause significant cost to us. Further, efficacy or safety concerns and/or manufacturing quality issues with respect to our products or those of our partners could lead to product recalls, fines, withdrawal of approvals, and/or declining sales, any or all of which could result in our failure to successfully commercialize SDC or otherwise achieve revenue growth.

Pricing and supply issues may have a material impact on our margins and our ability to supply our customers.

All of the supply ingredients used to manufacture our products are available from multiple suppliers. However, commodity prices for some ingredients can vary significantly and the margins that we are able to generate could decline if prices rise. For example, both silver and citric acid prices have been volatile in recent periods.

In addition to such commodities, for finished products we also rely on producers of specialized packaging inputs such as bottles and labels. Due to their specialized nature, the supply of such inputs can be periodically constrained and result in additional costs to obtain these items, which may in turn inhibit our ability to supply products to our customers.

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We are generally unable to increase our product prices to our customers, partners and distributors quickly in order to maintain our margins, and significant price increases for key inputs could therefore have an adverse effect on our results of operations. Price increases can also result in lost sales, and any inability to supply our customers’ orders can lead to lost future sales to such customers.

We expect ICC to be the sole source supplier of our SDC concentrate and we may use other third parties to blend, package and provide fulfillment activities for our finished products in future periods. We expect that our margins may be reduced by using ICC and other such third parties, and our ability to maintain product quality may not be as extensive or effective as when we produce these products in our own facility(ies). Any quality control issues could lead to product recalls and/or the loss of future sales, which would reduce our revenues and/or profits.

If we suffer negative publicity concerning the safety or efficacy of our products, our sales may be harmed.

If concerns should arise about the safety or efficacy of any of our products that are marketed, regardless of whether or not such concerns have a basis in generally accepted science or peer-reviewed scientific research, such concerns could adversely affect the market for those products. Similarly, negative publicity could result in an increased number of product liability claims, whether or not those claims are supported by applicable law.

Third parties may claim that we infringe their proprietary rights and may prevent us from manufacturing and selling some of our products.

Our manufacture, use and sale of SDC-based products may subject us to lawsuits relating to the validity and infringement of patents or other proprietary rights of third parties. Litigation may be costly and time-consuming, and could divert the attention of our management and technical personnel. If we are found to have violated the trademark, trade secret, copyright, patent or other intellectual property or proprietary rights of others, such a finding could result in the need to cease use of a trademark, trade secret, copyrighted work or patented invention in our business and our obligation to pay a substantial amount for past infringement. If the rights holders are willing to permit us to continue to use their intellectual property rights, it may be necessary for us to enter into license arrangements with unfavorable terms and pay substantial amounts in royalty and other license fees. Either having to cease use or pay such fees could prevent us, or our third-party manufacturer, from manufacturing and selling our products, which could make us much less competitive in our industry and have a material adverse impact on our business, operating results and financial condition.

We may become subject to product liability claims.

As a business that manufactures and markets products for use by consumers and institutions, we may become liable for any damage caused by our products, whether used in the manner intended or not, including potentially damage to our customers’ businesses. Regardless of merit or potential outcome, product liability claims against us may result in, among other effects, the inability to commercialize our products, impairment of our business reputation, and distraction of management’s attention from our primary business. If we cannot successfully defend ourselves against product liability claims we could incur substantial liabilities. Although we maintain general and product liability insurance, our insurance may not cover potential claims and may not be adequate to indemnify for liabilities that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could harm our business and operating results.

Litigation or the actions of regulatory authorities may harm our business or otherwise distract our management.

Substantial, complex or extended litigation could cause us to incur major expenditures and would distract our management. For example, lawsuits against us or our officers or directors by employees, former employees, stockholders, partners, customers, or others, or actions taken by regulatory authorities, could be very costly and substantially disrupt our business. Such lawsuits and actions are not uncommon, and we may not be able to resolve such disputes or actions on terms favorable to us, and there may not be sufficient capital resources available to defend such actions effectively, or at all.

Maintaining compliance with our obligations as a public company may strain our resources and distract management, and if we do not remain compliant our stock price may be adversely affected.

Our common stock is registered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). It is therefore subject to the information, proxy solicitation, insider trading and other restrictions and requirements of the SEC under the Exchange Act. Both the U.S. Congress and the SEC continue to issue new and proposed rules, and complying with existing and new rules has caused, and will continue to cause, us to devote significant financial and other resources to maintain our status as a public company. These regulatory costs and requirements will continue to increase our losses in future periods, and we expect that an increasing amount of management time and effort will be needed to meet our regulatory obligations. In addition, if we were to list our common stock on a national securities exchange, our administrative costs could increase. For example, in April 2008, we obtained a listing of our common stock on The NASDAQ Capital Market. Administrative costs significantly increased during the period between September 2011 and September 2012 due to a series of notices and a lengthy appeal process in connection with the potential delisting of our common stock from The NASDAQ Capital Market. However, NASDAQ delisted us and suspended trading in our securities effective with the open of business on Friday, May 17, 2013, and our common stock began trading on the OTCQB marketplace.

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Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate our internal control systems and that management report on and attest to the adequacy of our internal controls. All of these and other reporting requirements and heightened corporate governance obligations that we face, or may face in the future, will further increase the cost to us, perhaps substantially, of remaining compliant with our obligations under the Exchange Act and other applicable laws, including the Sarbanes-Oxley Act and the Dodd-Frank Act of 2010. In order to meet these incremental obligations, we will need to invest in our corporate and accounting infrastructure and systems, and acquire additional services from third party auditors and advisors. As a result of these requirements and investments, we may incur significant additional expenses and may suffer a significant diversion of management’s time. There is no guarantee that we will be able to continue to meet these obligations in a timely manner. If we fail to do so, we could be subject to sanctions or investigation by regulatory authorities such as the SEC. Any such actions could adversely affect the market price of our common stock, perhaps significantly.

If we fail to maintain an effective system of internal controls, we may not be able to accurately determine our financial results or prevent fraud. As a result, the Company’s stockholders could lose confidence in our financial results, which could harm our business and the value of the Company’s common shares.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal controls over financial reporting. Our internal controls and financial reporting are not subject to attestation by our independent registered public accounting firm pursuant to the exemption provided to issuers that are not “large accelerated filers” or “accelerated filers” under the Dodd-Frank Act of 2010. We cannot be certain that we will be successful in maintaining adequate internal controls over our financial reporting and financial processes in the future. We may in the future discover areas of our internal controls that need improvement. Furthermore, to the extent our business grows, our internal controls may become more complex, and we would require significantly more resources to ensure our internal controls remain effective. If we or our independent auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market value of the Company’s common stock. Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner.

Our publicly filed reports are reviewed from time to time by the SEC, and any significant changes or amendments required as a result of any such review may result in material liability to us and may have a material adverse impact on the trading price of our common stock.

The reports and other securities filings of publicly traded companies are subject to review by the SEC from time to time for the purpose of assisting companies in complying with applicable disclosure requirements. The SEC is required, pursuant to the Sarbanes-Oxley Act of 2002, to undertake a comprehensive review of a company’s reports at least once every three years, although an SEC review may be initiated at any time. While we believe that our previously filed SEC reports comply, and we intend that all future reports will comply, in all material respects with the published rules and regulations of the SEC, we could be required to modify, amend or reformulate information contained in our filings as a result of any SEC review. Any modification, amendment or reformulation of information contained in such reports could be significant and result in material liability to us and have a material adverse impact on the trading price of our common stock.

We depend on key personnel for our continued operations and future success, and a loss of certain key personnel could significantly hinder our ability to move forward with our business plan.

Our success depends largely on the execution of our business strategy by our management team. Management will be evaluating how to best execute our near-term strategy to drive customer adoption in the food industry by addressing food safety solutions across the supply chain in order to prevent or mitigate food contamination or the potential for food-borne illness with specific customer focus in foodservice providers, food processors and food manufacturers. Our executive officers and key personnel could terminate their employment with us at any time without notice and without penalty. Additionally, we do not maintain key person life insurance policies on our executive officers or other employees. The loss of one or more of our executive officers or key employees could seriously harm our ability to execute on our business strategy, which could harm our business, results of operations, financial condition, and/or the market price of our common stock. We cannot assure you that in such an event we would be able to recruit qualified personnel able to replace these individuals in a timely manner, or at all, on terms acceptable to either us or to any qualified candidate. Even if we were able to replace any such individuals in a timely manner, if we are unable to effectively integrate new executive officers or key employees, our operations and prospects could be harmed.

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Because competition for highly qualified business development and bioengineering personnel is intense, we may not be able to attract and retain the employees we need to support our potential growth.

To successfully meet our objectives, we must attract and retain highly qualified business development and bioengineering personnel with specialized skill sets focused on the industries in which we compete, or intend to compete. Competition for qualified business development and bioengineering personnel can be intense. Our ability to meet our business development objectives will depend in part on our ability to recruit, train and retain top quality people with advanced skills who understand our technology and business. In addition, it takes time for our new personnel to become productive and to learn our business. If we are unable to hire or retain qualified business development and bioengineering personnel, it will be difficult for us to sell our products or to license our technology or to achieve or maintain regulatory approvals, and we may experience a shortfall in revenue and not achieve our anticipated, or any, growth.

We may engage in strategic transactions that could impact our liquidity, increase our expenses and present significant distractions to our management.

From time to time we may consider engaging in strategic transactions, such as acquisitions of companies, asset purchases and out-licensing or in-licensing of products, product candidates or technologies. Any such transaction may require us to incur non-recurring or other charges, may increase our near and long-term expenditures and may pose significant integration challenges or disrupt our management or business, which could adversely affect our operations and financial results. For example, these transactions may entail numerous operational and financial risks, including, among others, exposure to unknown liabilities, disruption of our business and diversion of our management’s time and attention in order to develop acquired products, product candidates or technologies, difficulty and cost in combining the operations and personnel of any acquired businesses with our operations and personnel, and inability to retain key employees of any acquired businesses. Accordingly, although we may not choose to undertake or may not be able to successfully complete any transactions of the nature described above, any transactions that we do undertake or complete could have a material adverse effect on our business, results of operations, financial condition and prospects.

We may invest or spend our cash in ways with which you may not agree or in ways which may not yield a significant return.

Our management has considerable discretion in the use of our cash. Our cash may be used for purposes that do not increase our operating results or market value, including the satisfaction of our contractual obligations to our executive officers. Until the cash is used, it may be placed in investments that do not produce significant income or that may lose value. The failure of our management to invest or spend our cash effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our common stock to decline.

We may not be able to utilize all, or any, of our tax net operating loss carry-forwards and our future after-tax earnings, if any, could be reduced.

At July 31, 2016, we had federal and California tax net operating loss carry-forwards of approximately $95.4 million and $79.0 million, respectively. Utilization of these net operating loss carry-forwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred, including with respect to our recent private placements, or that could occur in the future, as required by Section 382 of the Internal Revenue Code as well as similar state provisions. These ownership changes may limit the amount of net operating loss carry-forwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Section 382 of the Internal Revenue Code, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups. Since our formation, we have raised capital through the issuance of capital stock on several occasions (both before and after our initial public offering in 1996) which, combined with the purchasing stockholders’ subsequent disposition of those shares, may have resulted in such an ownership change, or could result in an ownership change in the future based upon subsequent disposition. While we believe that we have not experienced an ownership change, the pertinent tax rules related thereto are complex and subject to varying interpretations, and thus the applicable taxing authorities may take an alternative position.

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Our current federal tax loss carry-forwards began expiring in the year ended July 31, 2011 and, unless previously utilized, will completely expire in the year ending July 31, 2036. The balance of our current federal net operating loss carry-forwards will expire between July 31, 2019 and July 31, 2036. Our California tax loss carry-forwards will begin to expire in the year ending July 31, 2016, and will completely expire in the year ending July 31, 2036. If we are unable to earn sufficient profits to utilize the carry-forwards by these dates, they will no longer be available to offset future profits, if any.

We are subject to tax audits by various tax authorities in multiple jurisdictions.

From time to time we may be audited by tax authorities to whom we are subject. Any assessment resulting from such audits, if any, could result in material changes to our past or future taxable income, tax payable or deferred tax assets, and could require us to pay penalties and interest that could materially adversely affect our financial results.

Risks Related to Our Intellectual Property

If we are unable to obtain, maintain or defend the patent and other intellectual property rights relating to our technology, we or our collaborators and distributors may not be able to develop and market proprietary products based on our technology, which would have a material adverse impact on our results of operations.

We rely and expect in the future to continue to rely on a combination of patent, trademark, trade secret and copyright protections, as well as contractual restrictions, to protect the proprietary aspects of our technology and business.

Legal protections of our intellectual property and proprietary rights afford only limited protection. For instance, we currently own twelve U.S. patents related to our SDC technology. The lives of these patents, and any patents that we may obtain in the future, are not indefinite, and the value to us of some or all of our patents may be limited by their terms. Further, although we have a number of U.S. and international patent applications pending, some or all of those applications may not result in issued patents, and the intellectual property claims therein would be unprotected. Additionally, obtaining and maintaining patent protection depends on our compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements. Furthermore, the patent positions of bioscience companies can be highly uncertain and often involve complex legal, scientific and factual questions, and, therefore, we cannot predict with certainty whether we will be able to ultimately enforce our patents or other intellectual property rights. Third parties may challenge, invalidate or circumvent our patents and patent applications relating to our products, product candidates and technologies. In addition, our patent positions might not protect us against competitors with similar products or technologies because competing products or technologies may not infringe our patents.

From time to time, U.S. and other policymakers have proposed reforming the patent laws and regulations of their countries. In September 2011, after years of Congressional debate regarding patent reform legislation, President Obama signed into law the America Invents Act (the “Act”) considered by many to be the most substantial revision of U.S. patent law since 1952. The Act’s various provisions will go into effect over an 18-month period. The Act changes the current “first-to-invent” system to a system that awards a patent to the “first-inventor-to-file” for an application for a patentable invention. This change alters the pool of available materials that can be used to challenge patents and eliminates the ability to rely on prior research work in order to lay claim to patent rights. Disputes as to whether the first filer is in fact the true inventor will be resolved through newly implemented derivation proceedings. The Act also creates mechanisms to allow challenges to newly issued patents in the patent office in post-grant proceedings and new inter partes reexamination proceedings. Although many of the changes bring U.S. law into closer harmony with European and other national patent laws, the new bases and procedures may make it easier for competitors to challenge our patents, which could result in increased competition and have a material adverse effect on our product sales, business and results of operations. The changes may also make it harder to challenge third-party patents and place greater importance on being the first inventor to file a patent application on an invention.

In addition, to the extent that we operate internationally, the laws of foreign countries may not protect our proprietary rights to the same extent as the laws of the U.S. Many countries have a “first-to-file” trademark registration system, which may prevent us from registering or using our trademarks in certain countries if third parties have previously filed applications to register or have registered the same or similar trademarks. Additionally, changes in the patent and/or trademark laws or interpretations of such laws in the U.S. or other countries could diminish the value of our intellectual property rights. Moreover, our competitors may develop competing technologies that are not covered by the claims of, and therefore do not infringe upon, our issued patents, which could render our patents less valuable to us. If our proprietary rights cannot be, or are not sufficiently, protected by patent and trademark registrations, it could have a material adverse impact on our business and our ability to commercialize or license our technology and products.

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Our own efforts to protect our intellectual property and other proprietary rights may also be insufficient. Despite efforts to protect our proprietary rights, including without limitation through confidentiality and other similar contractual restrictions, our means of protecting such rights may not be adequate and unauthorized parties may attempt to copy aspects of our proprietary technology, obtain and use information that we regard as proprietary, or otherwise misappropriate our intellectual property. In addition, unpatented proprietary rights, including trade secrets and know-how, can be difficult to protect and may lose their value if they are independently developed by a third party or if their secrecy is lost. It is possible that, despite our efforts, competitors or others will create and use products, adopt service names similar to our service names or otherwise violate or misappropriate our proprietary rights. The infringement of such rights could have a material negative impact on our business and on our results of operations.

Litigation may be necessary to enforce our intellectual property and other proprietary rights, which would be expensive and could consume time and other resources. The result of any such litigation may be the court’s ruling that our patents or other intellectual property rights are invalid and/or should not be enforced. Additionally, even if the validity of such rights is upheld, the court could refuse to stop a third party’s infringing activity on the ground that such activities do not infringe our rights. The U.S. Supreme Court has recently revised certain tests regarding granting patents and assessing the validity of patents to make it more difficult to obtain patents. As a consequence, issued patents may be found to contain invalid claims according to the newly revised standards. Some of our patents may be subject to challenge and subsequent invalidation or significant narrowing of claim scope in a reexamination proceeding, or during litigation, under the revised criteria.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use, our technology.

If we choose to go to court to attempt to stop someone else from using the inventions claimed in our patents, that individual or company has the right to ask the court to rule that our patents are invalid and/or should not be enforced against that third party. These lawsuits are expensive and would consume time and other resources even if we were successful in stopping the infringement of these patents. In addition, there is a risk that the court will decide that these patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of these patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe our rights to these patents.

Furthermore, a third party may claim that we are using inventions covered by the third party’s patent rights and may file an injunction to stop us from engaging in our normal operations and activities, including making or selling our products. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and technical personnel. There is a risk that a court would decide that we are infringing the third party’s patents and would order us to stop the activities covered by the patents. In addition, there is a risk that a court will order us to pay the other party damages for having violated the other party’s patents. The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or methods of use either do not infringe the patent claims of the relevant patent and/or that the patent claims are invalid, and we may not be able to do this. Proving invalidity, in particular, is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, and publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications or that we were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our patent applications and could further require us to obtain rights to issued patents covering such technologies. If another party has filed a United States patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the PTO, to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our United States patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

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Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property, which could limit our ability to compete.

We may rely in part on trade secret protection in order to protect our proprietary trade secrets and unpatented know-how. However, trade secrets are difficult to protect, and we cannot be certain that others will not develop the same or similar technologies on their own. We have taken steps, including entering into confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors, to protect our trade secrets and unpatented know-how. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. We also typically obtain agreements from these parties which provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us. Enforcing a claim that a party illegally obtained and is using our trade secrets or know-how is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets or know-how. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the biotechnology, food, chemical and pharmaceutical industries, we employ individuals who were previously employed at other biotechnology, food, chemical or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Risks Related to our Common Stock

The price of our common stock may be volatile.

Our common stock is approved for quotation on the OTC Markets’ OTCQB marketplace under the symbol “PURE.” The OTCQB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities and provides significantly less liquidity than a listing on the Nasdaq Stock Markets or other national securities exchange. The OTCQB securities are traded by a community of market makers that enter quotes and trade reports. This market is limited in comparison to the national stock exchanges and any prices quoted may not be a reliable indication of the value of our common stock. Quotes for stocks included on the OTCQB are not listed in the financial sections of newspapers as are those for the Nasdaq Stock Market or the NYSE. Therefore, prices for securities traded solely on the OTCQB may be difficult to obtain.

Trading on the OTCQB Marketplace as opposed to a national securities exchange has resulted and may continue to result in a reduction in some or all of the following, each of which could have a material adverse effect on the price of our common stock and our company:

●	the liquidity of our common stock;

●	the market price of shares of our common stock;

●	our ability to obtain financing to support our operations and the implementation of our business plan;

●	the number of institutional and other investors that will consider investing in shares of our common stock;

●	the number of market markers in shares of our common stock;

●	the availability of information concerning the trading prices and volume of shares of our common stock; and

●	the number of broker-dealers willing to execute trades in shares of our common stock.

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The price and trading volume of our common stock have historically been volatile. For example, from January 15, 2016 until January 15, 2017, the closing market price of our common stock ranged from $0.85 per share to $1.40 per share, and the monthly trading volume varied from approximately 300 shares to 684,400 shares.

In addition, the market price of our common stock could be subject to wide fluctuations in response to:

●	actual or anticipated fluctuations in our results of operations;

●	announcements regarding the status of our regulatory efforts;

●	the determination that our shares of common stock are “penny stock” which will require brokers trading in our shares of common stock to adhere to more stringent rules, likely resulting in a reduced level of trading activity in the secondary trading market for our shares of common stock;

●	the sale by us of our common or preferred stock or other securities, or the anticipation of sales of such securities;

●	the trading volume of our common stock, particularly if such volume is light;

●	the introduction of new products or services, or product or service enhancements by us or our competitors;

●	developments with respect to our or our competitors’ intellectual property rights or regulatory approvals or denials;

●	announcements of significant acquisitions or other agreements by us or our competitors;

●	sales or anticipated sales of our common stock by our insiders (management and directors);

●	conditions and trends in our industry;

●	changes in our pricing policies or the pricing policies of our competitors;

●	changes in the estimation of the future size and growth of our markets; and

●	general economic conditions.

In addition, the stock market in general, the OTCQB, and the market for shares of novel technology and biotechnology companies in particular, have experienced extreme price and volume fluctuations that in some cases may be unrelated or disproportionate to the operating performance of those companies. Further, the market prices of bioscience companies’ stock have been unusually volatile in recent periods, and such volatility may continue for the foreseeable future. These broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In addition, this volatility could adversely affect an investor’s ability to sell shares of our common stock, and/or the available price for such shares, at any given time.

Our common stock is deemed to be “penny stock,” which may make it more difficult for investors to sell their shares due to suitability requirements.

Shares of our common stock are subject to the so-called “penny stock” rules as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stock. Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. Such requirements may discourage broker-dealers from effecting transactions in our common stock, which could limit the market price and liquidity of our common stock.

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Potential sales or issuances of our common stock to raise capital, or the perception that such sales could occur, could cause dilution to our current stockholders and the price of our common stock to fall.

We have historically supported our operations through the issuance of equity securities and expect to continue to do so in the future. For example, we recently closed on the Private Placement Offering. Although we may not be successful in obtaining financing through equity sales on terms that are favorable to us in the future, if at all, any such sales that do occur could result in substantial dilution to the interests of existing holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock or other equity securities to any new investors, or the anticipation of such sales, could cause the trading price of our common stock to fall.

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

The continued operation and expansion of our business will require substantial funding. Investors seeking cash dividends in the foreseeable future should not purchase our common stock. We have paid no cash dividends on any of our capital stock to date and we currently intend to retain our available cash to fund the development and growth of our business. Any determination to pay dividends in the future will be at the discretion of our Board and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board deems relevant. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock, which may never occur.

Anti-takeover provisions under our charter documents and Delaware law could delay or prevent a change of control and could also limit the market price of our stock.

Certain provisions of our charter and bylaws may delay or frustrate the removal of incumbent directors and may prevent or delay a merger, tender offer, or proxy contest involving us that is not approved by our Board, even if such events may be beneficial to the interests of stockholders. For example, our Board, without stockholder approval, has the authority and power to authorize the issuance of up to 5,000,000 shares of preferred stock and such preferred stock could have voting or conversion rights that could adversely affect the voting power of the holders of our common stock. Further, the one-for-eight reverse stock split of our outstanding common stock that we effected on August 14, 2012 has increased the proportion of unissued and authorized common shares to issued and outstanding common shares, which could allow our Board to issue large numbers of additional shares of our common stock that could significantly reduce the voting power of our current stockholders. In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may discourage, delay or prevent certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our charter documents may make it more difficult for stockholders or potential acquirers to initiate actions that are opposed by our then-current board of directors, including delaying or impeding a merger, tender offer, or proxy contest or other change of control transaction involving the Company. Any delay or prevention of a change of control transaction could cause stockholders to lose a substantial premium over the then-current market price of their shares.

Risks Related to the Offer to Amend and Exercise

Our Board of Directors makes no recommendation with regard to whether you should accept the Offer to Amend and Exercise.

Although our Board of Directors has approved the Offer to Amend and Exercise, it makes no recommendation as to whether holders of Original Warrants should accept the Offer to Amend and Exercise. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Original Warrants for purposes of negotiating the terms of the Offer to Amend and Exercise. We cannot assure you that the value of the shares issued upon exercise of the Amended 2017 Warrants will in the future equal or exceed the exercise price per share of the Amended 2017 Warrants. We do not take a position as to whether you ought to participate in the Offer to Amend and Exercise.

If you choose to participate in the Offer to Amend and Exercise, you will be required to exercise your Amended 2017 Warrants for Common Stock, and will be subject to all the risks associated with being a stockholder of the Company, give up the time value attributable to your Original Warrant.

The Amended 2017 Warrants will terminate if the holders do not exercise their Amended 2017 Warrants prior to the Expiration Date. If you choose to participate in the Offer to Amend and Exercise, you will be required to exercise your Amended 2017 Warrants prior to the Expiration Date (or Subsequent Expiration Date). As a result, you will be subject to all the risks and uncertainties set forth in these risk factors as a holder of the Company’s Common Stock. In addition, you will be giving up the time value attributable to your Original Warrant by exercising the Original Warrant, as amended, prior to the original 5-year expiration date.

Income tax consequences of participation in the Offer to Amend and Exercise.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service ("IRS") regarding the U.S. federal income tax consequences of amending the Original Warrants and immediately exercising the Amended 2017 Warrants. You should consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer to Amend and Exercise. See Section 19 "Material U.S. Federal Income Tax Consequences" under "Description of Offer to Amend and Exercise."

We will have substantial discretion over the use of proceeds we receive from the exercise of Amended 2017 Warrants and the other warrants that are subject of the Offer to Amend and Exercise.

Our management will retain broad discretion over the use of proceeds from the Offer to Amend and Exercise. See Section 2 "Purposes of the Offer to Amend and Exercise and Use of Proceeds" for a description of our present intentions with respect to the allocation of the proceeds resulting from exercise of the Amended 2017 Warrants. The amounts and timing of the expenditures may vary significantly depending on numerous factors. The occurrence of certain unforeseen events or changed business conditions, however, could result in the application of the proceeds resulting from the exercise of the Amended 2017 Warrants in a manner other than as described in this Offer to Amend and Exercise

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PURPOSE OF THE TENDER OFFER

The first purpose of the Offer to Amend and Exercise is to raise funds to support the Company’s future operations and capital requirements by encouraging the participating holders to exercise their Original Warrants by significantly reducing the exercise price of the Original Warrants and shortening the exercise period. The funds obtained will be used by the Company as working capital and for other general corporate purposes.

Additionally, the Company desires to reduce the warrant liability recorded by the Company on its financial statements by amending the Original Warrants per the terms of the Offer to Amend and Exercise. The warrant liability serves as an impediment to certain goals of the Company, as significant warrant liability on the Company’s balance sheet may make it more difficult for the Company to list its shares of common stock on a national securities exchange. The 2015 Warrants contain price-based anti-dilution provisions that provide the holders with protection against future down-round financings. Based on these anti-dilution provisions, the Company is required to record a derivative liability on its balance sheet each fiscal quarter for these 2015 Warrants based on the fair value of the 2015 Warrants as of the end of such fiscal quarter. The Company’s obligation to continue to record a derivative liability each quarter for a particular Five-Year Warrant ends when the Five-Year Warrant is exercised or expires. Various factors are considered in the pricing models the Company used to value the 2015 Warrants, including the Company’s current stock price, the remaining life of the 2015 Warrants, the volatility of the Company’s stock price, and the risk free interest rate. As a result of the changes in these factors, the warrant liability recorded by the Company was approximately $1,961,000, $1,494,000 and $1,641,000 with respect to all of the Company’s outstanding warrants for the fiscal quarters ended October 31, 2016, January 31, 2017 and April 30, 2017, respectively. Future changes in these factors will continue to have a significant impact on the computed fair value of the derivative liability for the Original Warrants. As such, the Company expects future changes in the fair value of the Original Warrants to continue to vary from quarter to quarter. The Company believes these significant variations make it more difficult for investors to evaluate the Company’s business and operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling security holders. A portion of the shares covered by this prospectus are issuable upon exercise of warrants to purchase our common stock. Upon any exercise of the 2017 Warrants for cash, the selling security holders would pay us the exercise price of the 2017 Warrants. Under certain conditions set forth in the 2017 Warrants, the 2017 Warrants are exercisable on a cashless basis; provided, however, that if Individual Warrant Amendments are approved the cashless feature would be deleted. If the 2017 Warrants are not amended and subsequently exercised on a cashless basis, we would not receive any cash payment from the selling security holders upon any exercise of the 2017 Warrants. Instead, the selling security holders would satisfy their obligation to pay the exercise price through a formula-based transfer of warrant shares to us. The additional proceeds we could receive from the exercise of such 2017 Warrants have not yet been earmarked for any specific use beyond working capital needs because there is no certainty that we will ever receive any proceeds from the exercise of such warrants.

The selling security holders will pay any underwriting discounts and commissions and expenses incurred by the selling security holders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling security holders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

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MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Information About Our Common Stock

Our common stock is approved for quotation on the OTC Markets’ OTCQB marketplace under the symbol “PURE.” The OTCQB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. The OTCQB securities are traded by a community of market makers that enter quotes and trade reports. This market is limited in comparison to the national stock exchanges and any prices quoted may not be a reliable indication of the value of our common stock.

On August 17, 2017, the closing price of our common stock reported on the OTCQB was $1.22 per share. The following table sets forth, for each of the quarterly periods indicated, the high and low sales prices of our common stock, as reported on the OTCQB.

	High	Low
Year Ending July 31, 2018
First Quarter (through August 17, 2017)	$1.30	$1.19

	High	Low
Year Ending July 31, 2017
First Quarter	$1.28	$0.78
Second Quarter	$1.08	$0.75
Third Quarter	$1.09	$0.83
Fourth Quarter	$1.36	$0.92

	High	Low
Year Ended July 31, 2016
First Quarter	$0.80	$0.49
Second Quarter	$1.55	$0.68
Third Quarter	$1.34	$0.93
Fourth Quarter	$1.22	$0.93

Holders

As of June 30, 2017, we had approximately 222 holders of record of our common stock. This does not include beneficial owners holding common stock in street name.

Dividend Policy

We have never paid dividends and have no current plans to do so. We currently anticipate that we will retain all of our future earnings, if any, for use in the development and expansion of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our Board and will depend upon our results of operations, financial condition and other factors that the Board, in its discretion, may deem relevant.

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EQUITY COMPENSATION PLAN INFORMATION

In February 2016, we amended and restated our 2007 Equity Incentive Plan, or the Plan, to, among other changes, increase the number of shares of common stock issuable under the Plan by 4,000,000 shares and extend the term of the Plan until February 4, 2026. The Plan provides for the grant of incentive and non-qualified stock options, as well as other share-based payment awards, to our employees, directors, consultants and advisors. These awards have up to a 10-year contractual life and are subject to various vesting periods, as determined by the Compensation Committee or the Board of Directors. Our 2007 Equity Incentive Plan is the only active plan pursuant to which options to acquire common stock or restricted stock awards can be granted and are currently outstanding.

All of our equity incentive plans are administered by the Compensation Committee. The exercise price for stock options is always at or above the fair market value of our common stock on the date the award is granted. Fair market value is defined by the Plan and is based on prevailing market prices of our common stock as reported by the OTCQB. The term of stock options granted and their vesting schedules are determined by the Compensation Committee, subject to any limitations defined in the Plan. The Compensation Committee also determines the vesting of other, non-option, stock awards.

The following table sets forth, as of July 31, 2016, information with respect to our equity compensation plans, and with respect to certain other options and warrants.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	2,277,968	$1.60	2,042,846
Equity compensation plans not approved by stockholders	—	—	—

Total	2,277,968	$1.60	2,042,846

(1)	Includes options only and does not include restricted stock units.

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BUSINESS

Overview

We are focused on developing and commercializing proprietary antimicrobial products that provide safe and cost-effective solutions to the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented stabilized ionic silver, and our initial products contain silver dihydrogen citrate, or SDC. SDC is a broad-spectrum, non-toxic antimicrobial agent, which offers 24-hour residual protection and formulates well with other compounds. As a platform technology, we believe SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity and the inability of bacteria to form a resistance to it.

Our SDC-based technology platform has potential application in a number of industries. Our near-term focus is on offering products that address food safety risks across the food industry supply chain. In 2011, the Centers for Disease Control and Prevention (CDC) reported that foodborne illnesses affect more than 48 million people annually in the U.S., causing 128,000 hospitalizations and 3,000 fatalities. The CDC estimated that more than 9 million of these foodborne illnesses were attributed to major pathogens. The CDC reported that contaminated produce was responsible for approximately 46% of the foodborne illnesses caused by pathogens and 23% of the foodborne illness-related deaths in the US between 1998 and 2008. Among the top pathogens contributing to foodborne illness in the U.S. are Norovirus, Salmonella, Campylobacter, Staphylococcus, Shiga toxin–producing Escherichia coli and Listeria. Salmonella is the leading cause of hospitalization, followed by Norovirus, and is the leading cause of deaths related to foodborne illness.

Based on these statistics, we believe there is a significant market opportunity for our safe, non-toxic and effective SDC-based solutions. We currently offer PURE® Hard Surface as a food contact surface sanitizer and disinfectant to restaurant chains and food processors. We also offer PURE Control® as a direct food contact processing aid. We received the required FDA approvals to market PURE Control® as a direct food contact processing aid for raw poultry and fresh produce in December 2015 and January 2016, respectively. In July 2016, we received a “No Objection Letter” from the USDA’s Food Safety and Inspection Service (FSIS) granting approval for SDC-based PURE Control to be used as a spray or dip applied to poultry carcasses, parts and organs in pre-OLR (on-line reprocessing) and post chill processing of fresh poultry. In January 2017, we submitted an additional FCN to the FDA to allow use of higher SDC concentrations in poultry processing, allowing the flexibility to adjust to varying plant and processing conditions. In May 2017, we received a Final Letter from the FDA for this FCN as well as a “No Objection Letter” from the USDA’s Food Safety and Inspection Service (FSIS) granting approval for the higher concentrations of SDC-based PURE Control to be used as a spray or dip applied to poultry carcasses, parts and organs in pre-OLR (on-line reprocessing) and post chill processing of fresh poultry.

We have not, however, received the required approval from the USDA to utilize PURE Control in OLR poultry processing, which effectively restricts our ability to commercialize PURE Control for poultry processing until we receive such additional approval. We continue our on-going plant trials to optimize the application of PURE Control, including with higher concentrations of SDC, in OLR to gain USDA approval for use in that stage of poultry processing. Additionally, we are currently testing and continuing development of PURE Control to allow us to seek regulatory approval to also utilize PURE Control as a direct food contact processing aid for raw meats, including beef and pork. In addition to our direct sales efforts with PURE Hard Surface and PURE Control, we market and sell our SDC-based products indirectly through third-party distributors.

Technology Platform

The foundation of our technology platform is a proprietary electrochemical process that allows us to generate ionized silver in the presence of organic acid. This process creates a solution containing stabilized ionic silver that can function as an antimicrobial. Our current products all contain SDC, which we produce by ionizing silver in citric acid. SDC is a natural, non-toxic, non-caustic, colorless, odorless antimicrobial agent, which offers 24-hour residual protection, and that formulates well with other compounds. We have also produced ionic silver-based molecular entities using other organic acids, and we believe these compounds may provide a platform for future product development.

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Silver as an Antimicrobial

The use of silver as an antimicrobial dates back to ancient times when water, wine and other beverages were kept in silver vessels to maintain freshness. Ancient Egyptians applied thin strips of beaten silver around wounds to avoid infection, and early royalty ate from silver plates and with silver utensils to stay healthy. In the past half-century, silver in colloidal and ionic forms has been used successfully in a wide array of antimicrobial applications, including water purification and topical treatments for burn victims. Silver must be in an ionic form to be effective at killing microorganisms. The short shelf-life of previous ionic silver solutions has limited the development of ionic-silver based antimicrobials. SDC, as a stabilized silver ion complex, has a shelf life of more than a decade because the weak bond of the silver ion to the citric acid allows the ion to remain stable in solution while at the same time making it bioavailable for antimicrobial action.

Mechanisms of Action

The rapid and broad-spectrum efficacy of SDC is attributed to its dual mechanisms of action, both with respect to killing bacteria and other microorganisms and acting against viruses. SDC can kill microorganisms at both the extracellular and intracellular levels. SDC attracts bacteria because the citric acid is recognized by the organism as a food source. SDC easily enters the microorganism through membrane transport proteins. Once inside the organism, SDC binds to DNA and intracellular proteins causing irreversible damage to the DNA and protein structure. Metabolic and reproductive functions halt, and the organism dies. SDC can also act on an organism’s outer membrane. Silver ions are highly attracted to sulfur-containing thiol groups found in metabolic and structural proteins bound to the membrane surface. SDC targets these critical proteins and destroys their structure. This disruption of the organism’s membrane function and integrity leads to its death.

Viruses are much smaller than bacteria and present fewer target sites on which a biocide can act. The efficacy of SDC against enveloped and non-enveloped viruses comes from its ability to destroy not only the viral envelope, preventing the virus from attaching to a host cell, but also the infectious component of the virus, the nucleic acid.

Safety Profile

Research has shown that silver is an effective antimicrobial and not toxic to humans at the residual levels following the use of our SDC-based products. In addition, our data shows the components of SDC, ionic silver and citric acid, to be non-toxic, particularly at the low concentrations required to eliminate microorganisms. At higher concentrations, citric acid can be an eye irritant. We have tested a concentrated SDC formulation using standard protocols to measure acute toxicity. Acute oral and dermal toxicity was not observed at doses up to and including 5000 mg/kg. Data from eye and skin studies showed only slight irritation and no dermal sensitization.

GRAS Status as Contact Biocide

A committee of independent experts critically reviewed efficacy and toxicity data for SDC and the SDC-based PURE Hard Surface disinfectant and food contact surface sanitizer. The committee found no evidence that SDC demonstrates a hazard to the public when used as a contact biocide on food contact surfaces and food-use utensils. The committee, therefore, concluded such use to be generally recognized as safe, consistent with the EPA registration (discussed below), allowing for use on food manufacturing and processing equipment and food preparation surfaces.

Efficacy

Formulations containing SDC provide complete, quick and broad-spectrum antimicrobial efficacy against gram positive and gram negative bacteria, enveloped and non-enveloped viruses, and fungi. In addition to quick kill times, SDC provides residual antimicrobial activity. SDC also provides rapid kill times against multiple drug resistant bacteria, including Methicillin-resistant Staphylococcus aureus, or MRSA, Vancomycin resistant Enterococcus faecium, or VRE, Carbapenem resistant Escherichia coli, Carbapenem resistant Klebsiella pneumoniae and Carbapenem resistant Klebsiella pneumoniae, NDM-1+. See “EPA Registrations” below for more detailed efficacy data.

Natural and Environmentally Responsible

SDC is made of simple and all-natural ingredients: water, citric acid and minute amounts of ionic silver. SDC does not present a threat to the environment. If introduced to water systems, the low concentrations of ionic silver in SDC would react with naturally present substances such as chlorides, sulfides and organic matter. These reactions would create insoluble silver complexes and render the silver inert. In addition, we manufacture SDC through a “zero waste” process in which no byproducts or environmental effluents are created.

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Market Opportunity

U.S. Incidence and Cost of Foodborne Illness

According to an Ohio State University study published in the Journal of Food Protection, completed by Dr. Scharff, a consumer science professor, foodborne illness poses a $77.7 billion economic burden in the United States annually. This cost estimate includes health related costs, associated medical costs, productivity losses, mortality, and pain and suffering. The study noted that excluding the estimated costs for pain and suffering, health related costs exceeded $51 billion. The study does not include costs to the food industry, including reduced consumer confidence, reduced brand value, product recall costs, and litigation, nor does it include the cost to public health agencies (local, state and federal) that are required to respond to illnesses and outbreaks. In addition, the study cited Salmonella as the most costly pathogen with an economic burden estimated to be in excess of $11 billion. This is primarily due to its high incidence and mortality rate.

Increased Regulatory Requirements in the U.S.

The increasing trend of reported foodborne illness over the last decade has resulted in heightened awareness by various government agencies, national media and social media outlets thereby affecting consumer confidence and elevating federal and state regulatory scrutiny.

In 2011, the Food Safety Modernization Act was passed by the U.S. Congress, resulting in increased regulatory requirements for preventive controls, verification and validation of food safety plans by food processors. Additionally, in December 2013, the Food Safety and Inspection Service (FSIS) of the USDA, announced its Salmonella Action Plan (SAP), which is focused on identifying solutions to reduce the incidence of Salmonella in meat and poultry. We believe that the implementation of the SAP will increase the need for new, effective interventions to assist in reducing the incidence of Salmonella in meat and poultry.

Limitations of Existing Food Safety Solutions

The statistics of the U.S. public health problems attributed to pathogens in the food supply chain demonstrate the increasing need for more effective, efficient and safer interventions. The U.S. food industry continues to rely on the use of toxic chemicals as processing aids or interventions during food processing operations for which pathogens are becoming increasingly resistant and rendering current interventions less efficacious. Most of these chemicals carry various warning labels for their toxicity characteristics and negatively affect safety of processing plant personnel, plant operating equipment and the plant environment and its surroundings.

Among the chemicals in current use are: peracetic acid, acidified sodium chlorite (ASC), ozone, trisodium phosphate, cetylpyridinium chloride (CPC), organic acid rinses (lactic acid), hypobromous acid and chlorine dioxide. Some of these chemicals can be difficult to work with as a processing aid as they may require heating to become effective or are difficult to mix and stabilize prior to use. Certain of these chemicals are only specific for processing aid use to treat against specific pathogens on only certain foods. In addition, some of these chemicals can produce noxious fumes that over time have been linked to upper respiratory illness and typically require in-plant decontamination of their effluence.

Several large and established corporations currently supply these chemicals. They may also provide other related food safety services such as environmental sanitation programs and food safety consultation and audit services.

Our SDC-Based Products as a Food Safety Solution

Based on the limitations of the existing food safety solutions, we believe that our SDC-based products, including PURE Hard Surface and PURE Control, are well positioned as new and disruptive solutions for the food safety industry. Given their broad spectrum antimicrobial efficacy and non-toxic properties, our SDC-based products provide significant improvements over current chemical interventions that can both strengthen our customers’ food safety practices and help them control and eliminate pathogens present during their food processing operations.

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Our studies indicate that our SDC-based products are more effective in reducing or eliminating pathogens than existing chemical interventions. Pilot poultry processing studies showed that SDC achieved an average reduction in Salmonella of 2.75 log 10 CFU/cm 2 when applied as an OLR spray and 6.28 log10 CFU/cm2 when combined with an immersion chilling process simulating current U.S. industry practices. This data suggests that the use of SDC in poultry processing has the potential to achieve non-detectable Salmonella levels. Similarly, pilot produce processing studies showed that SDC achieved average reductions up to 2.36 log10 CFU/cm2 when applied alone as a spray and up to 3.10 log10 CFU/cm2 when combined with chlorine wash, simulating current processing practices. Currently, produce processors hope to achieve only a 1 log10 CFU/cm2 reduction per intervention treatment. This data suggests that by incorporating SDC, produce processors can improve their results 100-fold with only one step. Moreover, sensory evaluations of both poultry and produce treated with SDC indicated no difference in color, appearance or odor to untreated controls. Additionally, SDC had no effect on the nutritional composition of either poultry or produce.

In addition to providing better efficacy, our SDC-based products can provide users with the following benefits compared to the current processing chemicals they are using:

●	Easier to handle and dilute;

●	Non-corrosive to processing equipment; and

●	Non-toxic to manufacturing personnel by not creating noxious fumes or other detrimental environmental effluence

Based on their performance and characteristics, we believe our SDC-based products can provide our customers with significant advantages to the chemical interventions they are currently using and help them achieve their goal of improving the safety of processed foods they offer to consumers.

Business Strategy

Our goal is to become a sustainable company by commercializing the SDC-based products we have developed with our proprietary technology platform. We are focused on delivering leading antimicrobial products that address food safety risks across the food industry supply chain. Key aspects of our business strategy include:

●	Expanding sales and distribution for our products into the food industry with a focus on a dual track of food safety market opportunities:

●	Hard Surface Disinfectant - commercializing our current EPA registered PURE Hard Surface disinfectant and sanitizer for use in foodservice operations and food manufacturing

●	Direct Food Contact - commercializing FDA approved PURE Control as a direct food contact processing aid for fresh produce; commercializing FDA approved PURE Control as a food processing and intervention aid for food processors treating raw poultry subject to further USDA approval; expecting to commercialize, subject to both FDA and USDA approval, the use of SDC as a food processing and intervention aid for food processors treating raw beef and pork.

●	Establishing strategic alliances to maximize the commercial potential of our technology platform;

●	Developing additional proprietary products and applications; and

●	Protecting and enhancing our intellectual property.

In addition to our current products addressing food safety, we seek to leverage our technology platform through licensing and distribution collaborations to develop new products and enter into new markets that could potentially generate multiple sources of revenue.

Our Products

Our near-term focus is on delivering leading antimicrobial products that address food safety risks across the food industry supply chain. We currently offer PURE Hard Surface as a food contact surface sanitizer and disinfectant to restaurant chains and food processors. We also offer PURE Control as a direct food contact processing aid. We received the required FDA approvals to market PURE Control as a direct food contact processing aid for raw poultry and fresh produce in December 2015 and January 2016, respectively. In July 2016, we received a “No Objection Letter” from the USDA’s Food Safety and Inspection Service (FSIS) granting approval for SDC-based PURE Control to be used as a spray or dip applied to poultry carcasses, parts and organs in pre-OLR (on-line reprocessing) and post chill processing of fresh poultry. We have not, however, received the required approval from the USDA to utilize PURE Control in OLR poultry processing, which effectively restricts our ability to commercialize PURE Control for poultry processing until we receive such additional approval. We continue our on-going plant trials to optimize the application of PURE Control, including with higher concentrations of SDC, in OLR to gain USDA approval for use in that stage of poultry processing. Based on these on-going plant trials, we have submitted an additional FCN to the FDA to allow us to use higher concentrations of SDC in poultry processing to have the flexibility to adjust to varying plant and processing conditions. Additionally, we are currently testing and continuing development of PURE Control to allow us to seek regulatory approval to also utilize PURE Control as a direct food contact processing aid for raw meats, including beef and pork.

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In addition to our direct sales efforts with PURE Hard Surface and PURE Control, we market and sell our SDC-based products indirectly through third-party distributors. In addition to PURE Hard Surface and PURE Control, we manufacture and sell (i) SDC-based products for end use, (ii) products preserved with SDC and (iii) SDC as a raw material ingredient for manufacturing use.

PURE® Hard Surface Disinfectant and Sanitizer (Ready to Use)

PURE Hard Surface is our SDC-based, patented and EPA-registered, ready-to-use hard surface disinfectant and food contact surface sanitizer. PURE Hard Surface combines high efficacy and low toxicity with bacterial and viral kill times in as few as 30-seconds and 24-hour residual protection. The product kills resistant pathogens such as MRSA and Carbapenem-resistant Klebsiella pneumoniae (NDM-1), and effectively eliminates dangerous fungi and viruses including HIV, Hepatitis B, Hepatitis C, Norovirus, Influenza A, Avian Influenza and H1N1. It also eradicates hazardous food pathogens such as E. coli, Salmonella, Campylobacter and Listeria. PURE Hard Surface delivers broad-spectrum efficacy yet remains classified as least-toxic by the EPA. The active ingredient, SDC, has been designated as “Generally Recognized as Safe,” or GRAS, for use on food processing equipment, machinery and utensils.

PURE Control®

We have the necessary regulatory approvals from the FDA to offer PURE Control as a direct food contact processing aid for fresh produce and raw poultry. We also have regulatory approvals from the USDA for certain methods of application of PURE Control on poultry and we are also performing additional trials to gain further USDA approvals for additional food contact applications for poultry. Additionally, we are currently testing and continuing development of PURE Control to allow us to seek regulatory approval to also utilize PURE Control as a direct food contact processing aid for raw meats, including beef and pork.

Poultry Processing Aid. In December 2015, we received the required approvals from the FDA stating that our FCN (food contact notification) for SDC as a raw poultry processing aid is complete. We have received a “No Objection Letter” from the USDA’s Food Safety and Inspection Service (FSIS) granting approval for SDC-based PURE Control to be used as a spray or dip applied to poultry carcasses, parts and organs in pre-OLR (on-line reprocessing) and post chill processing of fresh poultry. We have not, however, received the required approval from the USDA to utilize PURE Control in OLR poultry processing, which effectively restricts our ability to commercialize PURE Control for poultry processing until we receive such additional approval. We continue our on-going plant trials to optimize the application of PURE Control, including with higher concentrations of SDC, in OLR to gain USDA approval for use in that stage of poultry processing. Based on these on-going plant trials, we have submitted an additional FCN to the FDA to allow us to use higher concentrations of SDC in poultry processing to have the flexibility to adjust to varying plant and processing conditions.

Testing data conducted by Dr. James Marsden at Kansas State University and submitted in support of our FCN showed that, SDC achieved an average reduction in Salmonella of 2.75 log10 CFU/cm2 when applied as an OLR (online reprocessing) spray and 6.28 log10 CFU/cm2 when combined with an immersion chilling process simulating current U.S. industry practices. We believe that testing by Dr. Marsden provides support for the following benefits of SDC for poultry processing:

●	The use of SDC antimicrobial solution in poultry processing has the potential to enable plants to achieve non-detectable Salmonella levels post-chill process.

●	A sensory evaluation of SDC showed no difference in color, appearance or odor in treated poultry.

●	SDC has a neutral to positive impact on yield.

●	SDC offers a highly effective alternative to hazardous and difficult to blend chemicals currently used as treatments in raw poultry processing.

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●	SDC is a significant improvement over current processing practices. The product is:

	●	Easier to handle and dilute;

	●	Non-corrosive to processing equipment;

	●	Does not create noxious fumes; and

	●	Poultry processors will also benefit from the highly stable solution, ease of use and improved worker safety.

Produce Processing Aid. In January 2016, we received the required approvals from the FDA stating that our FCN for SDC as a spray or dip on processed fruits and vegetables is complete. We were not required to obtain any approvals from the USDA to use PURE Control as a produce processing aid.

Data from testing conducted by Dr. James Marsden at Kansas State University and submitted in support of our FCN for produce showed that SDC achieved average reductions up to 2.36 log10 CFU/cm2 when applied alone as a spray and up to 3.10 log10 CFU/cm2 when combined with chlorine wash, simulating current processing practices. Sensory evaluations of produce treated with SDC indicated no difference in color, appearance or odor to untreated controls; and SDC had no effect on the nutritional composition of the produce.

Currently, produce processors target achieving only a 1 log10 CFU/cm2 reduction per intervention treatment. Data suggests that by incorporating SDC, processors can improve their results 100-fold with only one step. This represents a significant advantage to produce processors as well as improvement to the safety of processed produce going to the consumer.

Other Processing Aids under Development. We are currently testing and continuing development of PURE Control to allow us to seek regulatory approval to also utilize PURE Control as a direct food contact processing aid for raw meats, including beef and pork. Subject to successful pilot testing results and development, we intend to submit for both FDA and USDA approval during 2017. In addition, we may identify other food processing opportunities for SDC.

Additional SDC-Based Products

In addition to PURE Hard Surface and PURE Control, we manufacture and sell (i) SDC-based products for end use, (ii) products preserved with SDC and (iii) SDC as a raw material ingredient for manufacturing use. These products include:

Product Name	Product Use	EPA Registration
PURE Complete Solution:

PURE® Multi-Purpose and Floor Cleaner Concentrate	Cleaner	Not applicable

PURE® Multi-Purpose Hi-Foam Cleaner Concentrate	Cleaner	Not applicable

Axen® 30	Disinfectant	Axen30

Axenohl®	Raw material ingredient	Axenohl

SILVÉRION®	Raw material ingredient	Not applicable

PURE Complete Solution

Our PURE Complete Solution is comprised of PURE Hard Surface and concentrated cleaning products that were launched as companion products to PURE Hard Surface. The PURE Complete Solution offers a comprehensive, cost-effective and user-friendly cleaning, disinfecting and sanitizing product line to end-users including our targeted foodservice, food manufacturing and food processing customers. We can also target this product line to hospital and medical care facilities, janitorial service providers and the distributors that supply them.

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PURE Multi-Purpose and Floor Cleaner Concentrate (End-User Dilutable)

PURE Multi-Purpose Cleaner is an environmentally responsible cleaning product that is protected by SDC. SDC ensures the quality and safety of PURE Multi-Purpose and Floor Cleaner without human or environmental exposure to toxic chemical preservatives. PURE Multi-Purpose and Floor Cleaner is non-toxic and non-flammable and contains no EDTA, phosphates, ammonia or bleach as well as no VOCs or NPEs. This efficient cleaner provides professional strength cleaning in a concentrate formula that yields a 1:96 – 1:256 use dilution that is safe for use on all resilient surfaces, including floors, glass and food contact surfaces.

PURE Multi-Purpose Hi-Foam Cleaner Concentrate (End-User Dilutable)

PURE Multi-Purpose Hi-Foam Cleaner is an environmentally responsible, professional strength high foam forming cleaning product that is protected by SDC. SDC ensures the quality and safety of PURE Multi-Purpose Hi-Foam Cleaner without human or environmental exposure to toxic chemical preservatives. PURE Multi-Purpose Hi-Foam Cleaner is non-toxic and non-flammable and contains no EDTA, phosphates, ammonia or bleach as well as no VOCs or NPEs. PURE Multi-Purpose Hi-Foam Cleaner provides high foam cleaning in a concentrate formula that yields a 1:50 use dilution that is safe for use on stainless steel equipment, resilient floors, walls and painted surfaces.

Axen® 30 (Ready-to-Use)

Axen30 is our patented and EPA-registered hard surface disinfectant and is a predecessor ready-to-use product to PURE Hard Surface. Axen30 is currently sold on a limited basis by distributors under their respective private labels.

Axenohl® (Raw Material Ingredient)

Axenohl is our patented and EPA-registered SDC-based antimicrobial formulation for use as a raw material ingredient in the manufacturing of EPA-registered products. Axenohl is a colorless, odorless and stable solution that provides fast acting efficacy against bacteria, viruses and fungi when manufactured into consumer and commercial disinfecting and sanitizing products.

SILVÉRION® (Raw Material Ingredient)

SILVÉRION is our patented SDC-based antimicrobial formulation for use as a raw material ingredient in the manufacturing of personal care products. It can be used as either an active ingredient or a preservative. SILVÉRION is a colorless, odorless and stable solution that provides ionic silver in a water-soluble form. It provides fast acting efficacy at low concentrations against a broad-spectrum of bacteria, viruses, yeast and molds. SILVÉRION is currently sold domestically and outside of the United States in various personal care products.

EPA Registrations

We sell our EPA-regulated products under the following three EPA registrations: (i) SDC3A, our hard surface disinfectant and food contact surface sanitizer, (ii) Axen30, our hard surface disinfectant, and (iii) Axenohl, our antimicrobial formulation for use as a raw material in the manufacturing of EPA-registered products.

Pure Hard Surface SDC3A Registration

The EPA registration for SDC3A, marketed as PURE Hard Surface, our disinfectant and food contact surface sanitizer, includes the following efficacy claims:

Organism	Kill Time
Pseudomonas aeruginosa	30 seconds

Salmonella enterica	30 seconds

Staphylococcus aureus	2 minutes

Listeria monocytogenes	2 minutes

Vancomycin resistant Enterococcus faecium (VRE)	2 minutes

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Organism	Kill Time
Methicillin resistant Staphylococcus aureus (MRSA)	2 minutes

Community Associated Methicillin resistant Staphylococcus aureus (CA-MRSA)	2 minutes

Community Associated Methicillin resistant Staphylococcus aureus (CA-MRSA-PVL)	2 minutes

Escherichia coli O157:H7	2 minutes

Acinetobacter baumannii	2 minutes

Campylobacter jejuni	2 minutes

Carbapenem resistant Escherichia coli	2 minutes

Carbapenem resistant Klebsiella pneumoniae	2 minutes

Carbapenem resistant Klebsiella pneumonia, NDM-1 +	2 minutes

Trichophyton mentagrophytes (Athlete’s Foot Fungus)	5 minutes

HIV type 1	30 seconds

Rotavirus	30 seconds

Human Coronavirus	30 seconds

Influenza A (H1N1)	30 seconds

Swine Influenza A (H1N1)	30 seconds

Respiratory Syncytial Virus	30 seconds

Adenovirus Type 2	30 seconds

Avian Influenza A	30 seconds

Influenza A	30 seconds

Hepatitis B Virus (HBV)	60 seconds

Hepatitis C Virus (HCV)	60 seconds

Murine Norovirus	60 seconds

Norovirus	60 seconds

Herpes Simplex Type 1	60 seconds

Rhinovirus	60 seconds

Polio Type 2	60 seconds

The EPA registration for SDC3A also claims 24-hour residual protection against bacteria.

Toxicity Categories

The EPA categorizes the toxicity of antimicrobial products from Category I to Category IV. The following table shows the EPA toxicity categories and required signal words.

Toxicity Category	Signal Word
I	DANGER, POISON
II	WARNING
III	CAUTION
IV	None required

SDC3A is a Category IV product for which no signal words are required.

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Axen30 Registration

Axen®30 is a hard surface disinfectant and is a predecessor product to SDC3A. It offers similar broad-spectrum efficacy but longer kill times. Axen30 is not approved for use on food contact surfaces. Axen30 is currently sold on a limited basis by distributors under their respective private labels.

Axenohl Registration

Axenohl is registered as a raw material ingredient for the manufacturing of EPA-registered products and as such does not carry specific efficacy claims.

Intellectual Property

Our policy is to pursue patents and trademarks, maintain trade secrets and use other means to protect our technology, inventions and improvements that are commercially important to the development of our business.

We have applied for U.S. and foreign patent protection for our SDC technology. Currently, we own twelve U.S. issued patents. Approximately twenty-six patents have been issued outside of the U.S., and we own approximately ten patents pending around the world. The expiration dates for our ten U.S. issued patents begin in 2018 and end in 2030. In September 2013, we decided to abandon pending and issued patents in non-strategic international territories. Future patent prosecution and defense efforts are intended primarily for North America, Europe, Asia and Mexico.

Additional patent applications may not be granted, or, if granted, may not provide adequate protection to us. We also intend to rely on whatever protection the law affords to trade secrets, including unpatented know-how. Other companies, however, may independently develop equivalent or superior technologies or processes and may obtain patents or similar rights with respect thereto.

Although we believe that we have developed our technology independently and have not infringed, and do not infringe, on the patents of others, third parties may make claims that our technology does infringe on their patents or other intellectual property. In the event of infringement, we may, under certain circumstances, be required to modify our infringing product or process or obtain a license. We may not be able to do either of those things in a timely manner if at all, and failure to do so could have a material adverse effect on our business. In addition, we may not have the financial or other resources necessary to enforce a patent infringement or proprietary rights violation action or to defend ourselves against such actions brought by others. If any of the products we develop infringe upon the patent or proprietary rights of others, we could, under certain circumstances, be enjoined or become liable for damages, which would have a material adverse effect on our business.

We also rely on confidentiality and nondisclosure agreements with our employees, customers, consultants, advisors, licensees and potential partners to protect our technology, intellectual property and other proprietary property. Pursuant to the foregoing and for other reasons, we face the risk that our competitors may acquire information which we consider to be proprietary, that such parties may breach such agreements or that such agreements will be inadequate or unenforceable.

Further, we own the registered trademarks or pending trademark applications for PURE Bioscience®, Powered by SDC Ag+®, PURE®, Axenohl®, Axen®, SILVÉRION®, and PURE Control®. In addition, we have applications for other trademarks pending around the world, which may or may not be granted. We previously allowed the marks Kinderguard®, Cruise Control®, Staphacide® , Nutripure®, Elderguard®, and Critterguard® to be abandoned, as they were no longer in line with our food safety business strategy.

Research and Development

We recognize the importance of innovation to our business strategy and long-term success. A key aspect of our business strategy is to leverage our technology platform to develop additional proprietary products and applications, including end use products and raw material formulations derived from our technology platform. We conduct our primary research and development activities in-house and use third-party laboratories to conduct independent testing. We also engage development partners to perform research and development activities at their own expense for specific products and processes using SDC. Amounts spent on research and development activities during the fiscal years ended July 31, 2016 and 2015 were $927,000 and $790,000, respectively.

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We have developed several new SDC-based products, including a dilutable food processing aid PURE Control. In addition, we may continue to develop or may develop with strategic partners various other SDC-based product candidates including a dilutable food contact surface sanitizer, hard surface disinfecting and skin cleansing wipes, formulations for industrial biofilm control, high level disinfectants, agriculture treatments, dilutable sanitizer and virucide, food additives and preservatives as well as medical products.

Sales and Marketing

A critical aspect of our business strategy is to leverage the industry experience of our internal sales force and management team in order to maximize the commercial potential of our technology platform in the food industry. During 2015 and 2016, we strengthened our internal sales and marketing capability by adding to our team experienced food industry sales professionals.

According to the CDC, FDA and other food industry sources, food contamination and food borne illnesses have been increasing. We believe our focus on food safety is addressing a significant need to provide safe, non-toxic and effective solutions to mitigate the increase of food contamination and food borne illnesses. We believe our products can be used effectively to prevent or mitigate the risk of food contaminants in various stages of the food supply chain. Our current sales and marketing efforts include demonstrating our SDC products’ effectiveness as a hard surface disinfectant and sanitizer for:

1.	Foodservice operators – such as food preparation and cooking surfaces; consumer eating and other common areas; and drink and ice dispensers.

2.	Food manufacturers and processors – such as food production and transportation equipment.

Our sales team is actively developing customer relationships with certain segments of foodservice operators, food processors and food manufacturers. Due to both the technical nature of our products and existence of established brands, the sales cycle to secure a new customer is long and unpredictable. We have recently conducted numerous successful product evaluation trials and comparative testing of our SDC-based products with prospective customers, which we believe will result in future revenue. We believe our products provide superior pathogen and hygiene control performance characteristics as compared with legacy chemical products, which also have higher toxicity profiles than our SDC-based products.

In addition to our direct sales and marketing efforts, we intend to selectively form partnerships with industry leaders for a variety of uses and applications of our products and technology. These partnerships may be for both U.S. and international markets where we believe we may leverage the product development, sales and marketing resources of business partners to commercialize our SDC technology in their respective markets.

A significant portion of our historical revenues were generated by an international chemical distributor who sold our SDC-based formulations to other manufacturers for use as a raw material ingredient in the production of personal care products. Other historical revenues were primarily to U.S. distributors who sold our SDC-based products into the consumer, industrial janitorial and sanitization market.

Sales Concentration

Net product sales were $1,289,000 and $729,000 for the years ended July 31, 2016 and 2015, respectively. For the year ended July 31, 2016, one customer accounted for 37% of our net product sales. No other individual customer accounted for 10% or more of our net product sales. The geographic breakdown of net product sales was as follows for the year ended July 31, 2016: 100% U.S. For the year ended July 31, 2015, one customer accounted for 47% of our net product sales. No other individual customer accounted for 10% or more of our net product sales. The geographic breakdown of net product sales was as follows for the year ended July 31, 2015: 97% U.S. and 3% foreign.

From time to time, one or a small number of our customers may represent a significant percentage of our revenue. Our three largest customers accounted for 54% of our revenue for the fiscal year ended July 31, 2016. Although we have agreements with many of our customers, these agreements typically do not prohibit customers from purchasing products and services from competitors. A decision by any of our major customers to significantly reduce the amount of product ordered or license fees paid, or their failure or inability to pay amounts owed to us in a timely manner, or at all, could have a significant adverse effect on our business.

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Competition

The markets for SDC, our SDC-based products and each of their potential applications are highly competitive. We have a number of competitors that vary in size, scope and breadth of products offered. These competitors include some of the largest global corporations, and most of our competitors have significantly greater financial resources than we do and offer multiple service and product offerings as well as consulting services to their customers. We expect to face additional competition from other competitors and technologies in the future.

Because SDC is a new antimicrobial technology to the food industry, our success will depend, in part, upon our ability to achieve a share of our target markets at the expense of established and future products. Even where SDC may have technological competitive advantages over competing products, we, our partners or our distributors, will need to invest significant resources in order to attempt to displace traditional technologies sold by, what are in many cases, well-known industry leaders.

Manufacturing

On December 11, 2013, we entered into a five-year strategic collaboration agreement with St. Louis-based Intercon Chemical Company (“ICC”). The agreement consists of a multi-prong approach to help us accelerate the commercialization of our unique and proprietary SDC-based products. The strategic collaboration agreement provides:

●	ICC licenses from PURE its patents and technology know-how for the exclusive manufacture of our SDC-based products.

●	ICC will invest in plant improvements to allow for expanded SDC production.

●	ICC’s R&D team will collaborate on SDC product line development.

●	ICC licenses the distribution rights for SDC-based products into its core businesses of institutional cleaning and sanitation products.

●	ICC will also develop a new initiative focused on US hospital, healthcare and medical facilities.

●	PURE earns royalty income on SDC-products sold by ICC and its affiliates.

The agreement may be terminated by mutual written consent, or by either party upon the material breach of the terms of the agreement by the other party.

Silver is the primary active ingredient in SDC and is a readily available commodity. The other active and inactive ingredients in our products are readily available from multiple sources.

Government Regulation

Our business is subject to various government regulations relating to the protection of public health and the environment. Among these are laws that regulate the manufacture, storage, distribution and labeling of our products, as well as the use, handling, storage and disposal of certain materials in the manufacturing of our products.

Regulation in the United States

Certain environmental and regulatory matters significant to us are discussed below.

Requirements Imposed by the EPA and Similar State Agencies

We manufacture and sell in the U.S. certain disinfecting products that kill or reduce microorganisms (bacteria, viruses, fungi). The manufacture, labeling, handling and use of these products are regulated by the EPA under the Federal Insecticide, Fungicide, and Rodenticide Act, or FIFRA. We currently sell three products registered by the EPA under FIFRA, certain of which are approved for use on food contact surfaces and others of which are approved for use on non-food contact hard surfaces. EPA product registration requires meeting certain efficacy, toxicity and labeling requirements and paying ongoing registration fees.

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Although states do not generally impose substantive requirements different from those of the EPA, each state in which our products are sold requires registration and payment of a fee. California and certain other states have adopted additional regulatory programs applicable to these types of products that, in some cases, impose a fee on total product sales in the state.

Based on our experience and our knowledge of current trends, we expect the costs and delays in receiving necessary federal and state approvals for these types of products may increase in the coming years.

Requirements Imposed by the FDA and USDA

The FDA’s FCN Program is intended to ensure the safety of Food Contact Substances (FCS) used in food processing and packaging.

●	The FCN review period is 120 days from filing, after which, if there are no concerns from the FDA, the FCN automatically becomes effective.

●	An FCN is considered to be proprietary as it applies only to the specific product and manufacturer or supplier identified in the FCN.

In addition to the FDA’s FCN Program, the Company will be required to obtain USDA approval for the use of PURE Control on meat or dairy products.

●	Upon the FDA’s granting of an FCN on a meat or dairy product, PURE will be required to submit the FCN to the Food Safety and Inspection Service (FSIS) of the USDA for a new technology review.

●	As part of the FSIS review process, PURE may be required to conduct up to three in-plant process validation and optimization trials with the authorization of the USDA.

●	After successful completion of the in-plant validation trials, the USDA will issue a “Letter of No Objection” and list the Company’s SDC-based product as an OLR processing aid in Attachment 1 of FSIS Directive 7120.1, Safe and Suitable Ingredients Used in the Production of Meat and Poultry Products.

Requirements Imposed by Ingredient Legislation

Numerous federal, state and local laws regulate the sale of products containing certain identified ingredients that may impact human health and the environment. For instance, California has enacted Proposition 65, which requires the disclosure of specified listed ingredient chemicals on the labels of products. Although none of the ingredients in our current products is reportable under Proposition 65, this and other similar legislation may become more comprehensive in the future and/or new products we may develop could be subject to these regulations.

Requirements Imposed by Other Environmental Laws

A number of federal, state and local environmental, health and safety laws govern the use, handling, storage and disposal of certain materials. Our current manufacturing process for SDC-based products is a “zero waste” process, meaning that no byproducts are created, and we do not use hazardous materials, as defined by applicable environmental laws, in the manufacturing of these products. As such, some of these U.S. environmental laws are not generally applicable to us in their current form. However, these laws may in the future identify as hazardous materials certain materials that we use in our manufacturing processes, or we may opt to or be forced to change our manufacturing procedures in a way that subjects our products or operations to these laws.

Requirements Imposed by the FDA and USDA

Various laws and regulations have been enacted by federal, state, local and foreign jurisdictions regulating certain products we anticipate manufacturing and selling for controlling microbial growth in or on foods. In the United States, these requirements generally are administered by the FDA. However, the U.S. Department of Agriculture and EPA also may share in regulatory jurisdiction of antimicrobials applied directly to food as it pertains to poultry and meats.

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Regulation Outside the United States

The commercialization of SDC-based products in countries other than the U.S. may require that we, or companies with whom we partner for such foreign commercialization, obtain necessary approvals from foreign regulatory authorities comparable to the EPA and USDA, among others. Applicable approval processes and ongoing requirements vary from country to country and may involve more time and expense than that required to obtain approvals in the U.S. In international markets, we currently sell our products under active registrations held by us, or by our distributors. We intend to continue to process registrations ourselves or through distributors as required.

We currently hold a registration from Health Canada for our disinfectant product. Other third-party distributors are actively pursuing registrations for our disinfectant products in various Asian markets. Additionally, an opinion has been granted under the Scientific Committee on Consumer Products to sell SDC in the European Union for use in cosmetics, which includes personal care products.

Employees

As of June 30, 2017, we employed 13 regular full-time employees. We believe that we have been successful in attracting skilled and experienced personnel, but competition for personnel is intense and there can be no assurance that we will be able to attract and retain qualified personnel in the future. None of our employees are covered by collective bargaining agreements and we consider relations with our employees to be good.

Company Information

We were incorporated in the state of California in August 1992 as Innovative Medical Services. In September 2003, we changed our name to PURE Bioscience. In March 2011, we reincorporated in the state of Delaware under the name “PURE Bioscience, Inc.”

Our corporate offices are located at 1725 Gillespie Way, El Cajon, California 92020. Our telephone number is (619) 596-8600. Our website address is www.purebio.com. We make available free of charge on our website our periodic and current reports, proxy statements and other information as soon as reasonably practicable after such reports are filed with the Securities and Exchange Commission, or SEC. Information contained on, or accessible through, our website is not part of this prospectus or our other filings with the SEC. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

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LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of our business. The impact and outcome of litigation, if any, is subject to inherent uncertainties, and any adverse result in these or other matters may arise from time to time that could harm our business. We are not currently aware of any such legal proceedings or claims to which we are or our wholly owned subsidiary is a party or of which any of our property is subject that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

All references to “PURE,” “we”, “our,” “us” and the “Company” refer to Pure Bioscience, Inc. and our wholly owned subsidiary.

The discussion in this section contains forward-looking statements. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “would” or “will” or the negative of these terms or other comparable terminology, but their absence does not mean that a statement is not forward-looking. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which could cause our actual results to differ from those projected in any forward-looking statements we make. Several risks and uncertainties we face are discussed in more detail under “Risk Factors” elsewhere in this prospectus or in the discussion and analysis below. You should, however, understand that it is not possible to predict or identify all risks and uncertainties and you should not consider the risks and uncertainties identified by us to be a complete set of all potential risks or uncertainties that could materially affect us. You should not place undue reliance on the forward-looking statements we make herein because some or all of them may turn out to be wrong. We undertake no obligation to update any of the forward-looking statements contained herein to reflect future events and developments, except as required by law. The following discussion should be read in conjunction with the consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

Overview

Company Overview

We are focused on developing and commercializing proprietary antimicrobial products that provide safe and cost-effective solutions to the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented stabilized ionic silver, and our initial products contain silver dihydrogen citrate, or SDC. SDC is a broad-spectrum, non-toxic antimicrobial agent, which offers 24-hour residual protection and formulates well with other compounds. As a platform technology, we believe SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity and the inability of bacteria to form a resistance to it.

Our SDC-based technology platform has potential application in a number of industries. Our near-term focus is on offering products that address food safety risks across the food industry supply chain. In 2011, the Centers for Disease Control and Prevention (CDC) reported that foodborne illnesses affect more than 48 million people annually in the U.S., causing 128,000 hospitalizations and 3,000 fatalities. The CDC estimated that more than 9 million of these foodborne illnesses were attributed to major pathogens. The CDC reported that contaminated produce was responsible for approximately 46% of the foodborne illnesses caused by pathogens and 23% of the foodborne illness-related deaths in the US between 1998 and 2008. Among the top pathogens contributing to foodborne illness in the U.S. are Norovirus, Salmonella, Campylobacter, Staphylococcus, Shiga toxin–producing Escherichia coli and Listeria. Salmonella is the leading cause of hospitalization, followed by Norovirus, and is the leading cause of deaths related to foodborne illness.

Based on these statistics, we believe there is a significant market opportunity for our safe, non-toxic and effective SDC-based solutions. We currently offer PURE® Hard Surface as a food contact surface sanitizer and disinfectant to restaurant chains and food processors. We also offer PURE Control® as a direct food contact processing aid. We received the required FDA approvals to market PURE Control® as a direct food contact processing aid for raw poultry and fresh produce in December 2015 and January 2016, respectively. In July 2016, we received a “No Objection Letter” from the USDA’s Food Safety and Inspection Service (FSIS) granting approval for SDC-based PURE Control to be used as a spray or dip applied to poultry carcasses, parts and organs in pre-OLR (on-line reprocessing) and post chill processing of fresh poultry. In January 2017, we submitted an additional FCN to the FDA to allow use of higher SDC concentrations in poultry processing, allowing the flexibility to adjust to varying plant and processing conditions. In May 2017, we received a Final Letter from the FDA for this FCN as well as a “No Objection Letter” from the USDA’s Food Safety and Inspection Service (FSIS) granting approval for the higher concentrations of SDC-based PURE Control to be used as a spray or dip applied to poultry carcasses, parts and organs in pre-OLR (on-line reprocessing) and post chill processing of fresh poultry.

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We have not, however, received the required approval from the USDA to utilize PURE Control in OLR poultry processing, which effectively restricts our ability to commercialize PURE Control for poultry processing until we receive such additional approval. We continue our on-going plant trials to optimize the application of PURE Control, including with higher concentrations of SDC, in OLR to gain USDA approval for use in that stage of poultry processing. Additionally, we are currently testing and continuing development of PURE Control to allow us to seek regulatory approval to also utilize PURE Control as a direct food contact processing aid for raw meats, including beef and pork. In addition to our direct sales efforts with PURE Hard Surface and PURE Control, we market and sell our SDC-based products indirectly through third-party distributors.

Financial Overview

This financial overview provides a general description of our revenue and expenses.

Net Product Sales

We manufacture and sell SDC-based products for end use, and as a raw material for manufacturing use. We also license our products and technology to development and commercialization partners. Revenue is recognized when realized or realizable and earned. Any amounts received prior to satisfying revenue recognition criteria are recorded as deferred revenue. See “Critical Accounting Policies and Estimates – Revenue Recognition”.

Cost of Goods Sold

Cost of goods sold for product sales includes direct and indirect costs to manufacture products, including materials consumed, manufacturing overhead, shipping costs, salaries, benefits, reserved inventory, and related expenses of operations. Depreciation related to manufacturing is systematically allocated to inventory produced, and expensed through cost of goods sold at the time inventory is sold.

Selling, General and Administrative

Selling, general and administrative expense consists primarily of salaries and other related costs for personnel in business development, sales, finance, accounting, information technology, and executive functions. Other selling, general and administrative costs include product marketing, advertising, and trade show costs, as well as public relations and investor relations, facility costs, and legal, accounting and other professional fees.

Research and Development

Our research and development activities are focused on leveraging our technology platform to develop additional proprietary products and applications. Research and development expense consists primarily of personnel and related costs, product registration expenses, and third-party testing. We expense research and developments costs as incurred.

Other Income (Expense)

We record interest income, interest expense, change in derivative liabilities, as well as other non-operating transactions, as other income (expense) in our consolidated statements of operations.

Fluctuations in Operating Results

Our results of operations have fluctuated significantly from period to period in the past and are likely to continue to do so in the future. We anticipate that our results of operations will be affected for the foreseeable future by several factors that may contribute to these periodic fluctuations, including fluctuations in the buying patterns of our current or potential customers for which we have no visibility, the mix of product sales including a change in the percentage of higher or lower margin formulations and packaging configurations of our products, the cost of product sales including component costs and contract labor as needed to meet fluctuations in demand not supportable by our existing workforce, our inability for any reason to be able to meet demand, the achievement and timing of research and development and regulatory milestones, unforeseen changes in expenses, including non-cash expenses such as the fair value of equity awards granted and the fair value change of derivative liabilities, the calculation of which includes several variable assumptions, and unforeseen manufacturing or supply issues, among other issues. Due to these fluctuations, we believe that the period-to-period comparisons of our operating results are not a reliable indication of our future performance. As of the date of this filing, we are not aware of any trends in these factors or events or conditions that we believe are reasonably likely to impact our results of operations in the future.

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Comparison of the Three Months Ended April 30, 2017 and 2016

Net Product Sales

Net product sales were $338,000 and $403,000 for the three months ended April 30, 2017 and 2016, respectively. The decrease of $65,000 was primarily attributable to fluctuations within our existing legacy customer base.

For the three months ended April 30, 2017, two individual customer accounted for 23% and 17%, of our net product sales, respectively. No other individual customer accounted for 10% or more of our net product sales. The geographic breakdown of net product sales was as follows: 100% U.S.

For the three months ended April 30, 2016, two individual customers accounted for 48% and 25%, of our net product sales, respectively. No other individual customer accounted for 10% or more of our net product sales. The geographic breakdown of net product sales was as follows: 100% U.S.

Cost of Goods Sold

Cost of goods sold was $132,000 and $116,000 for the three months ended April 30, 2017 and 2016, respectively. The increase of $16,000 was primarily attributable to the sale of higher cost packaging configurations sold during the quarter ended April 30, 2017, as compared with the prior period.

Gross margin as a percentage of net product sales, or gross margin percentage, was 61% and 71% for the three months ended April 30, 2017 and 2016, respectively. The decrease in gross margin percentage was primarily attributable to the sale of lower margin formulations and packaging configurations of our products during the quarter ended April 30, 2017, as compared with the prior period.

Selling, General and Administrative Expense

Selling, general and administrative expense was $1,302,000 and $1,385,000 for the three months ended April 30, 2017 and 2016, respectively. The decrease of $83,000 was primarily attributable to decreased personnel and marketing costs offset by increased business development fees.

Research and Development Expense

Research and development expense was $222,000 and $205,000 for the three months ended April 30, 2017 and 2016, respectively. The increase of $17,000 was primarily attributable to third-party testing and research supporting our FDA approval efforts.

Share-Based Compensation

Share-based compensation expense was $275,000 and $186,000 for the three months ended April 30, 2017 and 2016, respectively. The increase of $89,000 is primarily due to the vesting of stock options granted to employees, directors and consultants supporting our selling, general and administrative, and research and development functions during the three months ended April 30, 2017.

Change in Derivative Liabilities

Change in derivative liabilities for the three months ended April 30, 2017 and 2016 was an increase of $147,000 and a decrease of $1,506,000, respectively. The current period increase is primarily due the assumptions used in the fair value pricing model for warrants at the end of the reporting period. The prior period decrease is primarily due to the expiration of 8,666,666 warrants issued in connection with the October Private Placement Financings, as well as, a decrease in the Company’s common stock price and updates to the assumptions used in the fair value pricing model (See Notes 8 and 9 to the condensed consolidated financial statements included in this prospectus).

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Interest Expense

Interest expense for the three months ended April 30, 2017 and 2016 was $1,000 and $3,000, respectively.

Other Income (Expense)

Other income for the three months ended April 30, 2017 and 2016 was $3,000 and $16,000, respectively.

Comparison of the Nine Months Ended April 30, 2017 and 2016

Net Product Sales

Net product sales were $1,316,000 and $765,000 for the nine months ended April 30, 2017 and 2016, respectively. The increase of $551,000 was primarily attributable to new customer sales in the food safety industry, as well as sales fluctuations within our existing legacy customer base.

For the nine months ended April 30, 2017, three individual customers accounted for 26%, 23% and 11% of our net product sales, respectively. No other individual customer accounted for 10% or more of our net product sales. The geographic breakdown of net product sales was as follows: 100% U.S.

For the nine months ended April 30, 2016, two individual customers accounted for 45% and 13%, of our net product sales, respectively. No other individual customer accounted for 10% or more of our net product sales. The geographic breakdown of net product sales was as follows: 100% U.S.

Cost of Goods Sold

Cost of goods sold was $531,000 and $218,000 for the nine months ended April 30, 2017 and 2016, respectively. The increase of $313,000 was primarily attributable to increased net product sales.

Gross margin as a percentage of net product sales, or gross margin percentage, was 60% and 72% for the nine months ended April 30, 2017 and 2016, respectively. The decrease in gross margin percentage was primarily attributable to the sale of lower margin formulations and packaging configurations of our products during the nine months ended April 30, 2017 as compared with the prior period.

Selling, General and Administrative Expense

Selling, general and administrative expense was $3,972,000 and $3,857,000 for the nine months ended April 30, 2017 and 2016, respectively. The increase of $115,000 was primarily attributable to increased personnel costs offset by decreased marketing costs and legal fees.

Research and Development Expense

Research and development expense was $684,000 and $679,000 for the nine months ended April 30, 2017 and 2016, respectively. The increase of $5,000 was primarily attributable to third-party testing and research supporting our FDA approval efforts.

Share-Based Compensation

Share-based compensation expense was $723,000 and $1,621,000 for the nine months ended April 30, 2017 and 2016, respectively. The decrease of $898,000 is primarily due to the vesting of restricted stock units granted to employees and directors supporting our selling, general and administrative, and research and development functions during the prior fiscal year.

Fair Value of Derivative Liabilities in Excess of Proceeds

The fair value of derivative liabilities in excess of proceeds was zero and $1,867,000 for the nine months ended April 30, 2017 and 2016, respectively (See Note 9 to the condensed consolidated financial statements included this prospectus).

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Change in Derivative Liability

Change in derivative liabilities for the nine months ended April 30, 2017 and 2016 was a decrease of $153,000 and an increase of $6,241,000, respectively. The current period decrease is primarily due the assumptions used in the fair value pricing model for warrants at the end of the reporting period. The prior period increase is due to the 20,376,219 warrants issued in connection with the October and November 2015 Private Placement Financing, as well as, updates to the assumptions used in the fair value pricing model for warrants at the end of the reporting period (See Notes 8 and 9 to the condensed consolidated financial statements included in this prospectus).

Interest Expense

Interest expense for the nine months ended April 30, 2017 and 2016 was $4,000 and $8,000, respectively.

Other Income (Expense)

Other income for the nine months ended April 30, 2017 and 2016 was $28,000 and $34,000, respectively.

Comparison of the Years Ended July 31, 2016 and 2015

Net Product Sales

Net product sales were $1,289,000 and $729,000 for the years ended July 31, 2016 and 2015, respectively. The increase of $560,000 was primarily attributable to new customer sales in the food safety industry, as well as sales fluctuations within our existing legacy customer base. Our top three customers accounted for $691,000 of net product sales for the year ended July 31, 2016.

For the year ended July 31, 2016, one legacy customer accounted for 37% of our net product sales. No other individual customer accounted for 10% or more of our net product sales. The geographic breakdown of net product sales was as follows: 100% U.S.

For the year ended July 31, 2015, one legacy customer accounted for 47% of our net product sales. No other individual customer accounted for 10% or more of our net product sales. The geographic breakdown of net product sales was as follows: 97% U.S., and 3% foreign.

Cost of Goods Sold

Cost of goods sold was $441,000 and $285,000 for the years ended July 31, 2016 and 2015, respectively. The increase of $156,000 is primarily attributable to increased net product sales.

Gross margin, as a percentage of net product sales, or gross margin percentage, was 66% and 61% for the years ended July 31, 2016 and 2015, respectively. The increase in gross margin percentage was primarily attributable to the sale of higher margin formulations and packaging configurations of our products during the fiscal year ended July 31, 2016 as compared with the prior year.

Selling, General and Administrative Expense

Selling, general and administrative expense was $5,076,000 and $4,912,000 for the years ended July 31, 2016 and 2015, respectively. The increase of $164,000 was primarily attributable to business development and marketing costs, impairment expense and legal fees, offset by decreased facility and personnel costs.

Research and Development Expense

Research and development expense was $927,000 and $790,000 for the years ended July 31, 2016 and 2015, respectively. The increase of $137,000 was primarily attributable to third-party testing and research supporting our FDA approvals.

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Share-Based Compensation

Share-based compensation expense was $1,902,000 and $2,382,000 for the years ended July 31, 2016 and 2015, respectively. The decrease of $480,000 is primarily due to the vesting of restricted stock units granted to employees and directors supporting our selling, general and administrative, and research and development functions during the prior fiscal year (See Note 8 to the consolidated financial statements included in this prospectus).

Fair Value of Derivative Liabilities in Excess of Proceeds

The fair value of derivative liabilities in excess of proceeds was $1,867,000 and zero for the years ended July 31, 2016 and 2015, respectively. During the year ended July 31, 2016, we raised $8 million in private placement financings. In connection with the private placements, we issued warrants that contain derivative features. The expense recognized during the year ended July 31, 2016, is the result of the fair value of the warrant liabilities recorded in connection with the private placements in excess of the proceeds received.

Change in Derivative Liability

Change in derivative liability for the years ended July 31, 2016 and 2015 was an increase of $5,481,000 and a decrease of $5,000, respectively. The increase is due to the 20,376,219 warrants issued in connection with the October and November Private Placement Financings, as well as, warrant exercises, expirations, and cancellations and updates to the assumptions used in the fair value pricing model for warrants at the end of the reporting period.

Interest Expense, net

Interest expense for the years ended July 31, 2016 and 2015 was $10,000 and $8,000, respectively.

Other (Expense) Income, net

Other income for the years ended July 31, 2016 and 2015 was $44,000 and $16,000, respectively.

Liquidity and Capital Resources

Since our inception, we have financed our operations primarily through public and private offerings of securities, debt financing, and revenue from product sales and license agreements. We have a history of recurring losses, and as of April 30, 2017 we have incurred a cumulative net loss of $107,636,000.

During the nine months ended April 30, 2017, we completed a private placement offering pursuant to which we sold 1,572,941 shares of our common stock and warrants to purchase 1,572,941 shares of our common stock. The shares were sold at a per share purchase price of $0.85 per share, resulting in $1,337,000 in aggregate gross proceeds. After deducting fees of approximately $288,000, the net proceeds to us were $1,049,000. In addition, we received $80,000 from the exercise of warrants to purchase 106,000 shares of common stock. (See Note 10 to the condensed consolidated financial statements included in this prospectus).

As of April 30, 2017, we had $2,714,000 in cash and cash equivalents compared with $5,194,000 in cash and cash equivalents as of July 31, 2016. The net decrease in cash and cash equivalents was primarily attributable to the use of cash to fund our operations. Additionally, as of April 30, 2017, we had $2,433,000 of current liabilities, including $574,000 in accounts payable, compared with $2,536,000 of current liabilities, including $479,000 in accounts payable as of July 31, 2016. The net decrease in current liabilities was primarily due to the timing of accounts payable and the derivative liability incurred from the issuance of warrants associated with our November 2015 financing.

In addition, from time to time we have entered into employment agreements with our executives that, under certain cases, provide for the continuation of salary and certain other benefits if these executives are terminated under specified circumstances. These agreements generally expire upon termination for cause or when we have met our obligations under these agreements. As of June 30, 2017, no events have occurred resulting in the obligation of any such payments.

We do not have, and may never have, significant cash inflows from product sales or from other sources of revenue to fund our operations. Our existing cash resources are not sufficient to meet our anticipated needs over the next twelve months from the date hereof and, excluding proceeds from either additional capital or revenues and / or reduction in operating expenses, the existing cash resources will meet our anticipated needs at least through December 2017. The uncertainties surrounding our ability to continue to fund our operations raise substantial doubt about our ability to continue as a going concern.

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Our future capital requirements depend on numerous forward-looking factors. These factors may include, but are not limited to, the following: the acceptance of, and demand for, our products; our success and the success of our partners in selling our products; our success and the success of our partners in obtaining regulatory approvals to sell our products; the costs of further developing our existing products and technologies; the extent to which we invest in new product and technology development; and the costs associated with the continued operation, and any future growth, of our business. The outcome of these and other forward-looking factors will substantially affect our liquidity and capital resources.

Until we can generate significant cash from operations, we expect to continue to fund our operations with the proceeds of offerings of our equity and debt securities. However, we cannot assure you that additional financing will be available when needed or that, if available, financing will be obtained on terms favorable to us or to our stockholders. If we raise additional funds from the issuance of equity securities, substantial dilution to our existing stockholders would likely result. If we raise additional funds by incurring debt financing, the terms of the debt may involve significant cash payment obligations as well as covenants and specific financial ratios that may restrict our ability to operate our business. Further, any contracts or license arrangements we enter into to raise funds may require us to relinquish our rights to our products or technology, and we cannot assure you that we will be able to enter into any such contracts or license arrangements on acceptable terms, or at all. Having insufficient funds may require us to delay or scale back our marketing, distribution and other commercialization activities or cease our operations altogether.

We do not have any unused credit facilities or other sources of capital available to us at this time. We intend to secure additional working capital through sales of additional debt or equity securities, including through private placements of our securities. Our intended financing initiatives are subject to risk, and we cannot provide any assurance about the availability or terms of these or any future financings.

If we are unable to obtain sufficient capital, it will have a material adverse effect on our business and operations. It could cause us to fail to execute our business plan, fail to take advantage of future opportunities, or fail to respond to competitive pressures or customer requirements. It also may require us to significantly modify our business model and operations to reduce spending to a sustainable level, which may include delaying, scaling back or eliminating some or all of our ongoing and planned investments in corporate infrastructure, research and development projects, regulatory submissions, business development initiatives, and sales and marketing activities, among other investments. If adequate funds are not available when needed, we may be required to reduce or cease operations altogether.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based on our audited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures. We evaluate our estimates on an ongoing basis. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following accounting policies and estimates are critical to aid you in understanding and evaluating our reported financial results.

Revenue Recognition

We sell our products to distributors and end users. We record net sales when we sell products to our customers, rather than when our customers resell products to third parties. When we sell products to our customers, we reduce the balance of our inventory with a corresponding charge to cost of goods sold. We do not currently have any consignment sales.

Terms of our product sales are generally FOB shipping point. Net sales are recognized when delivery of the products has occurred (which is generally at the time of shipment), title has passed to the customer, the selling price is fixed or determinable, collectability is reasonably assured and we have no further obligations. Any amounts received prior to satisfying these revenue recognition criteria are recorded as deferred revenue. We record net sales net of discounts at the time of sale and report net sales net of such discounts.

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We also license our products and technology to development and commercialization partners. License fee revenue consists of product and technology license fees earned. If multiple-element arrangements require on-going services or performance, then upfront product and technology license fees under such arrangements are deferred and recognized over the period of such services or performance. Non-refundable amounts received for substantive milestones are recognized upon achievement of the milestone. Any amounts received prior to satisfying these revenue recognition criteria are recorded as deferred revenue.

Share-Based Compensation

We grant equity-based awards under share-based compensation plans. We estimate the fair value of share-based payment awards using the Black-Scholes option valuation model. This fair value is then amortized over the requisite service periods of the awards. The Black-Scholes option valuation model requires the input of subjective assumptions, including price volatility of the underlying stock, risk-free interest rate, dividend yield, and expected life of the option. Share-based compensation expense is based on awards ultimately expected to vest, and therefore is reduced by expected forfeitures. Changes in assumptions used under the Black-Scholes option valuation model could materially affect our net loss and net loss per share.

Impairment of Long-Lived Assets

In accordance with GAAP, if indicators of impairment exist, we assess the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, we measure the amount of such impairment by comparing the carrying value of the asset to the fair value of the asset and we record the impairment as a reduction in the carrying value of the related asset and a charge to operating results. Estimating the undiscounted future cash flows associated with long-lived assets requires judgment, and assumptions could differ materially from actual results. During the fiscal year ended July 31, 2016 we incurred $48,000 of expense related to the abandonment of a pending patent not associated with our core business. There were no patent impairments during the fiscal year ended July 31, 2015.

For purposes of testing impairment, we group our long-lived assets at the lowest level for which there are identifiable cash flows independent of other asset groups. Currently, there is only one level of aggregation for our intangible assets. We assess the impairment of long-lived assets, consisting of property, plant, equipment and finite-lived intangible assets primarily consisting of the worldwide patent portfolio of our silver ion technologies, annually, or whenever events or circumstances indicate that the carrying value may not be recoverable. Examples of such events or circumstances include:

●	an asset group’s inability to continue to generate income from operations and positive cash flow in future periods;

●	loss of legal ownership or title to an asset;

●	significant changes in our strategic business objectives and utilization of the asset(s); and

●	the impact of significant negative industry or economic trends

Additionally, on a quarterly basis we review the significant assumptions underlying our impairment assessment to determine that our previous conclusions remain valid. As part of our review, we consider changes in revenue growth rates, operating margins, working capital needs and other expenditures. With the exception of the impairment discussed above we have not identified any asset groups where undiscounted cash flows were not substantially in excess of carrying value.

Recoverability of assets to be held and used in operations is measured by a comparison of the carrying amount of an asset to the future net cash flows expected to be generated by the assets. The factors used to evaluate the future net cash flows, while reasonable, require a high degree of judgment and the results could vary if the actual results are materially different than the forecasts. In addition, we base useful lives and amortization or depreciation expense on our subjective estimate of the period that the assets will generate revenue or otherwise be used by us. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs.

We also periodically review the lives assigned to our intangible assets to ensure that our initial estimates do not exceed any revised estimated periods from which we expect to realize cash flows from the technologies. If a change were to occur in any of the above-mentioned factors or estimates, the likelihood of a material change in our reported results would increase.

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Derivative Financial Instruments

We do not use derivative instruments to hedge exposures to cash flow or market or foreign currency risks.

We review the terms of the common stock, warrants and convertible debt we issue to determine whether there are derivative instruments, including embedded conversion options that are required to be bifurcated and accounted for separately as derivative financial instruments. In circumstances where the host instrument contains more than one embedded derivative instrument, including a conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

Derivatives are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the equity or convertible debt instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds received are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the host instruments themselves, usually resulting in those instruments being recorded at a discount from their face value.

Various factors are considered in the pricing models we use to value the warrants, including the Company’s current stock price, the remaining life of the warrants, the volatility of the Company’s stock price, and the risk free interest rate. Future changes in these factors will have a significant impact on the computed fair value of the warrant liability. As such, we expect future changes in the fair value of the warrants to vary significantly from quarter to quarter.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements.

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MANAGEMENT

Information Regarding Our Board of Directors

Pursuant to our bylaws, the number of directors is fixed and may be increased or decreased from time to time by resolution of our Board of Directors, or the Board. The Board has fixed the number of directors at six members.

Information with respect to our current directors is shown below.

Name	Age	Director Since	Position(s) Held
Dave J. Pfanzelter	63	2013	Chairman
Henry R. Lambert	65	2013	Director, Chief Executive Officer
Gary D. Cohee	70	2013	Director
William Otis	60	2013	Director
Tom Y. Lee, CPA	67	2014	Director
Janet Risi Field	57	2017	Director

Dave J. Pfanzelter was appointed as our Chairman on August 13, 2013. He previously served as a director of the Company from February 2013 to July 2013. Mr. Pfanzelter served as senior vice president of Kellogg Company, president of Kellogg’s Specialty Channels and president of Kellogg Canada from May 2004 to May 2010, while also serving as part of the Kellogg Executive Committee and Global Leadership Team. Mr. Pfanzelter began his career in the food service industry in 1975 with Oscar Mayer Foods Corporation, serving in several key sales and marketing positions, including director of marketing and national sales manager. In 1995 he was appointed vice president of sales of Kraft Foodservice, representing the combined manufactured brands of Oscar Mayer, General Foods, and Kraft Foods. In 1998 Mr. Pfanzelter joined Keebler, serving as vice president and general manager of the food service division prior to Keebler’s acquisition by Kellogg in 2001. Since 1998, Mr. Pfanzelter has been on the board of directors of Doctor’s Associates, the parent company of Subway Restaurants, the nation’s largest restaurant chain. In February 2012, Mr. Pfanzelter joined the Advisory Board of Wrigley Foods. He also served on the Board of the International Food Service Manufacturer’s Association as chairman and member of its executive committee.

Henry R. Lambert was appointed to our Board and appointed as our Chief Executive Officer on September 10, 2013. Mr. Lambert is an accomplished food industry and consumer products executive with broad management skills, including strategic planning and business development, go-to-market execution, business integration and food safety. He has over 35 years of food industry experience, having worked at such notable companies as Heublein Inc., RJ Reynolds, Nabisco, Inc. and, Pinnacle Foods. He has held various business unit leadership positions servicing the foodservice and leading consumer food brands markets. Mr. Lambert has also served on boards and as a member of various food industry associations, including the International Foodservice Manufacturers Association (IFMA), Institute of Food Technologists and Safe Supply of Affordable Food Everywhere (SSAFE). From 2010 through June 2013, Mr. Lambert served as General Manager of the Global Food and Water Business of Underwriter Laboratories, where he was responsible for the start-up of the company’s food safety services business. From 2007 to 2010, Mr. Lambert served as Senior Vice President of Business Development, and then President, of Arrowstream Transportation, Inc., a provider of innovative supply chain management solutions to the foodservice industry whose key customers included Wendy’s, Applebee’s, Arby’s, TGIF, Sysco, and DMA. Prior to 2007, Mr. Lambert held executive positions with a number of high profile companies in the foodservice industry. Mr. Lambert earned his MBA in Finance from the University of Chicago, Booth School of Business, and his BA in Economics (with Honors) from Union College, Schenectady, N.Y.

Gary D. Cohee was appointed to our Board on August 13, 2013. He has over 40 years of experience as an investment banker, having started his career in 1973 with Blyth, Eastman Dillon & Co. Since 2004, Mr. Cohee has served as President and CEO of PMB Securities Corp. From 2011 until 2012, Mr. Cohee served on the Advisory Board of Force Fuels, Inc. During his career in the investment banking business, Mr. Cohee worked for a number of prestigious firms, including Bateman Eichler and Paulson Investment Company. Mr. Cohee graduated from California State University-Long Beach in 1968 with a BS degree in Business Administration. He previously served as President of the Long Beach Bond Club, the Southern California Options Society and the Long Beach Century Club.

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William Otis was appointed to our Board on October 8, 2013. Mr. Otis is currently the Executive Vice President of U.S. packaged meat operations for Smithfield Foods. Prior to this role, he was the President and Chief Operating Officer of Patrick Cudahy, LLC and Saratoga Food Specialties. Both companies are food manufacturing companies of John Morrell Food Group and Smithfield Foods. Mr. Otis began his career in 1980 with Oscar Mayer Foods Corporation serving in several operations, finance and marketing positions. In 1995, Mr. Otis joined Patrick Cudahy, serving as Vice President of Sales and Marketing and in 2004 was promoted to President and COO. Mr. Otis also took over the President and COO role at Saratoga Food Specialties in 2012. Mr. Otis earned his Master’s Degree in Business Management from the University of Wisconsin-Madison.

Tom Y. Lee, CPA was appointed to our Board on October 24, 2014. Mr. Lee is currently the Chairman and CEO of Swabplus, Inc., a contract manufacturer of single-dose applicator and formulation OEM products, and has served as Chairman and CEO since 2008. Mr. Lee has experience in manufacturing and selling applicator and formulation OEM products, manufacturing and distributing products in Asia and is experienced in accounting matters. Mr. Lee was formerly audit committee chairman at First Continental Bank (which merged with United Commercial Bank in 2003). Mr. Lee has been an active CPA since 1983 and earned his Master of Science in accounting from California State University Long Beach and his Bachelors in Business Administration from TamKang University in Taipei, Taiwan.

Janet Risi Field was appointed to our Board on July 26, 2017. Ms. Risi currently serves as President and Chief Executive Officer of Independent Purchasing Cooperative (“IPC”), a supply chain management organization, which she founded in 1996. IPC supplies all goods and services to the international fast food company, SUBWAY®. Risi formed IPC when SUBWAY had 7,000 restaurants, and has served on the SUBWAY Strategic Planning Council to help grow the brand to over 40,000+ units worldwide. IPC now manages in excess of $5 billion annually, covering food, packaging, equipment supplies, distribution, Gift and Loyalty card sales and marketing management, and services such as technology implementation. Prior to founding IPC, Ms. Risi was a commodities buyer for Ralston Purina. Ms. Risi also serves on the board of directors for Coral Gables Trust Bank and The Florida House. Ms. Risi received a B.A in English and a minor in Business from DePauw University.

Information Regarding Our Executive Officers

Information with respect to our current named executive officers is shown below. Since Henry R. Lambert also serve as a member of the Board, his executive officer’s biography is set forth under “Information Regarding the Board of Directors” above.

Name	Age	Position(s) Held	Position(s) Held Since
Henry R. Lambert	65	Chief Executive Officer	2013
Dave J. Pfanzelter	63	Chairman of the Board	2013
Mark Elliot	41	Vice President, Finance	2015

Mark Elliott was appointed as our Vice President Finance and Principal Financial and Accounting Officer on July 31, 2015. Mr. Elliott joined the Company in 2004 and has been responsible for managing all accounting and regulatory reporting activities since he was promoted to Controller in May 2006. He has also been responsible for establishing all current financial and reporting systems. Prior to joining the Company, Mr. Elliott worked in government accounting. He earned a Bachelor of Science, Business Administration-Accountancy at California State University-San Marcos.

Family Relationships

There is no family relationship between any current director or executive officer, or any director or executive officer during the fiscal year ended July 31, 2016.

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GOVERNANCE OF OUR COMPANY

Overview

We are committed to maintaining high standards of business conduct and corporate governance, which we believe are fundamental to the overall success of our business, serving our stockholders well and maintaining our integrity in the marketplace. Our Corporate Governance Guidelines and Code of Business Conduct and Ethics, together with our Certificate of Incorporation, Bylaws and the charters of our Board Committees, form the basis for our corporate governance framework. As discussed below, our Board of Directors has established two standing committees to assist it in fulfilling its responsibilities to the Company and its stockholders: the Audit Committee and the Compensation Committee. The Board of Directors performs the functions typically assigned to a Nominating and Corporate Governance Committee.

Corporate Governance Guidelines

Our Corporate Governance Guidelines are designed to ensure effective corporate governance of our Company. Our Corporate Governance Guidelines cover topics including, but not limited to, director qualification criteria, director responsibilities, director compensation, director orientation and continuing education, communications from stockholders to the Board, succession planning and the annual evaluations of the Board and its Committees. Our Corporate Governance Guidelines are reviewed regularly by the Board and revised when appropriate. The full text of our Corporate Governance Guidelines can be found in the “Corporate Governance” section of our website accessible at www.purebio.com. A printed copy may also be obtained by any stockholder upon request to our Corporate Secretary.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. This Code constitutes a “code of ethics” as defined by the rules of the SEC. This Code also contains “whistle blower” procedures adopted by our Audit Committee regarding the receipt, retention and treatment of complaints related to accounting, internal accounting controls or auditing matters and procedures for confidential anonymous employee complaints related to questionable accounting or auditing matters. Copies of the code may be obtained free of charge from our website, www.purebio.com. Any amendments to, or waivers from, a provision of our code of ethics that applies to any of our executive officers will be posted on our website in accordance with the rules of the SEC. Other than as specifically referenced herein, the information contained on, or that can be accessed through, our website is not a part of prospectus.

Director Independence

We are not currently listed on any national securities exchange or in an inter-dealer quotation system that has established a standard for independence. However, in evaluating the independence of our members and the composition of the committees of our Board of Directors, our Board utilizes the definition of “independence” as that term is defined by applicable listing standards of the NYSE MKT. As of the date hereof, our Board consists of six members, three of whom are considered independent as that term is defined by applicable listing standards of the NYSE MKT. Our independent directors include: Messrs. Otis and Lee and Ms. Risi.

Board and Committee Attendance

During the fiscal year ended July 31, 2016, the Board of Directors met six times and it took action by unanimous written consent five times and our Board of Directors Special Committee met once. During the fiscal year ended July 31, 2016 our Compensation Committee met three times and our Audit Committee met four times. Each of the directors attended 100% of the meetings of the Board of Directors.

Director Attendance at Annual Meeting

We believe the annual meeting of stockholders provides a good opportunity for our directors to hear any feedback the stockholders may share with the Company at the meeting. As a result, we encourage our directors to attend our annual meeting. We reimburse our directors for the reasonable expenses incurred by them in attending the annual meeting.

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Executive Sessions

Executive sessions of our independent directors are held at each regularly scheduled meeting of our Board and at other times as necessary and are chaired by the Chairman of the Board. The Board’s policy is to hold executive sessions without the presence of management, including our President and Chief Executive Officer, who is the only non-independent director on the Board. Our Board Committees also generally meet in executive session at the end of each committee meeting.

Board Committees

Compensation Committee. The Compensation Committee of the Board of Directors currently consists of Mr. Otis and Ms. Risi. The functions of the Compensation Committee include the approval of the compensation offered to our executive officers and recommending to the full Board of Directors the compensation to be offered to our directors, including our Chairman. The Board has determined that each of Mr. Otis and Ms. Risi is an “independent director” under the listing standards of the NYSE MKT. In addition, the members of the Compensation Committee qualify as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee is governed by a written charter approved by the Board of Directors, a copy of which is available on our website at www.purebio.com.

Audit Committee. The Audit Committee of the Board of Directors, currently consists of Messrs. Cohee (Chair), Lee and Otis. The functions of the Audit Committee include the retention of our independent registered public accounting firm, reviewing and approving the planned scope, proposed fee arrangements and results of the Company’s annual audit, reviewing the adequacy of the Company’s accounting and financial controls and reviewing the independence of the Company’s independent registered public accounting firm. The Board has determined that each of Messrs. Otis and Lee is an “independent director” under the listing standards of the NYSE MKT. Mr. Cohee is not independent because the Company has retained Mr. Cohee to provide financial advisory services to the Company. See “Certain Relationships and Related Transactions” for additional information regarding the Company’s retention of Mr. Cohee. The Board determined that it was in the Company’s and its stockholders best interests for Mr. Cohee to continue to serve on the audit committee, based on his accounting and financial expertise, until the Board adds additional independent directors. The Board of Directors has also determined that Messrs. Cohee, Lee and Otis are each an “audit committee financial expert” within the applicable definition of the SEC. The Audit Committee is governed by a written charter approved by the Board of Directors, a copy of which is available on our website at www.purebio.com.

Nominating Committee. The Board has not established a Nominating Committee, and as a result performs the functions typically assigned to a Nominating Committee, including the identification, recruitment and nomination of candidates for the Board and its committees, determining the structure, composition and functioning of the Board and its committees including the reporting channels through which the Board receives information and the quality and timeliness of the information, developing and recommending to the Board corporate governance guidelines applicable to the Company and annually reviewing and recommending changes, as necessary or appropriate, overseeing the annual evaluation of the Board’s effectiveness and performance.

Board and Committee Effectiveness

The Board and each of its Committees performs an annual self-assessment to evaluate their effectiveness in fulfilling their obligations. The Board and Committee evaluations cover a wide range of topics, including, among others, the fulfillment of the Board and Committee responsibilities identified in the Corporate Governance Guidelines and charters for each Committee.

Board Leadership Structure

Our Bylaws provide our Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our company. At the current time, Mr. Pfanzelter serves as our Chairman of the Board, and Mr. Lambert serves as our Chief Executive Officer. Our Board believes our leadership structure enhances the accountability of our Chief Executive Officer to the Board and encourages balanced decision making. In addition, the Board believes that this structure provides an environment in which its independent directors are fully informed, have significant input into the content of Board meetings and are able to provide objective and thoughtful oversight of management. Our Board also separated the roles in recognition of the differences in responsibilities. While our Chief Executive Officer is responsible for the day-to-day leadership of the Company and its business operations, the Chairman of the Board provides guidance to the Board, sets the agenda for Board meetings and presides over the meetings of the full Board and the meetings of the Board’s non-management directors. The Board Chairman also provides performance feedback on behalf of the Board to our Chief Executive Officer. The Board intends to carefully evaluate from time to time whether our Chief Executive Officer and Chairman positions should remain separate based on what the Board believes is best for the Company and its stockholders.

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Board Oversight of Risk

The Board is actively involved in the oversight of risks that could affect the Company. The Board as a whole has responsibility for risk oversight of the Company’s risk management policies and procedures, with reviews of certain areas being conducted by the relevant Board committee. The Board satisfies this responsibility through reports by each Committee Chair regarding the Committee’s considerations and actions, as well as through regular reports directly from management responsible for oversight of particular risks within the Company. Specifically, the Board committees address the following risk areas:

●	The Compensation Committee is responsible for overseeing the management of risks related to the Company’s executive compensation plans and arrangements.

●	The Audit Committee discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

The Board as a whole considers risks related to regulatory and compliance matters as well as risks related to the Company’s sales and marketing and research and development initiatives.

The Board encourages management to promote a corporate culture that incorporates risk management into the Company’s day-to-day business operations.

Stockholder Recommendations for Director Nominees

In nominating candidates for election as a director, the Board will consider a reasonable number of candidates recommended by a single stockholder who has held over 20% of PURE Bioscience common stock for over one year and who satisfies the notice, information and consent provisions set forth in our Bylaws and Corporate Governance Guidelines. Stockholders who wish to recommend a candidate may do so by writing to the Board of Directors in care of the Corporate Secretary, PURE Bioscience, Inc., 1725 Gillespie Way, El Cajon, California 92020. The Board of Directors will use the same evaluation process for director nominees recommended by stockholders as it uses for other director nominees. A printed copy of our Bylaws may be obtained by any stockholder upon request to our Corporate Secretary.

Identification and Evaluation of Director Nominees

In evaluating nominees for membership on our Board, our Board applies the Board membership criteria set forth in our Corporate Governance Guidelines. Under these criteria, the Board takes into account many factors, including an individual’s business experience and skills (including skills in core areas such as operations, management, technology, accounting and finance, strategic planning and international markets), as well as independence, judgment, knowledge of our business and industry, professional reputation, leadership, integrity and ability to represent the best interests of the Company’s stockholders. In addition, the Board also considers the ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with the Company’s interests. The Board does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Board does not have a formal policy with respect to diversity of nominees. Rather, our Board considers Board membership criteria as a whole and seeks to achieve diversity of occupational and personal backgrounds on the Board.

Our Board regularly assesses the appropriate size of our Board, and whether any vacancies on our Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board will consider various potential candidates who may come to the attention of the Board through current Board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the Board, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our corporate governance guidelines. As stated above, our Board will consider candidates proposed for nomination by our significant stockholders. Stockholders may propose candidates by submitting the names and supporting information to: Corporate Secretary, PURE Bioscience, Inc., 1725 Gillespie Way, El Cajon, California 92020. Supporting information should include (a) the name and address of the candidate and the proposing stockholder, (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our corporate governance guidelines, (c) proof of ownership, the class and number of shares, and the length of time that the shares of our voting securities have been beneficially owned by each of the candidate and the proposing stockholder, and (d) a letter signed by the candidate stating his or her willingness to serve, if elected.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth a summary of cash and non-cash compensation awarded, earned or paid for services rendered to us during the fiscal years ended July 31, 2016 and July 31, 2015 by our named executive officers, consisting of (i) each individual serving as principal executive officer during the fiscal year ended July 31, 2016 and (ii) our other two most highly compensated officers serving during the fiscal year ended July 31, 2016.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus	Option Awards($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total Compensation ($)
Henry R. Lambert	2016	$350,000	—	$94,000	$144,000	$54,000	$642,000
Chief Executive Officer	2015	$350,000	—	$—	$189,000	$45,000	$584,000
Mark S. Elliott(5)	2016	$165,000	—	$51,000	$—	$—	$216,000
Vice President Finance	2015	$—	—	$—	$—	$—	$—
Dave J. Pfanzelter (6)	2016	$150,000	—	$94,000	$—	$—	$244,000
Chairman of the Board	2015	$150,000	—	$—	$—	$—	$150,000

(1)	Amounts reflect salary earned during the respective fiscal years.

(2)	Amounts for the year ended July 31, 2016 reflect the grant date fair value for financial statement reporting purposes with respect to stock options granted during the fiscal year, calculated in accordance with authoritative guidance.

(3)	Reflect the grant date fair value for financial statement reporting purposes with respect to stock awards granted during the respective fiscal years, calculated in accordance with authoritative guidance.

(4)	Represents amounts reimbursed to Mr. Lambert for housing expenses in San Diego, where the Company is headquartered. Mr. Lambert maintains a permanent residence in Lake Forest, Illinois and he rents a corporate apartment in San Diego. The Company reimburses Mr. Lambert on a monthly basis for the housing expense.

(5)	Mr. Elliott was appointed as our Vice President Finance and Principal Financial and Accounting Officer on July 31, 2015.

(6)	Due to his service as Chairman of the Board, the Company considers Mr. Pfanzelter an executive officer.

Narrative to Summary Compensation Table

The compensation program established for the Company’s executive officers consisted of the following elements:

Base Salary: The base salaries of our named executive officers depend on their job responsibilities, the market rate of compensation paid by companies in our industry for similar positions, our financial position, and the strength of our business. Base salaries provide a fixed means of compensation in order to attract and retain talent. The base salary of Mr. Lambert is $350,000 per year. The base salary for Mr. Elliott was $165,000 per year. Additionally, Mr. Pfanzelter receives $150,000 per year for his service as Chairman of the Board.

Performance-Based Cash Awards: As part of the Company’s executive compensation program, our executive officers are eligible to receive performance-based cash awards. The annual performance-based cash awards are based on the executive officer’s individual performance and the Company’s actual performance compared to the corporate goals approved by the Board and the Compensation Committee. Following the end of each fiscal year, the Board and the Compensation Committee is responsible for determining the bonus amount payable to an executive officer based on that executive officer’s individual performance during the fiscal year and its determination of the Company’s actual performance compared to the corporate goals established for that fiscal year. Due to the Company’s limited financial resources and performance, our named executive officers did not receive any bonuses for the year ended July 31, 2016.

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Long-Term Equity Awards: Equity ownership by our executive officers and key employees encourages them to create long-term value and aligns their interests with those of our stockholders. As a result, our executive compensation program provides for the issuance of stock options and restricted stock units (“RSUs”).

Outstanding Equity Awards at Year-End

The following table provides a summary of all equity awards held by our named executive officers that were outstanding as of July 31, 2016.

	Option Awards					Stock Awards
							Market
	Number of	Number of				Number of	Value of
	Securities	Securities				shares	shares or
	Underlying	Underlying	Option			or Units of	Units
	Unexercised	Unexercised	Exercise	Option		stock	of stock that
	Options (#)	Options (#)	Price	Expiration		that have	have
Name	Exercisable	Unexercisable	($)	Date		not vested(#)	vested ($)(1)
Henry R. Lambert	66,000	134,000	$1.05	5/27/2021	(2)	200,000	$202,000	(3)
	—	—	—	—		150,000	$152,000	(4)
Mark S. Elliott	—	150,000	$1.15	5/11/2018	(5)	—	$—
	2,500	—	$18.72	5/14/2019		—	$—
	2,500	—	$28.00	5/19/2020		—	$—
	6,875	—	$6.72	7/14/2021		—	$—
	10,000	—	$0.86	1/24/2023		—	$—
	91,667	8,333	$1.40	12/16/2016		—	$—
Dave J. Pfanzelter	66,000	134,000	$1.05	5/27/2021	(6)	—	$—
	40,000	—	$0.73	2/6/2023		—	$—

(1)	The market value was determined by multiplying the number of shares underlying the awards by the closing price for our common stock on July 31, 2016, which was $1.01.

(2)	During the year ended July 31, 2016, we granted Mr. Lambert a five year award consisting of an option to purchase two hundred thousand (200,000) shares of common stock. 33% vested on July 31, 2016; 33% vested on October 31, 2016; and 34% vested on January 31, 2017.

(3)	Mr. Lambert was granted an award consisting of 200,000 RSUs on November 2, 2015. The RSUs vest based on performance conditions and expire on July 31, 2018. In the event of (i) a change in control of the Company, (ii) Mr. Lambert’s termination without cause or resignation for good reason or (iii) Mr. Lambert’s death or complete disability, in any event prior to July 31, 2018, 100% of the Performance-Based RSUs will vest.

(4)	Mr. Lambert was granted an award consisting of 300,000 RSUs on July 31, 2015. 50% of the RSUs vested on July 31, 2016 and 50% of the RSUs vested on July 31, 2017.

(5)	On May 11, 2016, we granted Mr. Elliott a two year award consisting of an option to purchase one hundred fifty thousand (150,000) shares of common stock. The options vest quarterly over a one year period.

(6)	During the year ended July 31, 2016, we granted Mr. Pfanzelter a five year award consisting of an option to purchase two hundred thousand (200,000) shares of common stock. The options vest in three installments: 33% on July 31, 2016; 33% on October 31, 2016; and 34% on January 31, 2017.

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During the year ended July 31, 2016, 150,000 of Mr. Lambert’s and 1,400,000 of Mr. Pfanzelter’s RSUs vested. The value realized on vesting was $152,000 and $1,372,000, respectively. In addition, during the year ended July 31, 2016, 66,000 of Mr. Lambert’s and Mr. Pfanzelter’s option awards vested. The value realized for each respective award was $67,000.

Employment Agreements; Potential Payments Upon Termination or a Change in Control for Current Executive Officers

Agreements with our Chief Executive Officer

On September 10, 2013, we appointed Henry R. Lambert to serve as Chief Executive Officer and a member of the Board. The terms of Mr. Lambert’s employment agreement provides that such agreement continues until termination by either the Company or Mr. Lambert. During the term of Mr. Lambert’s employment agreement, he is entitled to an annual base salary, which may be increased, but not decreased, by the Board or the Compensation Committee in their discretion. The annual base salary of Mr. Lambert is $350,000.

The employment agreement provides that, during the term of the agreement, Mr. Lambert is eligible for equity compensation grants to be awarded at the discretion of the Compensation Committee and the Board, and also provided for annual bonus targets equal to, as applicable, 50% of Mr. Lambert’s current annual base salary, to be awarded at the sole discretion of the Compensation Committee and the Board. Additionally, pursuant to the terms of Mr. Lambert’s employment agreement, we granted Mr. Lambert 500,000 RSUs, 200,000 of which subsequently expired by their terms. The award agreement for the 500,000 RSUs had provided Mr. Lambert with the right to require us to pay his state and federal withholding and other employment taxes upon the vesting and settlement of these RSUs in exchange for Mr. Lambert cancelling that number of shares of common stock having a value equal to the tax obligations we pay on his behalf. In December 2016, we entered into an RSU Cancellation Agreement with Mr. Lambert and our other officers and directors who received restricted stock unit awards (the “RSUs”) in October 2013 as compensation for their continued services to us over a required vesting period. Mr. Lambert in his individual capacity, voluntarily agreed to cancel his RSUs based on his determination that cancelling the RSUs would be in the best interests of the Company and our stockholders. Mr. Lambert reached this conclusion in order to conserve our available cash resources and to reduce pressure on our stock price.

In January 2017, we entered into an amendment to Mr. Lambert’s employment agreement. The employment agreement, as amended, provides for certain compensation to be paid to Mr. Lambert if his employment is terminated by the Company without Cause or terminated by the executive for Good Reason or there occurs a Change in Control of the Company. In summary, “Cause” is the commission by the executive of an act of fraud or another felony, or gross misconduct resulting in a material adverse effect on the Company; refusal by the executive to perform his or her duties under the agreement or to otherwise breach the agreement, or a violation of confidentiality, non-competition and/or non-solicitation provisions to which the Company is bound. “Good Reason” is a material reduction of the executive’s base salary or target bonus percentage; a material reduction by the Company of the executive’s authority, duties or responsibilities; a relocation of the Company’s offices that requires an increase in the executive’s one-way driving distance of more than fifty miles; or a material breach of the agreement by the Company. A “Change in Control” is the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets or the exclusive license of substantially all of the intellectual property of the Company; the consummation of a merger or consolidation of the Company with or into another entity; any person (subject to certain exemptions) becomes the beneficial owner of securities of the Company representing 40% or more of the total combined voting power of the Company; or if individuals who, as of 60 days after the effective date of the agreement are members of the Board, or are nominees of such Board members, cease to constitute at least a majority of the members of the Board.

Upon any such event, Mr. Lambert would be entitled to receive, subject to Mr. Lambert’s execution of a release of claims in the Company’s favor, (i) a payment equal to $1,000,000, (ii) a payment equal to 200% of his annual base salary then in effect, (iii) the acceleration of then outstanding equity awards and (iv) with respect to termination of employment, continuation of health benefits for six months. Additionally, the amendment to Mr. Lambert’s employment agreement provides Mr. Lambert a tax gross-up payment in the event that any payment or distribution made to Mr. Lambert in connection with his separation from the Company or upon a change of control of the Company becomes subject to an excise tax pursuant to Section 280G and Section 4999 of the Internal Revenue Code. In addition, all equity based awards would continue to be exercisable for 12 months, but in no event beyond the maximum permitted expiration date.

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The employment agreement, as amended, with Mr. Lambert also provides that the Company could, in certain circumstances and in order to avoid incurring fines or penalties under applicable law (including recently enacted federal healthcare legislation), elect to pay cash payments equivalent to the value of the monthly premiums the Company would otherwise pay to provide for the continuation of health and dental insurance for Mr. Lambert and his eligible dependents following his termination without Cause or resignation for Good Reason.

The foregoing description of the employment agreement, as amended, does not purport to be complete and is qualified in its entirety by the terms and conditions of the employment agreement filed as Exhibit 10.33 to the Annual Report on Form 10-K for the year ended July 31, 2013 filed with the SEC on October 24, 2013 and Exhibit 99.1 to the Current Report on Form 8-K filed with the SEC on January 20, 2017, which are incorporated herein by reference.

Agreements with our Chairman

On August 13, 2013, we appointed Dave J. Pfanzelter to serve as Chairman of the Board. On October 23, 2013, we entered into a Chairman Agreement with Mr. Pfanzelter (the “Chairman Agreement”). The Chairman Agreement provides that Mr. Pfanzelter is to serve as Chairman of the Board, effective as of August 13, 2013, until his earlier resignation or removal. Pursuant to the Chairman Agreement, Mr. Pfanzelter is entitled to receive $12,500 per month for his services as Chairman of the Board, payable on a quarterly basis (collectively “Chairman Compensation”). Mr. Pfanzelter is also eligible to receive annual and periodic bonuses in the discretion of the Board. Additionally, pursuant to the terms of the Chairman Agreement, we granted Mr. Pfanzelter 2,800,000 RSUs. Due to his service as Chairman, we consider Mr. Pfanzelter an executive officer of the Company. The award agreement for the 2,800,000 RSUs had provided Mr. Pfanzelter with the right to require us to pay his state and federal withholding and other employment taxes upon the vesting and settlement of these RSUs in exchange for Mr. Pfanzelter cancelling that number of shares of common stock having a value equal to the tax obligations we pay on his behalf. In December 2016, we entered into an RSU Cancellation Agreement with Mr. Pfanzelter and our other officers and directors who received restricted stock unit awards (the “RSUs”) in October 2013 as compensation for their continued services to us over a required vesting period. Mr. Pfanzelter in his individual capacity voluntarily agreed to cancel his RSUs based on his determination that cancelling the RSUs would be in the best interests of the Company and our stockholders. Mr. Pfanzelter reached this conclusion in order to conserve our available cash resources and to reduce pressure on our stock price.

In January 2017, we entered into an amendment to the Chairman Agreement. The Chairman Agreement, as amended, provides for certain compensation to be paid to Mr. Pfanzelter if he is removed by the Board without Cause or Mr. Pfanzelter resigns for Good Reason or there occurs a Change in Control of the Company. In summary, “Cause” is the commission by Mr. Pfanzelter of an act of fraud or another felony, or gross misconduct resulting in a material adverse effect on the Company; refusal by Mr. Pfanzelter to perform his duties under the Chairman Agreement or to otherwise breach the Chairman Agreement, or a material breach by Mr. Pfanzelter of Company policy or the Chairman Agreement or other agreements between the Company and Mr. Pfanzelter. “Good Reason” is a material reduction of Mr. Pfanzelter’s compensation; a material reduction by the Board of Mr. Pfanzelter’s authority, duties or responsibilities; or a material breach of the Chairman Agreement by the Company. A “Change in Control” is the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets or the exclusive license of substantially all of the intellectual property of the Company; the consummation of a merger or consolidation of the Company with or into another entity; any person (subject to certain exemptions) becomes the beneficial owner of securities of the Company representing 40% or more of the total combined voting power of the Company; or if individuals who, as of 60 days after the effective date of the agreement are members of the Board, or are nominees of such Board members, cease to constitute at least a majority of the members of the Board.

Upon any such event and subject to Mr. Pfanzelter’s execution of a release of claims in favor of the Company, Mr. Pfanzelter would be entitled to receive (i) a payment equal to $3,000,000, (ii) a payment equal to 200% of his annual chairman compensation then in effect and (iii) the acceleration of then outstanding equity awards. Additionally, the amendment to the Chairman Agreement provides Mr. Pfanzelter a tax gross-up payment in the event that any payment or distribution made to Mr. Pfanzelter in connection with his separation from the Company or upon a change of control of the Company becomes subject to an excise tax pursuant to Section 280G and Section 4999 of the Internal Revenue Code. In addition, all outstanding vested stock options held by Mr. Pfanzelter at the date of such termination would continue to be exercisable for a period of up to 90 days following such termination, but in no event beyond the maximum permitted expiration date.

The foregoing description of the Chairman Agreement, as amended does not purport to be complete and is qualified in its entirety by the terms and conditions of such Chairman Agreement filed as Exhibit 10.35 to the Annual Report on Form 10-K for the year ended July 31, 2013 filed with the SEC on October 24, 2013 and Exhibit 99.1 to the Current Report on Form 8-K filed with the SEC on January 20, 2017, which are incorporated herein by reference.

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Code Section 162(m) Provisions

Section 162(m) of the U.S. Internal Revenue Code, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Chief Executive Officer or any of the four most highly compensated officers. Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Although we consider the impact of this rule when developing and implementing our executive compensation programs, we believe it is important to preserve flexibility in designing compensation programs. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) of the Code. While our stock options are intended to qualify as “performance-based compensation” (as defined by the Code), amounts paid under our other compensation programs may not qualify as such.

Compensation of Directors

Each non-employee director of the Company receives cash fees from the Company for their services as members of the Board and any committee of the Board as follows:

●	Each non-employee director receives an annual fee of $60,000 payable for such director’s service on the Board and each member of the Audit Committee and Compensation Committee receives an additional annual fee of $4,000 and $2,500, respectively, payable for such director’s service on the committee.

●	The Chair of the Audit Committee receives an additional annual fee of $10,000 for such Chair’s service and the Chair of the Compensation Committee receives an additional annual fee of $5,000 for such Chair’s service.

Annual fees are paid to each non-employee director in four equal installments on a quarterly basis. Any non-employee directors serving a portion of the year are entitled to receive such fees on a pro rata basis based on their length of service during the year. Messrs. Lambert and Pfanzelter do not receive any additional compensation for their board service.

New non-employee directors receive an initial grant of 200,000 restricted stock units. Currently, all non-employee director grants of restricted stock units generally vest fifty percent (50%) on the date of the next annual meeting and fifty percent (50%) on the date of the following year’s annual meeting.

In the past, our Board has approved each year, generally in the second calendar quarter of the year, an annual option or stock grant for our non-employee directors. Any such grant is at the discretion of the Board, which considers the recommendation of our Compensation Committee. Upon the Board’s approval of any such grant, each non-employee director generally may elect whether to receive the grant as an option or stock award.

The following table sets forth compensation earned in the year ended July 31, 2016 by each of our directors who are not named executive officers.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation($)	Total Compensation($)
Gary D. Cohee	$70,000	—	$47,000	—	$117,000
David Theno, Jr., PhD(2)	$65,000	—	$47,000	—	$112,000
William Otis	$66,000	—	$47,000	—	$113,000
Tom Y. Lee	$64,000	—	$47,000	—	$111,000

(1)	Amounts for the year ended July 31, 2016 reflect the grant date fair value for financial statement reporting purposes with respect to stock options granted during the fiscal year, calculated in accordance with authoritative guidance.

(2)	Dr. Theno passed away in June 2017.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table set forth certain information regarding the beneficial ownership of our common stock as of June 30, 2017, or the Evaluation Date by (i) each person who, to our knowledge, owns more than 5% of our common stock; (ii) each of our directors and named executive officers; and (iii) all of our executive officers and directors as a group.

The table is based upon information supplied by our officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the table or the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o Pure Bioscience, Inc., 1725 Gillespie Way, El Cajon, CA 92020. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the Evaluation Date are deemed outstanding for computing the share ownership and percentage of the person holding such options and warrants, but are not deemed outstanding for computing the percentage of any other person. Applicable percentages are based on 62,943,153 shares of common stock outstanding as of June 30, 2017.

	Number of Shares		Percent of
	Beneficially		Common
Name (1)	Owned		Stock
David J. Pfanzelter	396,000	(2)	*
Henry R. Lambert	639,556	(3)	*
Mark S. Elliott	319,225	(4)	*
Gary D. Cohee	565,643	(5)	*
William Otis	181,732	(6)	*
Tom Y. Lee	5,080,154	(7)	7.96%
Janet Risi	14,140	(8)	*
All of our named executive officers and directors as a group (7 persons)	7,394,050	(9)	11.63%
Franchise Brands	20,799,999	(10)	31.96%

(1)	Unless, noted below, the address for each person listed in the table is c/o PURE Bioscience, Inc., 1725 Gillespie Way, El Cajon, California 92020.

(2)	Consists of (a) 340,000 shares of common stock subject to options currently exercisable or exercisable within 60 days of the Evaluation Date, (b) 40,000 shares of common stock and (c) warrants to purchase 16,000 shares of common stock which are held directly by Mr. Pfanzelter.

(3)	Consists of 300,000 shares of common stock subject to options currently exercisable or exercisable within 60 days of the Evaluation Date, and 339,556 shares of common stock held directly by Mr. Lambert.

(4)	Consists of 246,875 shares of common stock subject to options currently exercisable or exercisable within 60 days of the Evaluation Date, and 72,350 shares of common stock held directly by Mr. Elliott.

(5)	Consists of 150,000 shares of common stock subject to options currently exercisable or exercisable within 60 days of the Evaluation Date, and 415,643 shares of common stock held directly by Mr. Cohee.

(6)	Consists of (a) 150,000 shares of common stock subject to options currently exercisable or exercisable within 60 days of the Evaluation Date, (b) 22,666 shares of common stock and (c) warrants to purchase 9,066 shares of common stock which are held directly by Mr. Otis.

(7)	Consists of (a) 150,000 shares of common stock subject to options currently exercisable or exercisable within 60 days of the Evaluation Date, (b) 4,235,451 shares of common stock held by Mr. Lee and his spouse and (c) warrants to purchase 694,703 shares of common stock held by Mr. Lee and his spouse.

(8)	Consists of 14,140 shares of common stock held directly by Ms. Risi.

(9)	Consists of (a) 1,486,875 shares of common stock subject to options currently exercisable or exercisable within 60 days of the Evaluation Date, (b) warrants to purchase 733,369 shares of common stock which are currently exercisable and (c) 5,173,806 shares of common stock, held by all directors and executive officers as a group.

(10)	Consists of 18,666,666 shares of common stock and warrants to purchase 2,133,333 shares of common stock which are currently exercisable, held directly by Franchise Brands. The address for Franchise Brands is 325 Sub Way, Milford, CT 06461.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions

Except as described below and other than Board or employment relationships and compensation resulting from those employment relationships, no director, executive officer, 5% stockholder or immediate family member of any of the foregoing, was a party to any transaction or series of transactions since August 1, 2013 (the beginning of the year ended July 31, 2014), or is to be a party to any currently proposed transaction or series of proposed transactions, in which (i) we were or are to be a participant, (ii) the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at fiscal year-end for the fiscal years ended July 31, 2016 and 2015, which is $81,210, and (iii) any director, executive officer, or immediate family member of any of the foregoing had or will have a direct or indirect material interest.

Transactions with Our Former Executive Officers

Our former Director of Manufacturing and Research and Development, Richard Gumienny, is the son-in-law of Michael L. Krall, our former President, Chief Executive Officer, Interim Chief Financial Officer, and Chairman of the Board. Pursuant to the terms of Mr. Gumienny’s employment arrangement with us, which has been in effect during the period commencing at the beginning of our fiscal year ended July 31, 2011 and continuing through July 2014, Mr. Gumienny (1) received an annual salary of $101,100, (2) receives certain benefits that are also provided to our other similarly situated employees, which benefits have an approximate annual value of $5,397 for Mr. Gumienny, and (3) is eligible to receive cash bonuses and equity grants at the discretion of management. In accordance with that arrangement, during the fiscal year ended July 31, 2014, Mr. Gumienny was awarded a cash bonus of $20,000 and options to purchase up to 50,000 restricted stock units of in addition to his salary and benefits. Mr. Gumienny resigned from the Company in July 2014.

Our current Accounts Receivable and Accounts Payable Manager, Ashley Gumienny, is the daughter of Michael L. Krall, our former President, Chief Executive Officer, Interim Chief Financial Officer, and Chairman of the Board. Pursuant to the terms of Ms. Gumienny’s employment arrangement with us, which has been in effect during the period commencing at the beginning of our fiscal year ended July 31, 2011 and continuing through the date of this prospectus, Ms. Gumienny (1) receives an annual salary of $49,500, (2) receives certain benefits that are also provided to our other similarly situated employees, which benefits have an approximate annual value of $7,100 for Ms. Gumienny, and (3) is eligible to receive cash bonuses and equity grants at the discretion of management. Ms. Gumienny received a cash bonus of $3,000 and received 45,000 stock options valued at $19,000 during the fiscal year ended July 31, 2016.

Separation Arrangements with Our Former Executive Officers and Directors

On August 13, 2013, Michael L. Krall and Donna Singer resigned all positions respectively held by them as officers of the Company by mutual agreement with the Company. Additionally, Dennis Brovarone resigned as a director of the Company.

Michael L. Krall: In connection with Mr. Krall’s separation from the Company, the Company entered into a Purchase, Severance, and Release Agreement effective August 13, 2013 with Mr. Krall (the “Krall Release Agreement”). The Krall Release Agreement provides for a mutual release of all claims between Mr. Krall and the Company. Mr. Krall is also prohibited from engaging in certain competitive activities for the next four years. Pursuant to the Krall Release Agreement, Mr. Krall (i) was paid $25,000 on August 13, 2013; (ii) is entitled to receive $30,000 per month for 18-months following August 13, 2013, during which time Mr. Krall shall provide consulting services to the Company, and (iii) is due the amount of his continued health insurance coverage until 18-months following August 13, 2013. In consideration of Mr. Krall’s transfer to the Company of certain enumerated intellectual property rights, the Company also (i) paid Mr. Krall the sum of $125,000 on August 13, 2013; and, (ii) issued to Mr. Krall 850,000 shares of common stock on August 21, 2013 (the “Krall Shares”). The Krall Shares are subject to certain registration rights intended to register the Krall Shares. The Krall Shares are also subject to a Voting Support Agreement and Irrevocable Proxy (the “Krall Proxy”). The Krall Proxy gives our CEO the right to vote the Krall Shares for so long as Mr. Krall owns the Krall Shares.

Donna Singer: In connection with Ms. Singer’s separation from the Company, we entered into a Purchase, Severance, and Release Agreement effective August 13, 2013 with Ms. Singer (the “Singer Release Agreement”). The Singer Release Agreement provides for a mutual release of all claims between Ms. Singer and the Company. Ms. Singer is also prohibited from engaging in certain competitive activities until August 2017. Pursuant to the Singer Release Agreement, Ms. Singer (i) was paid $45,000 on August 13, 2013; (ii) is due the amount of her continued health insurance coverage until August 2014; and, (iii) is entitled to $17,000 per month for 12-months following August 13, 2013, during which time Ms. Singer shall provide consulting services to the Company. In consideration of Ms. Singer’s transfer to the Company of certain enumerated intellectual property rights, the Company also issued to Ms. Singer 300,000 shares of common stock on August 21, 2013 (the “Singer Shares”). The Singer Shares are subject to certain registration rights intended to register the Singer Shares. The Singer Shares are also subject to a Voting Support Agreement and Irrevocable Proxy (the “Singer Proxy”). The Singer Proxy gives our CEO the right to vote the Singer Shares for so long as Ms. Singer owns the Singer Shares.

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Dennis Brovarone: In connection with Mr. Brovarone’s separation from the Company, we entered into a Settlement and Release Agreement effective August 13, 2013 with Mr. Brovarone (the “Brovarone Release Agreement”). The Brovarone Release Agreement provides for a mutual release of all claims between Mr. Brovarone and the Company. Mr. Brovarone shall be paid $91,332.77 (the “Brovarone Amount”) as follows: (i) starting November 11, 2013 the Brovarone Amount shall be subject to 2% interest per annum; (ii) starting December 11, 2013 and continuing on the same day of each month for 60-months the Company shall pay $1,600.86; (iii) the Company shall have the right to prepay without penalty upon 30-days’ notice; and, (iv) Brovarone shall have the right to convert the then outstanding balance of the Brovarone Amount, at any time and with 10-days’ advance notice, into common stock at a conversion price equal to the average closing price for our common stock on the principal market on which our common stock is then listed or quoted for the ten trading days immediately preceding the date of the conversion notice.

Arrangements Related to 2013 Board and Management Changes

Wulff Services, Inc.: On August 13, 2013 we issued 250,000 shares of common stock, pursuant to an exemption from registration provided by Section 4(a)(2) of the Securities Act, with a value of $175,000, for corporate finance and restructuring activities to Wulff Services Inc. (“Wulff Services”). Wulff Services is primarily owned by our former Chief Financial Officer and Chief Operation Officer, Peter C. Wulff.

Cohee Director Agreement: On August 13, 2013, we appointed Mr. Cohee to serve as a member of the Board and on September 17, 2013, we entered into a letter agreement with Mr. Cohee. Mr. Cohee’s letter agreement provides that his initial term will be for one year. In connection with his execution of the letter agreement, we are obligated to issue him 250,000 shares of our common stock pursuant to a restricted stock unit agreement in the form of a non-employee RSU award. Additionally, we will pay him an annual retainer fee of $60,000, payable quarterly. Additionally, he acknowledges and agrees that in order to satisfy certain rules for public companies he may be required to serve on one or more of the Board’s Audit Committee, Compensation Committee, and/or Nominating and Governance Committee, and that such committee assignments will be agreed between him and the Company, and that he will be compensated for such service. His letter agreement also provides that he will also be subject to certain confidentiality obligations. On April 24, 2014, the Company and Gary Cohee entered into an amendment to the Cohee Director Agreement to provide for a monthly consulting fee for certain investor relations activities.

Transactions with our Director Tom Y. Lee

Mr. Lee has received certain benefits in accordance with the Company’s non-employee director compensation program. Additionally, since August 1, 2014, Mr. Lee and the Company have entered into the following equity investment transactions:

●	On October 1, 2013, Mr. Lee and his spouse purchased an aggregate of 246,429 shares of common stock for $172,500.

●	On October 1, 2013, Mr. Lee exercised an outstanding warrant for 250,000 shares of common stock for an aggregate exercise price of $162,500.

●	On December 10, 2013, Mr. Lee and his spouse purchased an aggregate of 800,000 shares of common stock for $800,000. In connection with his participation in the August 2014 Financing (as defined below), Mr. Lee and his spouse received warrants to purchase up to an aggregate of 266,666 shares of common stock at an exercise price of $0.01 per share related to the shares they acquired in the December 10, 2013 financing. The Company issued the warrant to lower the cost average price Mr. Lee and his spouse paid for their shares in the December 10, 2013 financing to $0.75 per share.

●	On March 3, 2014, Mr. Lee and his spouse purchased an aggregate of 100,000 shares of common stock for $100,000. In connection with his participation in the August 2014 Financing, Mr. Lee and his spouse received warrants to purchase up to an aggregate of 33,333 shares of common stock at an exercise price of $0.01 per share. The Company issued the warrants to lower the cost average price Mr. Lee and his spouse paid for their shares in the March 3, 2014 financing to $0.75 per share.

●	On August 23, 2014, the Company completed the first closing of a private placement in which it issued Units at a purchase price of $0.75 per Unit, with each Unit consisting of one share of common stock and a warrant to purchase 0.4 of a share of common stock with an exercise price of $0.75 per share (the “August 2014 Financing”). On August 29, 2014, Mr. Lee and his spouse invested an aggregate of $600,000 in the second closing of the August 2014 Financing, acquiring an aggregate of 800,000 shares of common stock and warrants to purchase up to 320,000 shares of common stock at an exercise price of $0.75 per share.

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●	On November 23, 2015, we completed the second and final closing of the private placement financing. We raised $2.0 million in this closing. Mr. Lee, together with certain of his affiliates, purchased an aggregate of 1,049,408 shares of common stock for $472,000 and warrants to purchase up to 1,206,819 shares of common stock at an exercise price of $0.45 per share.

●	On May 20, 2016, Mr. Lee and his spouse exercised an outstanding warrant for 487,115 shares of common stock for an aggregate exercise price of $219,202.

Transactions with Franchise Brands

Franchise Brands, LLC is our largest stockholder beneficially holding approximately 32% of our common stock as of the date of this prospectus. On October 23, 2015, we completed an initial closing of a private placement financing with Franchise Brands. Prior to the private placement financing, Franchise Brands beneficially held approximately 17.8% of our common stock. In the private placement financing, we issued Franchise Brands (i) an aggregate of 13,333,333 shares of the Company’s common stock at a purchase price of $0.45 per share, (ii) a warrant to purchase up to an aggregate of 6,666,666 shares of common stock with a term of five years and (iii) a warrant to purchase up to an aggregate of 8,666,666 shares of common stock with a term of six months and only exercisable for cash, for aggregate gross proceeds to the Company of $6.0 million. The offer and sale of the securities to Franchise Brands was on the same terms offered to other investors in the private placement financing. On April 23, 2016, the six-month warrant issued to Franchise Brands expired unexercised and on July 19, 2016 we entered into a warrant termination agreement with Franchise Brands, LLC to terminate the five-year warrant.

Compensation of Our Current Directors and Executive Officers

For information with respect to the compensation offered to our current directors and executive officers, please see the descriptions under the heading “Executive Compensation” of this prospectus.

Related Party Transaction Policy and Procedures

Pursuant to our Related Party Transaction and Procedures, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into a related party transaction with us without the prior consent of our Audit Committee or our independent directors. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including, but not limited, to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

Compensation Committee Interlocks and Insider Participation.

None of the members of our Compensation Committee are or have been an officer or employee of us. During fiscal 2017, 2016, 2015 and 2014, no member of our Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K, except as set forth above, none of our executive officers served on the Compensation Committee (or its equivalent) or board of directors of another entity any of whose executive officers served on our Compensation Committee or board of directors.

Board Composition

We are not currently listed on any national securities exchange or in an inter-dealer quotation system that has established a standard for independence. However, in evaluating the independence of our members and the composition of the committees of our Board of Directors, our Board utilizes the definition of “independence” as that term is defined by applicable listing standards of the NYSE MKT. As of the date of this prospectus, our Board consists of six members, three of whom are considered independent as that term is defined by applicable listing standards of the NYSE MKT. Our independent directors include: Messrs. Otis and Lee and Ms. Risi.

Our directors are appointed annually, and hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification, or removal.

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SELLING SECURITY HOLDERS

We are registering the following shares of common stock:

●	up to 1,572,941 shares of common stock issued to the selling security holders in the registrant’s private placement offering (the “Private Placement Offering”), which closed on December 1, 2016 and January 23, 2017; and

●	up to 1,572,941 shares of our common stock issuable upon the exercise of the 2017 Warrants issued to the selling security holders in the Private Placement Offering.

For additional information regarding the issuances of those shares of common stock and warrants, see “Summary of Private Placement and Tender Offer” above. We are registering the shares of common stock in order to permit the selling security holders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and the warrants, the selling security holders have not had any material relationship with us within the past three years.

The selling security holders may sell some, all or none of their shares. We do not know how long the selling security holders will hold the shares offered hereunder before selling them. We currently have no agreements, arrangements or understandings with the selling security holders regarding the sale of any of the shares by them other than the registration rights agreement. The shares offered by this prospectus may be offered from time to time by the selling security holders. As used in this prospectus, the term “selling security holder” includes each of the selling security holders listed below, and any donee, pledgee, transferee or other successor in interest selling shares received after the date of this prospectus from a selling security holder as a gift, pledge, or other non-sale related transfer. The selling security holders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares since the date on which the information in the table is presented. Information about the selling security holders may change over time.

The following table sets forth the name of each selling security holder, the number of shares owned by such selling security holder (including shares underlying warrants) as of January 24, 2017 , the number of shares that may be offered under this prospectus by such selling security holder, and the number of shares of our common stock and the percentage (if one percent or more) of our common stock to be owned by such selling security holder after completion of this offering, assuming that all shares offered hereunder are sold as contemplated herein. The number of shares in the column “Shares of Common Stock Being Offered in the Offering” represents all of the shares that a selling security holder may offer under this prospectus, which includes the shares issuable upon exercise of the warrants covered by this prospectus. Except as otherwise disclosed in this prospectus, none of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us. The selling security holders have advised us that they may enter into short sales in the ordinary course of their business of investing and trading securities. Other than the costs of preparing and providing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling security holders.

Ownership reflected in this table for each selling security holder is based upon information provided to us by the selling security holder as of January 24, 2017. The percentages of common stock owned after the offering are based on 62,943,153 shares of our common stock outstanding as of June 30, 2017, including the shares of common stock issued in the Private Placement Offering. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. In computing the number of shares owned by and the percentage ownership of a selling security holder, shares of common stock that could be issued upon the exercise of outstanding options, warrants or other rights held by that selling security holder that are currently exercisable or exercisable within 60 days of June 30, 2017 are considered outstanding. However, such shares are not included in the shares outstanding as of June 30, 2017 when computing the percentage ownership of each other selling security holder.

Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable. Additionally, unless otherwise noted, each selling security holder has represented that it is not a broker dealer.

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	Beneficial Ownership Prior to Registration					Beneficial Ownership After Registration Assuming all Shares are Sold#
Name	Shares		% of Class	Shares of Common Stock Being Offered in the Offering	Shares Underlying Warrants Being Offered in the Offering	Total Beneficial Ownership		% of Class
Drysdale, Eugene	58,824	(1)	*	29,412	29,412	—		—
Hoffman, Michael	235,294	(2)	*	117,647	117,647	—		—
Katz, Brian	58,824	(3)	*	29,412	29,412	—		—
Saranow Investments LP	117,648	(4)	*	58,824	58,824	—		—
DeMar, Lawrence	117,648	(5)	*	58,824	58,824	—		—
Larry Trust(6)	117,648	(6)	*	58,824	58,824	—		—
Struve, Clayton	1,647,058	(7)	2.60%	823,529	823,529	—		—
Becker, Paul	200,000	(8)	*	100,000	100,000	—		—
Brennan, Jim	58,822	(9)	*	29,411	29,411	—		—
Evans, Bruce L.	1,055,000	(10)	1.65%	120000	120,000	815,000	(10)	1.29%
Ulie, Thomas R.	58,822	(11)	*	29,411	29,411	—		—
Intracoastal Capital LLC(12)	235,294		*	117,647	117,647	—		—

* Indicates less than one percent of the outstanding shares of the Company’s common stock.

#	Reflects the sale of shares pursuant to this offering.

(1)	Represents 29,412 shares of common stock and warrants to purchase 29,412 shares of common stock.

(2)	Represents 117,647 shares of common stock and warrants to purchase 117,647 shares of common stock.

(3)	Represents 29,412 shares of common stock and warrants to purchase 29,412 shares of common stock.

(4)	Represents 58,824 shares of common stock and warrants to purchase 58,824 shares of common stock. Mitch Saranow has voting and dispositive power of the shares held by Saranow Investments LP.

(5)	Represents 58,824 shares of common stock and warrants to purchase 58,824 shares of common stock.

(6)	Represents 58,824 shares of common stock and warrants to purchase 58,824 shares of common stock. Steven DeMar is the trustee of Larry Trust and voting and dispositive power of the shares held by the Larry Trust.

(7)	Represents 823,529 shares of common stock and warrants to purchase 823,529 shares of common stock.

(8)	Represents 100,000 shares of common stock and warrants to purchase 100,000 shares of common stock.

(9)	Represents 29,411 shares of common stock and warrants to purchase 29,411 shares of common stock.

(10)	Represents 575,000 shares of common stock and warrants to purchase 480,000 shares of common stock. Mr. Evans’ beneficial ownership after registration and assuming all shares registered pursuant to the registration statement represents 455,000 shares of common stock and warrants to purchase 360,000 shares of common stock.

(11)	Represents 29,412 shares of common stock and warrants to purchase 29,412 shares of common stock.

(12)	Represents 117,647 shares of common stock and warrants to purchase 117,647 shares of common stock. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act of the securities reported herein that are held by Intracoastal. Mr. Asher, who is a manager of Intracoastal, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the ordinary shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the ordinary shares and warrants described herein, Intracoastal did not have any arrangements or understandings with any person to distribute such securities.

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PLAN OF DISTRIBUTION

Each selling security holder (the “Selling Security Holders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Security Holder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Security Holders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Security Holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Security Holders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Security Holders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Security Holders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Security Holder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

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The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Security Holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Security Holders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Security Holders or any other person. We will make copies of this prospectus available to the Selling Security Holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Tender Offer

Pursuant to the terms of the Offer to Amend and Exercise, upon exercise of 2017 Amended Warrants, shares of common stock will be distributed to those warrant holders who submit to the Company, an election to purchase the Warrant Shares underlying the 2017 Warrants to be exercised according to the terms of the 2017 Amended Warrants and the Offer to Amend and Exercise .

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DESCRIPTION OF SECURITIES

Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of June 30, 2017 , there were 62,943,153 shares of common stock outstanding and no shares of preferred stock outstanding. The following summary description of our capital stock is based on the provisions of our Certificate of Incorporation and Bylaws and the applicable provisions of the Delaware General Corporation Law, or the DGCL. This information is qualified entirely by reference to the applicable provisions of our Certificate of Incorporation and Bylaws and the DGCL.

Common Stock

Dividend rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available pursuant to the DGCL if our Board of Directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board of Directors may determine.

Voting rights. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Our Certificate of Incorporation does not provide for the right of stockholders to cumulate votes for the election of directors. Our Certificate of Incorporation does not establish a classified board of directors and all directors will be elected at each annual meeting of our stockholders.

No preemptive or similar rights. Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we may designate and issue in the future.

Right to receive liquidation distributions. Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully paid and nonassessable. All of our outstanding shares of common stock are fully paid and nonassessable.

Transfer agent. The transfer agent for our common stock is Transfer Online, Inc. Its address is 512 SE Salmon St. Portland, OR 97214, and its telephone number is (503) 227-2950.

OTCQB. Our common stock is approved for quotation on the OTC Markets’ OTCQB marketplace under the symbol “PURE.”

Preferred Stock

Pursuant to our Certificate of Incorporation, our Board of Directors has the authority, without further action by our stockholders (unless such stockholder action is required by applicable law), to designate and issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

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Warrants issued to Selling Security Holders

On December 1, 2016 and January 23, 2017, in closings of the Private Placement Offering, we issued warrants to purchase 1,572,941 shares of common stock at an exercise price of $1.25 per share, which are included for registration in this registration statement.

Term. The warrants are immediately exercisable, without any vesting, for five years from the date of issuance.

Cashless Exercise. The warrants are exercisable on a cashless basis if at any time after the six-month anniversary of the date of issuance, there is no effective registration statement registering, or no current prospectus available for, the resale of the shares underlying the warrants by the holder, subject to certain exceptions.

Transferability. The warrants are transferable if (i) registered under state and Federal securities laws or (ii) the transfer is made under an exemption to registration under state and Federal securities laws. If the transfer of any of the warrants is made pursuant to an exemption from registration, we may require the holder of the warrant to provides us with (i) a written opinion of counsel and (ii) an executed investment letter. Additionally, we may require that the transferee be an “accredited investor” or a “qualified institutional buyer” (as such terms are defined under SEC rules).

Adjustments. The exercise price and the number of shares of common stock issuable upon the exercise of the warrants is subject to adjustments in the event of a stock split, reverse stock split, reclassifications of our common stock or stock dividend.

Tender Offer: Pursuant to the Offer to Amend and Exercise,

1.	we are offering each individual holder of a 2017 Warrant the opportunity to amend such holder’s 2017 Warrant to:

●	reduce the exercise price of the 2017 Warrants from $1.25 per share to $0.85 per share of common stock in cash,

●	shorten the exercise period of the 2017 Warrants so that they expire concurrently with the expiration of the Offer to Amend and Exercise at 5:00 p.m. (Pacific Time) on September 25, 2017 , as may be extended by the Company in its sole discretion (“Expiration Date”),

●	delete the cashless exercise provisions in the 2017 Warrants and

●	make certain other conforming changes.

Other than set forth above, the terms of the 2017 Warrants will remain unmodified and in full force and effect.

2.	Requesting the holders of a majority of the shares issuable upon exercise of the 2017 Warrants (the “2017 Warrant Requisite Majority”) to approve an amendment of all of the outstanding 2017 Warrants to amend the 2017 Warrants in the same manner as set forth above (“2017 Aggregate Warrant Amendment”), except the expiration date shall be extended until October 10, 2017 (the “Subsequent Expiration Date”).

Pursuant to the terms of the 2017 Warrants, if the 2017 Warrant Requisite Majority approve the 2017 Aggregate Warrant Amendment, the amendments set forth above in the 2017 Individual Amendment Warrant will apply to all of the outstanding 2017 Warrants, regardless of whether or not the individual holder of the 2017 Warrant voted in favor of the 2017 Aggregate Warrant Amendment, and each holder of a 2017 Warrant must exercise its 2017 Warrant by the Subsequent Expiration Date or the 2017 Warrant held by such holder will expire unexercised by its amended terms.

Other Warrants

The Company has also issued various warrants to purchase shares of the Company’s common stock to investors participating in the Company’s private placement financings (i) completed on August 29, 2014, as amended (the “2014 Warrants”); (ii) completed on November 23, 2015, as amended (the “2015 Warrants”). Currently, there are 2014 Warrants to purchase 4,104,980 shares of the Company’s common stock and 2015 Warrants to purchase 1,986,101 shares of common stock. The 2014 Warrants and 2015 Warrants are also subject to the terms and conditions of the Offer to Amend and Exercise upon substantially identical terms (other than the adjustments to the exercise prices) as the 2017 Warrants. The 2014 Warrants and the 2015 Warrants are also subject to the Offer to Amend and Exercise as further detailed in the Schedule TO filed with the SEC.

The terms of the 2014 Warrants are as follows:

Term. The warrants are immediately exercisable, without any vesting, for five years from the date of issuance.

Cashless Exercise. The warrants are exercisable on a cashless basis at any time, subject to certain exceptions.

Transferability. The warrants are transferable if (i) registered under state and Federal securities laws or (ii) the transfer is made under an exemption to registration under state and Federal securities laws. If the transfer of any of the warrants is made pursuant to an exemption from registration, we may require the holder of the warrant to provides us with a written opinion of counsel Additionally, we may require that the transferee be an “accredited investor” or a “qualified institutional buyer” (as such terms are defined under SEC rules).

Adjustments. The exercise price and the number of shares of common stock issuable upon the exercise of the warrants is subject to adjustments in the event of a stock split, reverse stock split, reclassifications of our common stock or stock dividend.

The terms of the 2015 Warrants are as follows:

Term. The warrants are immediately exercisable, without any vesting, for five years from the date of issuance.

Cashless Exercise. The warrants are exercisable on a cashless basis at any time, subject to certain exceptions.

Transferability. The warrants are transferable if (i) registered under state and Federal securities laws or (ii) the transfer is made under an exemption to registration under state and Federal securities laws. If the transfer of any of the warrants is made pursuant to an exemption from registration, we may require the holder of the warrant to provides us with a written opinion of counsel Additionally, we may require that the transferee be an “accredited investor” or a “qualified institutional buyer” (as such terms are defined under SEC rules).

Adjustments. The exercise price and the number of shares of common stock issuable upon the exercise of the warrants is subject to adjustments in the event of a stock split, reverse stock split, reclassifications of our common stock or stock dividend. Additionally the number of shares of common stock issuable upon exercise of the warrants is subject to a broad-based anti-dilution adjustment in event shares of common stock are subsequently issued at a price per share less than $0.45 per share.

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Within five (5) calendar days of its receipt of approval by the 2017 Warrant Requisite Majority, we shall provide notice to all holders of the 2017 Warrants notice of its receipt of approval by the 2017 Warrant Requisite Majority and offer any holders who have not previously exercised their 2017 Warrants an opportunity to do so by the Subsequent Expiration Date.

Registration Rights Agreements

We have entered into various registration rights agreements with investors in the private placements to file this registration statement with the Securities and Exchange Commission (the “Commission”) to register for resale under the Securities Act, the shares of common stock held by the selling security holders, including shares issuable upon exercise of the warrants. We are obligated to use our commercially reasonable best efforts to cause this registration statement to be declared effective by the SEC as soon as reasonably practicable after the filing of post-effective amendment. Additionally, the Registration Rights Agreement provides for certain monetary penalties if this registration statement is not filed or declared effective prior to certain dates as set forth in the registration rights agreements.

Additionally in October and November 2015 , we entered into registration rights agreements with various investors which granted certain demand registration rights to such investors, upon request of the investors holding 75% of the registrable securities issued in the private placements.

Convertible Debt

In connection with Mr. Brovarone’s separation from the Company, we entered into a Settlement and Release Agreement effective August 13, 2013 with Mr. Brovarone (the “Brovarone Release Agreement”). The Brovarone Release Agreement provides for a mutual release of all claims between Mr. Brovarone and the Company. Mr. Brovarone shall be paid $91,332.77 (the “Brovarone Amount”) as follows: (i) starting November 11, 2013 the Brovarone Amount shall be subject to 2% interest per annum; (ii) starting December 11, 2013 and continuing on the same day of each month for 60-months the Company shall pay $1,600.86 and (iii) the Company shall have the right to prepay without penalty upon 30-days’ notice. Mr. Brovarone shall have the right to convert the then outstanding balance of the Brovarone Amount, at any time and with 10-days’ advance notice, into common stock at a conversion price equal to the average closing price for our common stock on the principal market on which our common stock is then listed or quoted for the ten trading days immediately preceding the date of the conversion notice.

Anti-takeover effects of provisions of our Certificate of Incorporation, our Bylaws and Delaware law

Certificate of Incorporation and Bylaws

Because our stockholders do not have cumulative voting rights in the election of directors, stockholders holding a majority of the shares of common stock represented in person or by proxy at a duly called stockholder meeting will be able to elect all of our directors. Our Board of Directors will be able to elect a director to fill a vacancy created by the expansion of the Board or due to the resignation, death or departure of an existing member of the Board. Our Certificate of Incorporation and Bylaws also provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only the Board of Directors, Chairman of the Board or Chief Executive Officer may call a special meeting of stockholders. In addition, our Bylaws include a requirement for the advance notice of nominations for election to our Board of Directors or for proposing matters that can be acted upon at a stockholders’ meeting. As described above, our Certificate of Incorporation also provides for the ability of the Board of Directors to issue, without stockholder approval, up to 5,000,000 shares of preferred stock with terms set by the Board of Directors, which rights could be senior to those of our common stock and which terms could be designed to delay or prevent a change in control of the Company or make removal of management more difficult.

The foregoing provisions may make it difficult for our existing stockholders to replace our Board of Directors, as well as for another party to obtain control of the Company by replacing our Board of Directors. In addition, the authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the Company’s control. Further, our Certificate of Incorporation and Bylaws provide that we will indemnify our directors and officers against liabilities, losses and expenses incurred or suffered in investigations and legal proceedings resulting from their services for us, which may include service in connection with takeover defense measures.

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Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. Under Section 203 of the DGCL, a Delaware corporation is prohibited from engaging in a “business combination” with an “interested stockholder” for three years following the date that such person or entity becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or entity that owns, individually or with or through other persons or entities, fifteen percent (15%) or more of the corporation’s outstanding voting stock (including rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and also stock as to which the person has voting rights only). The three-year moratorium imposed by Section 203 on business combinations does not apply if:

●	Prior to the date on which the interested stockholder becomes an interested stockholder, the board of directors of the corporation approves either the business combination or the transaction that resulted in the person or entity becoming an interested stockholder;

●	Upon consummation of the transaction that makes the person or entity an interested stockholder, the interested stockholder owns at least eighty-five percent (85%) of the corporation’s voting stock outstanding at the time the transaction commenced (excluding, for purposes of determining voting stock outstanding, shares owned by directors who are also officers of the corporation and shares held by employee stock plans that do not give employee participants the right to decide confidentially whether to accept a tender or exchange offer); or

●	On or after the date the person or entity becomes an interested stockholder, the business combination is approved both by the board of directors and by the stockholders at a meeting by sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not “opted out” and do not plan to “opt out” of these provisions. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

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LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, San Diego, California. Any underwriter, dealer, or agent may be advised about issues relating to any offering by its own legal counsel.

EXPERTS

The consolidated financial statements of PURE Bioscience, Inc. as of July 31, 2016 and 2015, and for the years then ended, have been included herein in reliance upon the report of Mayer Hoffman McCann P.C., an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available at the SEC’s website at www.sec.gov. We also maintain a web site at www.purebio.com, which provides additional information about our company and through which you can also access our SEC filings. Information contained in or accessible through either website is not and should not be considered a part of this prospectus and you should not rely on that information in deciding whether to invest in our common stock.

70

F-1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

PURE Bioscience, Inc.

We have audited the accompanying consolidated balance sheets of PURE Bioscience, Inc. (“the Company”) as of July 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two year period ended July 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PURE Bioscience, Inc. as of July 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for each of the years in the two year period ended July 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
October 27, 2016

F-2

PURE Bioscience, Inc.

Consolidated Balance Sheets

	July 31, 2016	July 31, 2015
Assets
Current assets
Cash and cash equivalents	$5,194,000	$1,321,000
Accounts receivable	263,000	189,000
Inventories, net	350,000	207,000
Restricted cash	75,000	75,000
Prepaid expenses	260,000	187,000
Total current assets	6,142,000	1,979,000
Property, plant and equipment, net	440,000	90,000
Patents, net	980,000	1,192,000
Total assets	$7,562,000	$3,261,000
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$479,000	$560,000
Restructuring liability	39,000	59,000
Accrued liabilities	216,000	246,000
Derivative liability	1,802,000	4,000
Total current liabilities	2,536,000	869,000
Deferred rent	3,000	9,000
Total liabilities	2,539,000	878,000
Commitments and contingencies (See Note 4)
Stockholders’ equity
Preferred stock, $0.01 par value: 5,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value: 100,000,000 shares authorized, 64,823,917 shares issued and outstanding at July 31, 2016, and 41,859,297 shares issued and outstanding at July 31, 2015	649,000	420,000
Additional paid-in capital	107,593,000	90,811,000
Accumulated deficit	(103,219,000)	(88,848,000)
Total stockholders’ equity	5,023,000	2,383,000
Total liabilities and stockholders’ equity	$7,562,000	$3,261,000

See accompanying notes.

F-3

PURE Bioscience, Inc.

Consolidated Statements of Operations

	Year ended
	July 31,
	2016	2015
Net product sales	$1,289,000	$729,000
Operating costs and expenses
Cost of goods sold	441,000	285,000
Selling, general and administrative	5,076,000	4,912,000
Research and development	927,000	790,000
Share-based compensation	1,902,000	2,382,000
Total operating costs and expenses	8,346,000	8,369,000
Loss from operations	(7,057,000)	(7,640,000)
Other income (expense)
Fair value of derivative liabilities in excess of proceeds	(1,867,000)	—
Change in derivative liability	(5,481,000)	5,000
Interest expense, net	(10,000)	(8,000)
Other income (expense), net	44,000	16,000
Total other income (expense)	(7,314,000)	13,000
Net loss	$(14,371,000)	$(7,627,000)
Basic and diluted net loss per share	$(0.25)	$(0.19)
Shares used in computing basic and diluted net loss per share	56,830,533	39,748,935

See accompanying notes.

F-4

PURE Bioscience, Inc.

Consolidated Statements of Stockholders’ Equity

			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance July 31, 2014	29,394,940	$295,000	$80,943,000	$(81,221,000)	$17,000
Issuance of common stock in private placements, net	10,086,025	101,000	7,300,000	—	7,401,000
Share-based compensation expense - stock options	—	—	63,000	—	63,000
Share-based compensation expense - restricted stock units	—	—	2,319,000	—	2,319,000
Stock issued for services	250,000	3,000	203,000	—	206,000
Issuance of common stock upon vesting of restricted stock units	1,715,000	17,000	(17,000)	—	—
Issuance of common stock upon the exercise of warrants	413,332	4,000	—	—	4,000
Net loss	—	—	—	(7,627,000)	(7,627,000)
Balance July 31, 2015	41,859,297	$420,000	$90,811,000	$(88,848,000)	$2,383,000
Issuance of common stock in private placements, net	17,777,772	177,000	(177,000)	—	—
Share-based compensation expense - stock options	—	—	358,000	—	358,000
Share-based compensation expense - restricted stock units	—	—	1,544,000	—	1,544,000
Stock issued for services	250,000	3,000	287,000	—	290,000
Warrant liability removed due to warrant exercise and cancellation	—	—	13,550,000	—	13,550,000
Issuance of common stock upon vesting of restricted stock units	2,075,000	21,000	(21,000)	—	—
Issuance of common stock upon exercise of warrants	2,861,848	28,000	1,241,000	—	1,269,000
Net loss	—	—	—	(14,371,000)	(14,371,000)
Balance July 31, 2016	64,823,917	$649,000	$107,593,000	$(103,219,000)	$5,023,000

See accompanying notes.

F-5

PURE Bioscience, Inc.

Consolidated Statements of Cash Flows

	Year ended
	July 31,
	2016	2015
Operating activities
Net loss	$(14,371,000)	$(7,627,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	1,902,000	2,382,000
Amortization of stock issued for services	225,000	115,000
Fair value of derivative liabilities in excess of proceeds	1,867,000	—
Impairment of patents	48,000	—
Depreciation and amortization	219,000	206,000
Change in fair value of derivative liability	5,481,000	(5,000)
Changes in operating assets and liabilities:
Accounts receivable	(74,000)	(142,000)
Inventories	(143,000)	42,000
Restricted cash	—	(75,000)
Prepaid expenses	(8,000)	—
Accounts payable and accrued liabilities	(131,000)	(955,000)
Deferred rent	(6,000)	(4,000)
Net cash used in operating activities	(4,991,000)	(6,063,000)
Investing activities
Investment in patents	(15,000)	(26,000)
Purchases of property, plant and equipment	(390,000)	(81,000)
Net cash used in investing activities	(405,000)	(107,000)
Financing activities
Net proceeds from the sale of common stock	8,000,000	7,401,000
Net proceeds from the exercise of warrants	1,269,000	4,000
Net cash provided by financing activities	9,269,000	7,405,000
Net increase in cash and cash equivalents	3,873,000	1,235,000
Cash and cash equivalents at beginning of year	1,321,000	86,000
Cash and cash equivalents at end of year	$5,194,000	$1,321,000
Supplemental disclosure of cash flow information
Cash paid for taxes	$2,000	$1,600
Warrant liability removed due to settlements	$13,550,000	$—
Fair value of warrant liability at issuance	$9,867,000	$—
Common stock issued for prepaid services	$290,000	$206,000

See accompanying notes.

F-6

PURE Bioscience, Inc.

Notes to Consolidated Financial Statements

1. Organization and Business

All references to “PURE,” “we”, “our,” and “us” refer to PURE Bioscience, Inc. and our wholly owned subsidiary.

PURE Bioscience, Inc. is focused on developing and commercializing our proprietary antimicrobial products that provide solutions to the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented stabilized ionic silver, and our initial products contain silver dihydrogen citrate, or SDC. SDC is a broad-spectrum, non-toxic antimicrobial agent that is manufactured as a liquid delivered in various concentrations. We currently distribute and contract the manufacture and distribution of our SDC-based disinfecting and sanitizing products, which are registered by the Environmental Protection Agency, or EPA. We also contract manufacture and sell SDC-based formulations to manufacturers for use as a raw material ingredient in the production of personal care products. We believe our technology platform has potential application in a number of industries. We intend to focus our current resources on providing food safety solutions to the food industry.

We were incorporated in the state of California in August 1992 as Innovative Medical Services. In September 2003, we changed our name to PURE Bioscience. In March 2011, we reincorporated in the state of Delaware. We operate in one business segment.

Liquidity

Since our inception, we have financed our operations primarily through public and private offerings of securities, debt financings, and revenue from product sales and license agreements. We have a history of recurring losses, and as of July 31, 2016 we have incurred a cumulative net loss of $103,219,000.

As of July 31, 2016, we had $5,194,000 in cash and cash equivalents, and $479,000 of accounts payable. As of July 31, 2016, we had no long term debt.

Our future capital requirements depend on numerous forward-looking factors. These factors may include, but are not limited to, the following: the acceptance of, and demand for, our products; our success and the success of our partners in selling our products; our success and the success of our partners in obtaining regulatory approvals to sell our products; the costs of further developing our existing products and technologies; the extent to which we invest in new product and technology development; and the costs associated with the continued operation, and any future growth, of our business. The outcome of these and other forward-looking factors will substantially affect our liquidity and capital resources.

We expect that we will need to increase our liquidity and capital resources by one or more measures. These measures may include, but are not limited to, the following: reducing operating expenses; obtaining financing through the issuance of equity, debt, or convertible securities; entering into partnerships, licenses, or other arrangements with third parties; and reducing the exercise price of outstanding warrants. Any one of these measures could substantially reduce the value to us of our technology and its commercial potential. If we issue equity, debt or convertible securities to raise additional funds, our existing stockholders may experience dilution, and the new equity, debt or convertible securities may have rights, preferences and privileges senior to those of our existing stockholders. There is no guarantee that we would be able to obtain capital on terms acceptable to us, or at all.

If we are unable to obtain sufficient capital, it would have a material adverse effect on our business and operations. It could cause us to fail to execute our business plan, fail to take advantage of future opportunities, or fail to respond to competitive pressures or customer requirements. It also may require us to delay, scale back or eliminate some or all of our research and development programs, to license to third parties the right to commercialize products or technologies that we would otherwise commercialize ourselves, or to reduce or cease operations. If adequate funds are not available when needed, we may be required to significantly modify our business model and operations to reduce spending to a sustainable level.

F-7

We believe our available cash on-hand and cash received from financings subsequent to our year ended July 31, 2016, our current efforts to market and sell our products, and our ability to significantly reduce expenses, will provide sufficient cash resources to satisfy our needs over the next 12 months. However, we do not yet have, and we may never have, significant cash inflows from product sales or from other sources of revenue to offset our ongoing and planned investments in, research and development projects, regulatory submissions, business development activities, and sales and marketing, among other investments. Some or all of our ongoing or planned investments may not be successful. In addition, irrespective of our cash resources, we may be contractually or legally obligated to make certain investments which cannot be postponed.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the consolidated accounts of PURE Bioscience, Inc. and its wholly owned subsidiary, ETIH2O Corporation, a Nevada corporation. ETIH2O Corporation has no business and no material assets or liabilities and there have been no significant transactions related to ETIH2O during the periods presented in the consolidated financial statements. All inter-company balances and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements, and the disclosures made in the accompanying notes to the consolidated financial statements. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with original maturities from purchase date of three months or less.

Restricted Cash

The Company is required to maintain $75,000 in a restricted certificate of deposit account in order to fully collateralize four revolving credit card accounts.

Fair Value of Financial Instruments

Certain of our financial instruments—including cash and cash equivalents, accounts receivable, inventories, prepaid expenses, accounts payable, accrued liabilities, and deferred rent are carried at cost, which is considered to be representative of their respective fair values because of the short-term nature of these instruments. Our derivative liabilities are carried at estimated fair value (See Notes 5 and 6).

Derivative Financial Instruments

We do not use derivative instruments to hedge exposures to cash flow or market or foreign currency risks.

We review the terms of the common stock, warrants and convertible debt we issue to determine whether there are derivative instruments, including embedded conversion options that are required to be bifurcated and accounted for separately as derivative financial instruments. In circumstances where the host instrument contains more than one embedded derivative instrument, including a conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

F-8

Derivatives are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the equity or convertible debt instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds received are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the host instruments themselves, usually resulting in those instruments being recorded at a discount from their face value.

The discount from the face value of any convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to interest expense, using the effective interest method.

Accounts Receivable

Trade accounts receivable are recorded net of allowances for doubtful accounts. Estimates of allowances for doubtful accounts are determined based on historical payment patterns and individual customer circumstances. The allowance for doubtful accounts was zero at July 31, 2016 and 2015.

Inventories

Inventories are stated at the lower of cost or net realizable value, and net of a valuation allowance for potential excess or obsolete material. Cost is determined using the average cost method.

Property, Plant and Equipment

Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of our property, plant, and equipment range from three to ten years. Capitalized costs associated with leasehold improvements are depreciated over the lesser of the useful life of the asset or the remaining life of the lease. Depreciation is generally included in selling, general and administrative expense. Depreciation related to manufacturing is systematically allocated to inventory produced, and expensed through cost of goods sold at the time inventory is sold.

Patents

We have filed a number of patent applications with the United States Patent and Trademark Office and in foreign countries. Certain legal and related costs incurred in connection with pending patent applications have been capitalized. Costs related to successful patent applications are amortized over the lesser of the remaining useful life of the related technology or the remaining patent life, commencing on the date the patent is issued. Capitalized costs related to patent applications are expensed in the period in which a determination is made not to pursue such applications.

Impairment of Long-Lived Assets

In accordance with GAAP, if indicators of impairment exist, we assess the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, we measure the amount of such impairment by comparing the carrying value of the asset to the fair value of the asset and we record the impairment as a reduction in the carrying value of the related asset and a charge to operating results. Estimating the undiscounted future cash flows associated with long-lived assets requires judgment, and assumptions could differ materially from actual results. During the fiscal year ended July 31, 2016 we incurred $48,000 of expense related to the abandonment of a pending patent not associated with our core business. There were no patent impairments during the fiscal year ended July 31, 2015.

Revenue Recognition

We sell our products to distributors and end users. We record net sales when we sell products to our customers, rather than when our customers resell products to third parties. When we sell products to our customers, we reduce the balance of our inventory with a corresponding charge to cost of goods sold. We do not currently have any consignment sales.

F-9

Terms of our product sales are generally FOB shipping point. Net sales are recognized when delivery of the products has occurred (which is generally at the time of shipment), title has passed to the customer, the selling price is fixed or determinable, collectability is reasonably assured and we have no further obligations. Any amounts received prior to satisfying these revenue recognition criteria are recorded as deferred revenue. We record net sales net of discounts at the time of sale and report net sales net of such discounts.

We also license our products and technology to development and commercialization partners. Upfront product and technology license fees under multiple-element arrangements are deferred and recognized over the period of such services or performance, if such arrangements require on-going services or performance. Non-refundable amounts received for substantive milestones are recognized upon achievement of the milestone. Any amounts received prior to satisfying these revenue recognition criteria are recorded as deferred revenue.

Shipping and Handling Costs

Shipping and handling costs incurred by us for product shipments are included in cost of goods sold and were minimal for the years ended July 31, 2016 and 2015.

Research and Development Costs

Research and development costs are expensed as incurred.

Share-Based Compensation

We grant equity-based awards under share-based compensation plans. We estimate the fair value of share-based payment awards using the Black-Scholes option valuation model. This fair value is then amortized over the requisite service periods of the awards. The Black-Scholes option valuation model requires the input of subjective assumptions, including price volatility of the underlying stock, risk-free interest rate, dividend yield, and expected life of the option. Share-based compensation expense is based on awards ultimately expected to vest, and therefore is reduced by expected forfeitures.

Other Income (Expense)

We record interest income, interest expense, change in derivative liabilities, as well as other non-operating transactions, as other income (expense) on our consolidated statements of operations.

Comprehensive Loss

Comprehensive loss is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources, including unrealized gains and losses on marketable securities and foreign currency translation adjustments. For the years ended July 31, 2016 and 2015, our comprehensive loss consisted only of net loss.

Income Taxes

We recognize deferred tax assets and liabilities for temporary differences between the tax basis of assets and liabilities and the amounts at which they are carried in the financial statements based upon the enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established to reduce deferred tax assets to the amount expected to be realized.

Net Loss Per Share

Basic net loss per common share is computed as net loss divided by the weighted average number of common shares outstanding for the period. Our diluted net loss per common share is the same as our basic net loss per common share because we incurred a net loss during each period presented, and the potentially dilutive securities from the assumed exercise of all outstanding stock options, restricted stock units, and warrants would have an antidilutive effect. As of July 31, 2016 and 2015, the number of shares issuable upon the exercise of stock options, the vesting of restricted stock units, and the exercise of warrants, none of which are included in the computation of basic net loss per common share, was 10,619,394 and 8,679,374 respectively.

F-10

Recent Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. The ASU provides guidance to an organization’s management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations today in the financial statement footnotes. The amendments are effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early adoption is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. We do not intend to early adopt this standard. We are still evaluating what effect the adoption of this standard will have on the financial condition of the Company.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize “right of use” assets and liabilities for all leases with lease terms of more than 12 months. The ASU requires additional quantitative and qualitative financial statement footnote disclosures about the leases, significant judgments made in accounting for those leases and amounts recognized in the financial statements about those leases. The effective date will be the first quarter of fiscal year 2019. We are currently evaluating the impact of the adoption of this accounting standard update on our consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606), which requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendments in this Update do not change the core principle of the guidance. The amendments clarify the implementation guidance on principal versus agent considerations. ASU No. 2016-08 was amended by ASU No. 2016-10 to identify performance obligations and licensing. These amendments should be adopted concurrent with adoption of ASU 2014-09. ASU No. 2016-10 is effective for annual reporting periods, and interim periods within those periods, beginning after December 15, 2017, with early adoption not permitted. We have not yet determined the effect of the standard on our consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting, which is designed to simplify several aspects of accounting for share-based payment award transactions, including income tax consequences, classification of awards as either equity or liabilities, classification on the statement of cash flows and forfeiture rate calculations. ASU No. 2016-09 is effective for annual reporting periods, and interim periods within those periods, beginning after December 15, 2016, with early adoption permitted. We are currently evaluating the impact of ASU No. 2016-09 on our consolidated financial statements.

3. Balance Sheet Details

Inventories consist of the following:

	July 31,
	2016	2015
Raw materials	$120,000	$96,000
Finished goods	230,000	111,000
	$350,000	$207,000

During the fiscal year ended July 31, 2016, we received $46,000 from the sale of inventory which was reserved in prior fiscal years. The $46,000 gain is reflected in the other income (expense) section of the consolidated statement of operations.

F-11

Property, plant, and equipment consist of the following:

	July 31,
	2016	2015
Computers and equipment	$840,000	$590,000
Furniture and fixtures	21,000	21,000
	861,000	611,000
Less accumulated depreciation	(421,000)	(521,000)
	$440,000	$90,000

Depreciation expense was $40,000 and $27,000 for the years ended July 31, 2016 and 2015, respectively.

Patents consist of the following:

	July 31,
	2016	2015
Patents	$3,475,000	$3,508,000
Less accumulated amortization	(2,495,000)	(2,316,000)
	$980,000	$1,192,000

Patent amortization expense was $179,000 for the years ended July 31, 2016 and 2015, respectively. At July 31, 2016, the weighted average remaining amortization period for all patents was approximately six years. The annual patent amortization expense for the next five years is expected to be approximately $178,000 per year. During the fiscal year ended July 31, 2016 we incurred $48,000 of expense related to the abandonment of a pending patent not associated with our core business. There were no patent impairments during the fiscal year ended July 31, 2015.

4. Commitments and Contingencies

Severance Agreement

On August 13, 2013, the Company entered into a Severance and Release Agreement with Dennis Brovarone, a former Board member. Mr. Brovarone will receive $91,000, payable in 60 monthly installments of approximately $1,600, commencing December 11, 2013 for amounts previously accrued as of July 31, 2013. For the years ended July 31, 2016 and 2015, $39,000 and $59,000 remained payable under the agreement and is included in the accrued restructuring liability section of the consolidated balance sheets as of July 31, 2016 and 2015.

Operating Leases

During August 2016, we amended the lease of our primary facility in El Cajon, California under a noncancelable operating lease that now expires in December 2019. This facility includes our corporate offices, research and development laboratory, and warehouse. Rent expense, including common area maintenance, was $99,000 and $108,000 for the years ended July 31, 2016 and 2015, respectively.

F-12

Future minimum annual lease payments for our primary facility as of July 31, 2016 are as follows:

2017	$86,000
2018	$94,000
2019	$106,000
2020	$45,000
$331,000

5. Fair Value of Financial Instruments

Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the authoritative guidance establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

●	Level 1 – Quoted prices in active markets for identical assets or liabilities.

●	Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

In connection with the October and November 2015 Private Placements and a prior Bridge Loan, we issued warrants with derivative features. These instruments are accounted for as derivative liabilities (See Note 6).

We used Level 3 inputs for the valuation methodology of the derivative liabilities. The estimated fair values were computed using a Monte Carlo option pricing model based on various assumptions. Our derivative liabilities are adjusted to reflect estimated fair value at each period end, with any decrease or increase in the estimated fair value being recorded in other income or expense accordingly, as adjustments to the fair value of the derivative liabilities. Various factors are considered in the pricing models we use to value the warrants, including the Company’s current stock price, the remaining life of the warrants, the volatility of the Company’s stock price, and the risk free interest rate. Future changes in these factors will have a significant impact on the computed fair value of the warrant liability. As such, we expect future changes in the fair value of the warrants to vary significantly from quarter to quarter.

The following table provides a reconciliation of the beginning and ending balances of the derivative liabilities for the years ended July 31, 2016 and 2015:

Fair Value of Significant Unobservable Inputs (Level 3)

Warrant
Liability
Balance at July 31, 2014	$9,000
Issuances	—
Settlement of warrant liability	—
Adjustments to estimated fair value	(5,000)
Balance at July 31, 2015	$4,000
Issuances	9,867,000
Settlement of warrant liability	(13,550,000)
Adjustments to estimated fair value	5,481,000
Balance at July 31, 2016	$1,802,000

F-13

6. Derivative Liability

On October 23, 2015 (the “October Closing Date”), we completed a first closing of a private placement financing (the “Private Placement Financing”), where we issued an aggregate of 13,333,333 shares of our common stock (the “Common Stock”), a warrant to purchase up to an aggregate of 6,666,666 shares of common stock with a term of five years and a warrant to purchase up to an aggregate of 8,666,666 shares of common stock with a term of six months (See Note 7).

On November 23, 2015, we completed a second closing of the Private Placement Financing, where we issued 4,444,439 shares of Common Stock, warrants to purchase up to an aggregate of 2,222,217 shares of common stock with a term of five years and a warrant to purchase up to an aggregate of 2,820,670 shares of common stock with a term of six months (See Note 7).

We accounted for the combined 20,376,219 warrants issued in connection with the Private Placement Financing in accordance with the accounting guidance for derivatives. The applicable accounting guidance sets forth a two-step model to be applied in determining whether a financial instrument is indexed to an entity’s own stock, which would qualify such financial instruments for a scope exception. This scope exception specifies that a contract that would otherwise meet the definition of a derivative financial instrument would not be considered as such if the contract is both (i) indexed to the entity’s own stock and (ii) classified in the stockholders’ equity section of the entity’s balance sheet. We determined the warrants were ineligible for equity classification due to anti-dilution provisions set forth therein.

The five year warrants issued on the October Closing Date were canceled on July 19, 2016. The estimated fair value of the five year warrants issued on the October Closing Date, as of the October Closing Date, and at July 19, 2016, was $4,034,000 and $5,541,000, respectively. The fair value on cancelation was returned to additional paid in capital and is reflected in the Settlement of warrant liability section on the table above.

The six month warrants issued on the October Closing Date expired unexercised on April 23, 2016. The estimated fair value of the six month warrants issued on the October Closing Date, as of the October Closing Date, and at April 23, 2016, was $2,974,000 and $6,067,000, respectively. The fair value on expiration was returned to additional paid in capital and is reflected in the Settlement of warrant liability section on the table above.

The estimated fair value of the five year warrants issued on the November Closing Date, as of the November Closing Date, and at July 31, 2016, was $1,587,000 and $1,794,000, respectively. The following assumptions were used as inputs to the Monte Carlo option pricing model at July 31, 2016: stock price of $1.01 and a warrant exercise price of $0.45; our historical stock price volatility of 90%; risk free interest rate on U.S. treasury notes of 1.0%; warrant expiration of 4.3 years.

During the fiscal year ended July 31, 2016, all 2,820,670 of the six month warrants issued on the November Closing Date were exercised. The estimated fair value of the six month warrants issued on the November Closing Date, as of the November Closing Date, and at exercise, was $1,271,000 and $1,942,000, respectively. The fair value on exercise was returned to additional paid in capital and is reflected in the Settlement of warrant liability section on the table above.

Given that the fair value of the derivative warrants issued on the October Closing Date exceeded the total proceeds of the private placement of $6,000,000, as of the October Closing Date, no net amounts were allocated to the common stock. The $1,008,000 amount by which the recorded liabilities exceeded the proceeds was charged to other expense at the October Closing Date. Given that the fair value of the derivative liabilities issued on the November Closing Date exceeded the total proceeds of the private placement of $2,000,000, as of the November Closing Date, no net amounts were allocated to the common stock. The $859,000 amount by which the recorded liabilities exceeded the proceeds was charged to other expense at the November Closing Date. We have revalued the derivative liability as of July 31, 2016, and will continue to do so on each subsequent balance sheet date until the securities to which the derivative liabilities relate are exercised or expire, with any changes in the fair value between reporting periods recorded as other income or expense.

F-14

The derivative liabilities were valued at the closing dates of the October and November Private Placements and at July 31, 2016 using the following assumptions:

	July 31, 2016	On issuance
Closing price per share of common stock	$1.01	$0.87 -0.75
Exercise price per share	$0.45	$0.45
Volatility	90.00%	90.00%
Risk-free interest rate	1.0%	1.7 – 0.1%
Dividend yield	0.0	0.0
Expected term of underlying securities (years)	4.3	5.0 – 0.5

In addition, as of the valuation dates, management assessed the probabilities of future financings assumptions in the valuation models.

As of July 31, 2016, we had a warrant liability of $8,000 related to 132,420 warrants issued pursuant to a Bridge Loan financing that occurred during the fourth quarter of 2012. Currently there are 9,709 warrants outstanding that were issued in connection with the Bridge Loan. The following assumptions were used as inputs to the model at July 31, 2016: stock price of $1.01 and a warrant exercise price of $0.20 as of the valuation date; our historical stock price volatility of 78.73%; risk free interest rate on U.S. treasury notes of 0.2%; warrant expiration of 0.4 years.

As of July 31, 2016 and 2015 the total value of the derivative liabilities was $1,802,000 and $4,000, respectively. The change in fair value of the warrant liability for the fiscal year ended July 31, 2016, was an increase of $5,481,000, which was recorded as a change in derivative liability in the consolidated statement of operations.

7. Stockholders’ Equity

Preferred Stock

As of July 31, 2016, the Company’s Board of Directors is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.01 per share, in one or more series. As of July 31, 2016 and 2015, there were no shares of preferred stock issued and outstanding.

Common Stock

As of July 31, 2016, 100,000,000 shares of common stock with a par value of $0.01 per share are authorized for issuance.

Private Placements

On October 23, 2015, we completed the initial closing of the Private Placement Financing pursuant to a securities purchase agreement (the “Securities Purchase Agreement”), providing for the issuance and sale by us to Franchise Brands, LLC (the “Investor”) of (i) an aggregate of 13,333,333 shares (collectively, the “Purchase Shares”) of our common stock (the “Common Stock”) at a purchase price of $0.45 per share, (ii) a warrant to purchase up to an aggregate of 6,666,666 shares of Common Stock with a term of five years (the “Five-Year Warrant”) and (iii) a warrant to purchase up to an aggregate of 8,666,666 shares of Common Stock with a term of six months and only exercisable for cash (the “Six-Month Warrant”), for aggregate gross proceeds to us of $6.0 million.

On November 23, 2015, we completed the second and final closing of the Private Placement Financing. We raised $2.0 million in this closing providing for the issuance to various investors (i) an aggregate of 4,444,439 Purchase Shares at a purchase price of $0.45 per share, (ii) Five-Year Warrants to purchase up to an aggregate of 2,222,217 shares of Common Stock (iii) Six-Month Warrants to purchase up to an aggregate of 2,820,670 shares of Common Stock (the “Six-Month Warrants,” together with the Five-Year Warrants, the “Warrants” and the shares issuable upon exercise of the Warrants, collectively, the “Warrant Shares”). We did not engage a placement agent or investment banker to facilitate the Private Placement Financing. We intend to use the aggregate net proceeds of the Private Placement Financing primarily for working capital and general corporate purposes.

F-15

During the fiscal year ended July 31, 2016, (i) all 2,820,670 of the Six-Month Warrants issued in the second and final closing were exercised, (ii) the Six-Month Warrants issued in the initial closing expired and (iii) the Five-Year Warrants issued in the initial closing were cancelled.

We offered the securities in the Private Placement Financing to the Company’s existing investors who previously purchased securities in our private placement financings in August and September of 2014 (the “Prior Financings”). Tom Lee, a member of our board of directors and a participant in the Prior Financings, together with certain of his affiliates, invested approximately $472,000 in the final closing of the Private Placement Financing on the same terms offered to the other Investors.

The Five-Year Warrants have a term of exercise equal to the earlier of (i) five years after their issuance date or (ii) the consummation of an Acquisition Event (as defined in the Five-Year Warrants). The Five-Year Warrants are subject to a broad-based anti-dilution adjustment in the event the Company issues shares of Common Stock without consideration or for consideration per share less than the exercise price in effect immediately prior to such issuance; provided however, that such adjustment does not apply to an Excluded Issuance (as such term is defined in the Five-Year Warrants). Additionally, the number of Warrant Shares issuable upon exercise of the Five-Year Warrants and the applicable exercise price therefore are subject to adjustment in the event of a stock dividend, stock split or combination as set forth in the Five-Year Warrants.

We also entered into a registration rights agreement with the Investors who participated in the Private Placement Financing (the “Registration Rights Agreement”), pursuant to which we will be obligated, upon request of Investors holding 75% of the Issuable Shares (as defined therein) and subject to certain conditions, to file with the Securities and Exchange Commission (the “Commission”) as soon as practicable, but in any event within 60 days after receiving such applicable request, a registration statement on Form S-1 (the “Resale Registration Statement”) to register the Purchase Shares and the Warrant Shares for resale under the Securities Act and other securities issued or issuable with respect to or in exchange for the Purchase Shares or Warrant Shares. We are obligated to use our commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing of the Resale Registration Statement, but no monetary penalty or liquidated damages will be imposed upon the Company if the Registration Statement is not declared effective by the SEC.

During the fiscal year ended July 31, 2015, we issued a total of 10,086,025 shares of common stock and warrants to purchase 4,652,312 shares of common stock for gross proceeds of $7,493,000. After deducting fees of $92,000, the net proceeds to us were $7,401,000. The warrants issued have a five-year term, are exercisable immediately, and have exercise prices ranging from $0.01 to $0.75 per share. A fair value of $4,397,000 was estimated for the warrants using the Black-Sholes valuation method using a volatility of 133.74%, an interest rate of 1.50% and a dividend yield of zero. We determined that the warrants issued in connection with the private placements were equity instruments and did not represent derivative instruments.

Other Activity

During the fiscal year ended July 31, 2016, we issued 2,075,000 shares of common stock to employees, directors and officers for restricted stock units that vested, based on service and performance conditions. In addition, we entered into a two-year service agreement for general financial advisory services. In accordance with the agreement we issued 250,000 shares of common stock, with a value of $290,000. The value was capitalized to prepaid expense and is being amortized over the term of the agreement. During the fiscal year ended July 31, 2016, we recognized $43,000 of expense related to these services.

During the fiscal year ended July 31, 2015, we issued 1,715,000 shares of common stock to employees, directors and officers for restricted stock units that vested, based on service and performance conditions. In addition, we issued 250,000 shares of common stock, valued at $206,000 for investor relations services. The value was capitalized to prepaid expense and is being amortized over a one year term. For the years ended July 31, 2016 and 2015, we recognized $182,000 and $24,000, respectively, of expense related to these services.

F-16

Warrants

During the fiscal year ended July 31, 2016, we received $1,269,000 from the exercise of warrants issued in November 2015 to purchase 2,820,670 shares of our common stock. In addition, there was a net exercise on 78,000 warrants which resulted in the issuance of 41,178 shares of our common stock. As these warrants were net exercised, as permitted under the respective warrant agreement, we did not receive any cash proceeds. The warrants were issued in connection with a prior year private placement and were considered equity instruments.

During the fiscal year ended July 31, 2015, we received $4,000 from the exercise of warrants to purchase 413,332 shares of our common stock.

A summary of our warrant activity and related data is as follows:

Shares
Outstanding at July 31, 2014	849,012
Issued	4,652,312
Exercised	(413,332)
Expired	(52,836)
Outstanding at July 31, 2015	5,035,156
Issued	20,376,219
Exercised	(2,898,670)
Expired/Cancelled	(15,456,279)
Outstanding at July 31, 2016	7,056,426

The following table summarizes information related to warrants outstanding at July 31, 2016:

Expiration	Exercise
Date	Price	Shares
12/14/16	$3.61	25,000
12/24/16	$0.20	9,709
02/24/17	$1.00	100,000
09/17/17	$1.38	113,520
01/24/18	$0.83	375,000
08/29/19	$0.75	4,210,980
11/23/20	$0.45	2,222,217
		7,056,426

Restricted Stock Units

During the fiscal year ended July 31, 2016 and 2015, we issued 2,075,000 and 1,715,000 shares of common stock to employees and directors for restricted stock units that vested, based on performance and service conditions, respectively (See Note 8).

F-17

A summary of our restricted stock unit activity and related data is as follows:

Shares
Outstanding at July 31, 2014	4,825,000
Granted	600,000
Vested	(1,715,000)
Forfeited	(500,000)
Outstanding at July 31, 2015	3,210,000
Granted	1,272,500
Vested	(2,075,000)
Forfeited	(1,122,500)
Outstanding at July 31, 2016	1,285,000

8. Share-Based Compensation

Restricted Stock Units

During the fiscal year ended July 31, 2016, the Compensation Committee of the Board of Directors issued 200,000 restricted stock units (“RSUs”) to Henry R. Lambert, our Chief Executive Officer. The RSUs vest based on performance conditions and expire July 31, 2018. If the performance conditions are not met, or expected to be met, no compensation cost will be recognized on the underlying RSUs. If the performance condition is expected to be met, the expense will be allocated over the performance period. The RSUs granted to Mr. Lambert were not granted pursuant to any compensatory, bonus, or similar plan maintained or otherwise sponsored by the Company.

During the fiscal year ended July 31, 2016, we issued 772,500 RSUs to key employees. The RSUs vest based on performance and service conditions. If the performance conditions are not met, or expected to be met, no compensation cost will be recognized on the underlying RSUs. If the performance condition is expected to be met, the expense will be allocated over the performance period.

In addition, during the fiscal year ended July 31, 2016, we entered into a nonexclusive sales representative agreement with a third-party consultant. Based on the terms of the agreement, we issued 300,000 RSUs that vest only if sales milestones to certain defined customers are achieved. During the fiscal year ended July 31, 2016, 150,000 RSUs were canceled due to non-performance. We currently do not expect the remaining RSUs issued under the agreement to vest. The agreement terminates on July 31, 2017.

During the fiscal year ended July 31, 2016, 2,075,000 RSUs vested based on service conditions that were satisfied during the period, resulting in the issuance of 2,075,000 shares of common stock. Of the 1,285,000 RSUs outstanding, we currently expect 250,000 to vest. As of July 31, 2016, there was $145,000 of unrecognized non-cash compensation cost related to RSUs we expect to vest, which will be recognized over a weighted average period of 0.78 years. During the fiscal year ended July 31, 2016, 1,122,500 RSUs were forfeited.

For the years ended July 31, 2016 and 2015, share-based compensation expense for RSUs was $1,544,000 and $2,319,000, respectively.

Stock Option Plans

In February 2016, we amended and restated our 2007 Equity Incentive Plan, or the Plan, to, among other changes, increase the number of shares of common stock issuable under the Plan by 4,000,000 shares and extend the term of the Plan until February 4, 2026. The Plan provides for the grant of incentive and non-qualified stock options, as well as other share-based payment awards, to our employees, directors, consultants and advisors. These awards have up to a 10-year contractual life and are subject to various vesting periods, as determined by the Compensation Committee or the Board of Directors. Our 2007 Equity Incentive Plan is the only active plan pursuant to which options to acquire common stock or restricted stock awards can be granted and are currently outstanding. As of July 31, 2016, there were approximately 2.0 million shares available for issuance under the Plan.

F-18

During the fiscal year ended July 31, 2016, the Compensation Committee of the Board of Directors authorized the issuance of 950,000 stock options to our officers and directors. Each option represents the right to receive one share of common stock, issuable at the time the option vests, as set forth in the option agreement. The breakdown is as follows:

●	Mark S. Elliott Option Award: We granted Mr. Elliott a two year award consisting of an option to purchase one hundred fifty thousand (150,000) shares of common stock. The option shares vest quarterly over a one year period.

●	Henry R. Lambert Option Award: We granted Mr. Lambert a five year award consisting of an option to purchase two hundred thousand (200,000) shares of common stock.

●	Chairman Option Award: We granted Mr. Pfanzelter a five year award consisting of an option to purchase two hundred thousand (200,000) shares of common stock.

●	Director Option Awards: We granted Messrs. Cohee, Lee, Otis and Dr. Theno, five year awards consisting of an option to purchase one hundred thousand (100,000) shares of common stock, respectively.

The option awards granted to Messrs. Lambert, Pfanzelter, Cohee, Lee, Otis and Dr. Theno vest in three installments: 33% on July 31, 2016; 33% on October 31, 2016; and 34% on January 31, 2017.

None of the options granted to our officers and directors were granted pursuant to any compensatory, bonus, or similar plan maintained or otherwise sponsored by the Company.

During the year ended July 31, 2016, we issued 850,000 options to purchase common stock to employees supporting our selling, general and administrative, and research and development functions. The vesting terms of the options varied from 100% on grant date to quarterly over a one year period. In addition, during the year ended July 31, 2016, we issued 50,000 options to purchase common stock to third-party consultants for business development services. 12,500 option shares vested during the current fiscal year. The remaining options vest only if sales milestones are achieved. We currently do not expect the remaining options issued under the agreements to vest.

A summary of our stock option activity for the fiscal years ended July 31, 2016 and 2015 is as follows:

	Shares	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Outstanding at July 31, 2014	462,343	$3.95	$22,000
Granted	—	$—
Exercised	—	$—
Cancelled	(28,125)	$2.20
Outstanding at July 31, 2015	434,218	$4.07	$—
Granted	1,850,000	$1.07
Exercised	—	$—
Cancelled	(6,250)	$14.72
Outstanding at July 31, 2016	2,277,968	$1.60	$46,000

The weighted-average remaining contractual term of options outstanding at July 31, 2016 was 3.08 years.

At July 31, 2016, options to purchase 957,801 shares of common stock were exercisable. These options had a weighted-average exercise price of $2.29, an aggregate intrinsic value of $46,000, and a weighted average remaining contractual term of 3.22 years. The weighted average grant date fair value for options granted during the year ended July 31, 2016 was $0.47.

We use the Black-Scholes valuation model to calculate the fair value of stock options. Stock-based compensation expense is recognized over the vesting period using the straight-line method. The fair value of stock options was estimated at the grant date using the following weighted average assumptions:

F-19

July 31, 2016
Volatility	82.12%
Risk-free interest rate	0.83%
Dividend yield	0.0%
Expected life	2.13 years

Volatility is the measure by which our stock price is expected to fluctuate during the expected term of an option. Volatility is derived from the historical daily change in the market price of our common stock, as we believe that historical volatility is the best indicator of future volatility.

The risk-free interest rates used in the Black-Scholes calculations are based on the prevailing U.S. Treasury yield as determined by the U.S. Federal Reserve.

We have never paid dividends on our common stock and do not anticipate paying dividends on our common stock in the foreseeable future. Accordingly, we have assumed no dividend yield for purposes of estimating the fair value of our share-based compensation.

The weighted average expected life of options was estimated using the average of the contractual term and the weighted average vesting term of the options. Certain options granted to consultants are subject to variable accounting treatment and are required to be revalued until vested.

Stock-based compensation expense is based on awards ultimately expected to vest, and therefore is reduced by expected forfeitures. We have not had significant forfeitures of stock options granted to employees and directors as a significant number of our historical stock option grants were fully vested at issuance or were issued with short vesting provisions. Therefore, we have estimated the forfeiture rate of our outstanding stock options as zero.

The total unrecognized compensation cost related to unvested stock option grants as of July 31, 2016 was approximately $430,000 and the weighted average period over which these grants are expected to vest is 0.58 years.

For the fiscal year ended July 31, 2016 and 2015, share-based compensation expense for stock options was $358,000 and $63,000 respectively.

9. Related Party Transactions

On December 11, 2013, the Company entered into a five-year strategic collaboration agreement with St. Louis-based Intercon Chemical Company (ICC). The agreement consists of a multi-prong approach to accelerate the commercialization of PURE’s unique and proprietary SDC-based products. The strategic collaboration agreement provides:

●	ICC licenses from PURE its patents and technology know-how for the exclusive manufacture of our SDC-based products.

	●	ICC will invest in plant improvements to allow for expanded SDC production.

	●	ICC’s R&D team will collaborate on SDC product line development.

●	ICC licenses the distribution rights for SDC-based products into its core businesses of institutional cleaning and sanitation products.

	●	ICC will also develop a new initiative focused on US hospital, healthcare and medical facilities.

	●	PURE earns royalty income on SDC-products sold by ICC and its affiliates.

F-20

During the year ended July 31, 2016 and 2015, our net product sales to ICC was $34,000 and $69,000, respectively. As of July 31, 2016, $118,000 was payable to ICC for the production of SDC based products and $24,000 of accounts receivable was due to the Company. As of July 31, 2015, $6,000 was payable to ICC for the production of SDC based products and $2,000 of accounts receivable was due to the Company.

10. Sales Concentration

Net product sales were $1,289,000 and $729,000 for the years ended July 31, 2016 and 2015, respectively. For the year ended July 31, 2016, one customer accounted for 37% of our net product sales. No other individual customer accounted for 10% or more of our net product sales. The geographic breakdown of net product sales for the year ended July 31, 2016 was as follows: 100% U.S. For the year ended July 31, 2015, one customer accounted for 47% of our net product sales. No other individual customer accounted for 10% or more of our net product sales. The geographic breakdown of net product sales for the year ended July 31, 2015 was as follows: 97% U.S. and 3% foreign.

11. Income Taxes

We file federal and California consolidated tax returns with our subsidiaries. Our income tax provision for the year ended July 31, 2016 and 2015 was $1,600; the minimum state franchise taxes we pay regardless of income or loss.

At July 31, 2016, we had federal and California tax net operating loss carry-forwards of approximately $95.4 million and $79.0 million, respectively. Included in these net operating loss carry-forwards is $18.6 million related to a deduction for income tax purposes for which the Company has not realized a tax benefit. In future periods an adjustment would be recorded to Additional Paid in Capital at the time that these net operating losses may be utilized and reduce income tax. At July 31, 2015, we had federal and California tax net operating loss carry-forwards of approximately $90.2 million and $77.5 million, respectively. Utilization of the net operating loss carry-forwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code as well as similar state provisions. These ownership changes may limit the amount of net operating loss carry-forwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Section 382 of the Internal Revenue Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups. Since our formation, we have raised capital through the issuance of capital stock on several occasions (both before and after our initial public offering in 1996) which, combined with the purchasing stockholders’ subsequent disposition of those shares, may have resulted in such an ownership change, or could result in an ownership change in the future upon subsequent disposition. While we do not believe that we have experienced an ownership change, the pertinent tax rules related thereto are complex and subject to varying interpretations, and thus complete assurance cannot be provided that the taxing authorities would not take an alternative position.

Our current federal tax loss carry-forwards begin expiring in the year ended July 31, 2019 and, unless previously utilized, will completely expire in the year ending July 31, 2036. Our California tax loss carry-forwards will begin to expire in the year ending July 31, 2017, and will completely expire in the year ending July 31, 2036.

Significant components of our deferred tax assets are as follows:

	July 31,
	2016	2015
Net operating loss carry-forward	$30,160,000	$28,205,000
Stock options and warrants	3,250,000	2,570,000
Other temporary differences	(140,000)	70,000
Total deferred tax assets	33,270,000	30,845,000
Valuation allowance for deferred tax assets	(33,270,000)	(30,845,000)
Net deferred tax assets	$—	$—

Realization of our deferred tax assets, which relate to operating loss carry-forwards and timing differences, is dependent on future earnings, among other factors. The timing and amount of future earnings are uncertain and therefore a valuation allowance has been established. The increase in the valuation allowance on the deferred tax asset during the years ended July 31, 2016 and 2015 was $2,423,000 and $3,075,000, respectively. The deferred tax asset and valuation allowance balances as of July 31, 2015 have been restated to correct for an error related to the Company’s calculation of its income tax provision for the year ended July 31, 2015.  The Company assessed the materiality of the error to the previously issued financial statements for year ended July 31, 2015 in accordance with SEC Staff Accounting Bulletin Nos. 108 and 99 and concluded that the revisions were not material to those financial statements. The deferred tax asset and valuation allowance balances as of July 31, 2015 presented herein each reflect a decrease of approximately $6,875,000 to correct for this error. The error impacts only certain amounts disclosed in the footnotes to the financial statements and not the results of operations or the financial position of the Company.

F-21

A reconciliation of income taxes computed using the statutory income tax rate, compared to the effective tax rate, is as follows:

	2016	2015
Federal tax benefit at the expected statutory rate	34.0%	34.0%
State income tax, net of federal tax benefit	2.3	6.2
Expired net operating loss carryforwards	(1.5)	(0.3)
Permanent items	(17.9)	(0.4)
Valuation allowance	(16.9)	(40.3)
Income tax benefit - effective rate	0.0%	0.0%

Following authoritative guidance, we recognize the tax benefit from a tax position if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.

Our practice is to recognize interest and/or penalties related to income tax matters in income tax expense; however we have had no accrued interest or penalties at either July 31, 2016 or July 31, 2015. We are subject to income taxes in the United States and in California, and our historical tax years remain subject to future examination by the U.S. and California tax authorities. During the years ended July 31, 2016 and 2015, we did not record any activity related to our unrecognized tax benefits.

The Company and its subsidiaries are subject to federal income tax as well as income tax of multiple state jurisdictions. With few exceptions, the Company is no longer subject to income tax examination by tax authorities in major jurisdictions for tax years prior to 2011. However, to the extent allowed by law, the taxing authorities may have the right to examine prior periods where net operating losses were generated and carried forward, and make adjustments up to the amount of the carryforwards. The Company is not currently under examination by the IRS or state taxing authorities.

12. Subsequent Events

None

F-22

Part I - Financial Information

Item 1. Financial Statements

PURE Bioscience, Inc.

Condensed Consolidated Balance Sheets

	April 30, 2017	July 31, 2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,714,000	$5,194,000
Accounts receivable	185,000	263,000
Inventories, net	348,000	350,000
Restricted cash	75,000	75,000
Prepaid expenses	154,000	260,000
Total current assets	3,476,000	6,142,000
Property, plant and equipment, net	574,000	440,000
Patents, net	858,000	980,000
Total assets	$4,908,000	$7,562,000
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$574,000	$479,000
Restructuring liability	24,000	39,000
Accrued liabilities	194,000	216,000
Derivative liabilities	1,641,000	1,802,000
Total current liabilities	2,433,000	2,536,000
Deferred rent	12,000	3,000
Total liabilities	2,445,000	2,539,000
Commitments and contingencies (See Note 6)
Stockholders’ equity
Preferred stock, $0.01 par value:
5,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value:
100,000,000 shares authorized, 62,707,037 shares issued and outstanding at April 30, 2017, and 64,823,917 shares issued and outstanding at July 31, 2016	628,000	649,000
Additional paid-in capital	109,471,000	107,593,000
Accumulated deficit	(107,636,000)	(103,219,000)
Total stockholders’ equity	2,463,000	5,023,000
Total liabilities and stockholders’ equity	$4,908,000	$7,562,000

See accompanying notes.

F-23

PURE Bioscience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Nine Months Ended		Three months ended
	April 30,		April 30,
	2017	2016	2017	2016
Net product sales	$1,316,000	$765,000	$338,000	$403,000
Operating costs and expenses
Cost of goods sold	531,000	218,000	132,000	116,000
Selling, general and administrative	3,972,000	3,857,000	1,302,000	1,385,000
Research and development	684,000	679,000	222,000	205,000
Share-based compensation	723,000	1,621,000	275,000	186,000
Total operating costs and expenses	5,910,000	6,375,000	1,931,000	1,892,000
Loss from operations	(4,594,000)	(5,610,000)	(1,593,000)	(1,489,000)
Other income (expense)
Fair value of derivative liabilities in excess of proceeds	—	(1,867,000)	—	—
Change in derivative liabilities	153,000	(6,241,000)	(147,000)	1,506,000
Interest expense, net	(4,000)	(8,000)	(1,000)	(3,000)
Other income (expense), net	28,000	34,000	3,000	16,000
Total other income (expense)	177,000	(8,082,000)	(145,000)	1,519,000
Net income (loss)	$(4,417,000)	$(13,692,000)	$(1,738,000)	$30,000
Net income (loss) per common share-basic	$(0.07)	$(0.25)	$(0.03)	$0.00
Net income (loss) per common share-diluted	$(0.07)	$(0.25)	$(0.03)	$(0.02)
Weighted average shares-basic	63,718,152	54,329,594	62,679,644	61,445,913
Weighted average shares-diluted	63,718,152	54,329,594	62,679,644	71,308,771

See accompanying notes.

F-24

PURE Bioscience, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	April 30,
	2017	2016
Operating activities
Net loss	$(4,417,000)	$(13,692,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	723,000	1,621,000
Amortization of stock issued for services	108,000	163,000
Fair value of derivative liabilities in excess of proceeds	—	1,867,000
Depreciation and amortization	204,000	154,000
Impairment of patents	—	48,000
Change in fair value of derivative liability	(153,000)	6,241,000
Changes in operating assets and liabilities:
Accounts receivable	78,000	121,000
Inventories	2,000	(113,000)
Prepaid expenses	(5,000)	—
Accounts payable and accrued liabilities	58,000	(125,000)
Deferred rent	9,000	(4,000)
Net cash used in operating activities	(3,393,000)	(3,719,000)
Investing activities
Investment in patents	(11,000)	(11,000)
Purchases of property, plant and equipment	(205,000)	(337,000)
Net cash used in investing activities	(216,000)	(348,000)
Financing activities
Net proceeds from the sale of common stock	1,049,000	8,000,000
Net proceeds from the exercise of warrants	80,000	151,000
Net cash provided by financing activities	1,129,000	8,151,000
Net (decrease) increase in cash and cash equivalents	(2,480,000)	4,084,000
Cash and cash equivalents at beginning of period	5,194,000	1,321,000
Cash and cash equivalents at end of period	$2,714,000	$5,405,000
Supplemental disclosure of cash flow information
Cash paid for taxes	$2,000	$2,000
Warrant liabilities removed due to settlements	$8,000	$6,310,000
Restricted stock unit cancelation	$38,000	$—
Common stock issued for prepaid services	$—	$288,000

See accompanying notes.

F-25

PURE Bioscience, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the consolidated accounts of PURE Bioscience, Inc. and its wholly owned subsidiary, ETI H2O Inc., a Nevada corporation. ETI H2O, Inc. currently has no business operations and no material assets or liabilities and there have been no significant transactions related to ETI H2O, Inc. during the periods presented in the condensed consolidated financial statements. All inter-company balances and transactions have been eliminated. All references to “PURE,” “we,” “our,” “us” and the “Company” refer to PURE Bioscience, Inc. and our wholly owned subsidiary.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, for interim financial information pursuant to the instructions to Form 10-Q and Article 10/Rule 8-03 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended April 30, 2017 are not necessarily indicative of the results that may be expected for other quarters or the year ending July 31, 2017. The July 31, 2016 balance sheet was derived from audited financial statements but does not include all disclosures required by GAAP and included in our Annual Report on Form 10-K. For more complete information, these unaudited financial statements and the notes thereto should be read in conjunction with the audited financial statements for the year ended July 31, 2016 included in our Annual Report on Form 10-K covering such period filed with the Securities and Exchange Commission, or SEC, on October 27, 2016.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

2. Liquidity & Going Concern Uncertainty

These unaudited condensed consolidated financial statements have been prepared and presented on a basis assuming we will continue as a going concern. The factors below raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary from the outcome of this uncertainty.

Since our inception, we have financed our operations primarily through public and private offerings of securities, debt financing, and revenue from product sales and license agreements. We have a history of recurring losses, and as of April 30, 2017, we have incurred a cumulative net loss of $107,636,000.

We do not have, and may never have, significant cash inflows from product sales or from other sources of revenue to fund our operations. As of April 30, 2017, we had $2,714,000 in cash and cash equivalents, and $574,000 of accounts payable. As of April 30, 2017, we have no long-term debt. We do not currently believe that our existing cash resources are sufficient to meet our anticipated needs over the next twelve months from the date hereof.

Our future capital requirements depend on numerous forward-looking factors. These factors may include, but are not limited to, the following: the acceptance of, and demand for, our products; our success and the success of our partners in selling our products; our success and the success of our partners in obtaining regulatory approvals to sell our products; the costs of further developing our existing products and technologies; the extent to which we invest in new product and technology development; and the costs associated with the continued operation, and any future growth, of our business. The outcome of these and other forward-looking factors will substantially affect our liquidity and capital resources.

Until we can generate significant cash from operations, we expect to continue to fund our operations with the proceeds of offerings of our equity and debt securities. However, we cannot assure you that additional financing will be available when needed or that, if available, financing will be obtained on terms favorable to us or to our stockholders. If we raise additional funds from the issuance of equity securities, substantial dilution to our existing stockholders would likely result. If we raise additional funds by incurring debt financing, the terms of the debt may involve significant cash payment obligations as well as covenants and specific financial ratios that may restrict our ability to operate our business. Further, any contracts or license arrangements we enter into to raise funds may require us to relinquish our rights to our products or technology, and we cannot assure you that we will be able to enter into any such contracts or license arrangements on acceptable terms, or at all. Having insufficient funds may require us to delay or scale back our marketing, distribution and other commercialization activities or cease our operations altogether.

F-26

We do not have any unused credit facilities or other sources of capital available to us at this time. We intend to secure additional working capital through sales of additional debt or equity securities. Our intended financing initiatives are subject to risk, and we cannot provide any assurance about the availability or terms of these or any future financings.

If we are unable to obtain sufficient capital, it will have a material adverse effect on our business and operations. It could cause us to fail to execute our business plan, fail to take advantage of future opportunities, or fail to respond to competitive pressures or customer requirements. It also may require us to significantly modify our business model and operations to reduce spending to a sustainable level, which may include delaying, scaling back or eliminating some or all of our ongoing and planned investments in corporate infrastructure, research and development projects, regulatory submissions, business development initiatives, and sales and marketing activities, among other investments. If adequate funds are not available when needed, we may be required to reduce or cease operations altogether.

The financial statements do not include any adjustment relating to recoverability or classification of recorded assets and classification of recorded liabilities.

3. Income (Loss) Per Common Share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income attributable to common stockholders by the sum of the weighted-average number of common shares outstanding during the period and the weighted-average number of dilutive common share equivalents outstanding during the period, using the treasury stock method. Dilutive common share equivalents are comprised of in-the-money stock options, warrants and restricted stock units, based on the average stock price for each period using the treasury stock method. For the three months ended April 30, 2016, the incremental dilutive common share equivalents were 9,862,858. Since we incurred a loss for the three months ended April 30, 2017 and for the nine months ended April 30, 2017 and 2016, the number of shares issuable upon the exercise of stock options, the vesting of restricted stock units, and the exercise of warrants, none of which are included in the computation of basic net loss per common share, was 13,409,795 and 18,946,821, respectively.

4. Comprehensive Loss

Comprehensive loss is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources, including unrealized gains and losses on marketable securities and foreign currency translation adjustments. For the three and nine months ended April 30, 2017 and 2016, our comprehensive loss consisted only of net loss.

5. Inventory

Inventories are stated at the lower of cost or net realizable value, and net of a valuation allowance for potential excess or obsolete material. Cost is determined using the average cost method. Depreciation related to manufacturing is systematically allocated to inventory produced, and expensed through cost of goods sold at the time inventory is sold.

Inventories consist of the following:

	April 30, 2017	July 31, 2016
Raw materials	$98,000	$120,000
Finished goods	250,000	230,000
	$348,000	$350,000

F-27

6. Commitments and Contingencies

Severance Agreement

On August 13, 2013, the Company entered into a Severance and Release Agreement with Dennis Brovarone, a former Board member. Mr. Brovarone will receive $91,000, payable in 60 monthly installments of approximately $1,600, commencing December 11, 2013 for amounts previously accrued as of July 31, 2013. Approximately $24,000 remains payable under the agreement and is included in the accrued restructuring liability section of the condensed consolidated balance sheet as of April 30, 2017.

7. Impairment of Long-Lived Assets

In accordance with GAAP, if indicators of impairment exist, we assess the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, we measure the amount of such impairment by comparing the carrying value of the asset to the fair value of the asset and we record the impairment as a reduction in the carrying value of the related asset and a charge to operating results. Estimating the undiscounted future cash flows associated with long-lived assets requires judgment, and assumptions could differ materially from actual results. During the three and nine months ended April 30, 2017, no impairment of long-lived assets was indicated or recorded. During the three and nine months ended April 30, 2016 we incurred $48,000 of expense relating to the impairment of long-lived assets.

8. Fair Value of Financial Instruments

Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the authoritative guidance establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

●	Level 1 – Quoted prices in active markets for identical assets or liabilities.

●	Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

In connection with the October and November 2015 Private Placement and a prior Bridge Loan, we issued warrants with derivative features. These instruments are accounted for as derivative liabilities (See Note 9 to these condensed consolidated financial statements).

We used Level 3 inputs for the valuation methodology of the derivative liabilities. The estimated fair values were computed using a Monte Carlo option pricing model based on various assumptions. Our derivative liabilities are adjusted to reflect estimated fair value at each period end, with any decrease or increase in the estimated fair value being recorded in other income or expense accordingly, as adjustments to the fair value of the derivative liabilities. Various factors are considered in the pricing models we use to value the warrants, including the Company’s current stock price, the remaining life of the warrants, the volatility of the Company’s stock price, and the risk free interest rate. Future changes in these factors will have a significant impact on the computed fair value of the warrant liabilities. As such, we expect future changes in the fair value of the warrants to vary significantly from quarter to quarter.

F-28

The following table provides a reconciliation of the beginning and ending balances of the derivative liabilities for the nine months ended April 30, 2017:

Fair Value of Significant Unobservable Inputs (Level 3)

Warrant
Liabilities
Balance at July 31, 2016	$1,802,000
Issuances	—
Settlement of warrant liabilities	(8,000)
Adjustments to estimated fair value	(153,000)
Balance at April 30, 2017	$1,641,000

9. Derivative Liabilities

On October 23, 2015 (the “October Closing Date”), we completed a first closing of a private placement financing (the “2015 Private Placement Financing”), where we issued, among other securities, a warrant to purchase up to an aggregate of 6,666,666 shares of common stock with a term of five years and a warrant to purchase up to an aggregate of 8,666,666 shares of common stock with a term of six months (See Note 10 to these condensed consolidated financial statements).

On November 23, 2015 (the “November Closing Date’), we completed a second and final closing of the 2015 Private Placement Financing, where we issued, among other securities, a warrant to purchase up to an aggregate of 2,222,217 shares of common stock with a term of five years and a warrant to purchase up to an aggregate of 2,820,670 shares of common stock with a term of six months (See Note 10 to these condensed consolidated financial statements).

We accounted for the combined 20,376,219 warrants issued in connection with the 2015 Private Placement Financing in accordance with the accounting guidance for derivatives. The applicable accounting guidance sets forth a two-step model to be applied in determining whether a financial instrument is indexed to an entity’s own stock, which would qualify such financial instruments for a scope exception. This scope exception specifies that a contract that would otherwise meet the definition of a derivative financial instrument would not be considered as such if the contract is both (i) indexed to the entity’s own stock and (ii) classified in the stockholders’ equity section of the entity’s balance sheet. We determined the warrants were ineligible for equity classification due to anti-dilution provisions set forth therein.

During the fiscal year ended July 31, 2016, (i) all 2,820,670 of the six-month warrants issued in the second and final closing were exercised, (ii) the six-month warrants issued in the first closing expired and (iii) the five-year warrants issued in the first closing were cancelled.

On the October Closing Date, the derivative liabilities were recorded at an estimated fair value of $7,008,000. Given that the fair value of the derivative liabilities exceeded the total proceeds of the private placement of $6,000,000, no net amounts were allocated to the common stock. The $1,008,000 amount by which the recorded liabilities exceeded the proceeds was charged to other expense at the October Closing Date. Given that the fair value of the derivative liabilities issued on the November Closing Date exceeded the total proceeds of the private placement of $2,000,000, as of the November Closing Date, no net amounts were allocated to the common stock. The $859,000 amount by which the recorded liabilities exceeded the proceeds was charged to other expense at the November Closing Date.

As of April 30, 2017, we had a warrant liability of $1,641,000 related to the 2,222,217 warrants outstanding issued in connection with the November closing of the 2015 Private Placement Financing. The following assumptions were used as inputs to the model at April 30, 2017: stock price of $0.99 per share and a warrant exercise price of $0.45 per share as of the valuation date; our historical stock price volatility of 80.00%; risk free interest rate on U.S. treasury notes of 1.5%; warrant expiration of 3.6 years.

F-29

During the fourth quarter of 2012 we issued 132,420 warrants with derivative features pursuant to a Bridge Loan financing. During the nine months ended April 30, 2017, of the 9,709 warrants outstanding, there was a net exercise on 5,335 warrants which resulted in the issuance of 4,179 shares of our common stock. As these warrants were net exercised, as permitted under the respective warrant agreement, we did not receive any cash proceeds. The remaining 4,374 warrants issued in connection with the Bridge Loan expired during the nine months ended April 30, 2017. The fair value on the exercise date and the date of expiration was returned to additional paid in capital and is reflected in the Settlement of warrant liability section on the table above.

On April 30, 2017, the total value of the derivative liabilities was $1,641,000. The change in fair value of the warrant liabilities for the three and nine months ended April 30, 2017, was an increase of $147,000 and a decrease of $153,000, respectively, which was recorded as a change in derivative liabilities in the condensed consolidated statements of operations. The change in fair value of the warrant liability for the three and nine months ended April 30, 2016, was a decrease of $1,506,000 and an increase of $6,241,000, respectively, which was recorded as a change in derivative liability in the condensed consolidated statements of operations. We have revalued the derivative liabilities as of April 30, 2017, and will continue to do so on each subsequent balance sheet date until the securities to which the derivative liabilities relate are exercised or expire, with any changes in the fair value between reporting periods recorded as other income or expense.

10. Stockholders’ Equity

Private Placements

On December 1, 2016, we completed an initial closing (the “Initial Closing”) of a private placement financing (the “Private Placement Offering”) to accredited investors. We raised aggregate gross proceeds of $1,000,000 from the sale of (i) an aggregate of 1,176,472 shares of the Company’s common stock at a purchase price of $0.85 per share and (ii) warrants to purchase up to an aggregate of 1,176,472 shares of common stock with a term of five years at an exercise price of $1.25 per share. We determined the warrants issued in connection with the Initial Closing were equity instruments and did not represent derivative instruments.

On January 23, 2017, we closed on a second and final closing (the “Final Closing”) of the Private Placement Offering. In the Final Closing we raised aggregate gross proceeds of approximately $337,000 from the sale of (i) an aggregate of 396,469 shares of the Company’s common stock at a purchase price of $0.85 per share and (ii) warrants to purchase up to an aggregate of 396,469 shares of common stock with a term of five years at an exercise price of $1.25 per share. The securities issued in the Private Placement Offering were issued pursuant to a securities purchase agreement entered into with the accredited investors. We determined the warrants issued in connection with the Final Closing were equity instruments and did not represent derivative instruments.

We utilized the services of a placement agent for the Private Placement Offering. In connection with the Private Placement Offering, we paid such placement agent an aggregate cash fee of $128,600 and issued to such placement agent or its designees warrants to purchase 151,294 shares of common stock at an exercise price of $1.275 per share. The terms of the placement agent warrants are substantially identical to the investor warrants, other than the exercise price and the holders’ ability to exercise the placement agent warrants on a cashless basis at its discretion. Additionally, we agreed to pay the placement agent a $12,000 due diligence fee and to reimburse the placement agent for fees of counsel up to $35,000.

The net proceeds from the Private Placement Offering were approximately $1,049,000 and we expect to use the net proceeds for general corporate purposes, including our research and development efforts, and for general administrative expenses and working capital.

We also entered into a registration rights agreement with the Investors (the “Registration Rights Agreement”), pursuant to which we were obligated to file with the Securities and Exchange Commission (the “SEC”) as soon as practicable, but in any event, by February 6, 2017, this registration statement on Form S-1 to register 1,572,941 shares of common stock issued to the selling security holders in the Private Placement Offering and up to 1,572,941 shares of our common stock issuable upon the exercise of warrants issued to the selling security holders in the Private Placement Offering. We were obligated to use our commercially reasonable best efforts to cause this registration statement to be declared effective by the SEC within 45 days after the filing of this registration statement (or within 75 days if this registration statement is subject to a full review by the SEC). Additionally, the Registration Rights Agreement provides for certain monetary penalties if the registration statement is not filed or declared effective prior to certain dates, or it is not maintained effective, as set forth in the Registration Rights Agreement.

F-30

The Private Placement Offering described above was made pursuant to the exemption provided by Section 4(a)(2) of the Securities Act, and Regulation D promulgated thereunder.

On February 6, 2017, we filed a resale registration statement on Form S-1 with the SEC, which was declared effective on February 15, 2017, registering the 1,572,941 shares of common stock issued to the selling security holders in the Private Placement Offering and up to 1,572,941 shares of our common stock issuable upon the exercise of warrants issued to the selling security holders in the Private Placement Offering.

In the October closing of the 2015 Private Placement Financing we received aggregate gross proceeds to us of $6.0 million. We did not engage a placement agent or investment banker to facilitate the Private Placement Financing.

In the November closing of the 2015 Private Placement Financing we received aggregate gross proceeds to us of $2.0 million. We did not engage a placement agent or investment banker to facilitate the Private Placement Financing.

During the fiscal year ended July 31, 2016, (i) all 2,820,670 of the six-month warrants issued in the second and final closing of the 2015 Private Placement were exercised, (ii) the six-month warrants issued in the first closing of the 2015 Private Placement expired and (iii) the five-year warrants issued in the first closing of the 2015 Private Placement were cancelled.

We also entered into a registration rights agreement with the Investors in the 2015 Private Placement Financing (the “Registration Rights Agreement”), pursuant to which we are obligated, upon request of the Investor in the October closing of the 2015 Private Placement Financing and subject to certain conditions, to file with the SEC as soon as practicable, but in any event within 60 days after receiving such applicable request, a registration statement on Form S-1 (the “2015 Resale Registration Statement”) to register the Purchase Shares and the Warrant Shares for resale under the Securities Act of 1933, as amended (the “Securities Act”) and other securities issued or issuable with respect to or in exchange for the Purchase Shares or Warrant Shares. We are obligated to use our commercially reasonable efforts to cause the 2015 Resale Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing of the Resale Registration Statement, but no monetary penalty or liquidated damages will be imposed upon the Company if the Registration Statement is not declared effective by the SEC.

Warrants

During the three months ended April 30, 2017, we received approximately $80,000 from the exercise of warrants to purchase 106,000 shares of common stock. The warrants were issued in connection with the private placement completed in August 2014 and were considered equity instruments. In addition, there was a net exercise on 5,335 warrants which resulted in the issuance of 4,179 shares of our common stock (See Note 9 to these condensed consolidated financial statements).

During the three months ended April 30, 2016, we received $151,000 from the exercise of warrants issued in November 2015 to purchase 335,981 shares of our common stock.

During the nine months ended April 30, 2016, there was a net exercise on 28,000 warrants which resulted in the issuance of 13,906 shares of our common stock. As these warrants were net exercised, as permitted under the respective warrant agreement, we did not receive any cash proceeds. The warrants were issued in connection with a prior year private placement and were considered equity instruments.

Other Activity

On April 13, 2016, we entered into a two-year service agreement for general financial advisory services. In accordance with the agreement we issued 250,000 shares of common stock, with a value of $290,000. The value was capitalized to prepaid expense and is being amortized over the term of the agreement. During the three and nine months ended April 30, 2017, we recognized $36,000 and $108,000 of expense related to these services, respectively. In addition, during the three months ended April 30, 2016, we recognized $7,000 of expense related to these services.

F-31

11. Share-Based Compensation

Restricted Stock Units

During the nine months ended April 30, 2016, the Compensation Committee of the Board of Directors issued 200,000 restricted stock units (“RSUs”) to Henry R. Lambert, our Chief Executive Officer. The RSUs vest based on performance conditions and expire July 31, 2018. If the performance conditions are not met, or expected to be met, no compensation cost will be recognized on the underlying RSUs. If the performance condition is expected to be met, the expense will be allocated over the performance period. The RSUs granted to Mr. Lambert were not granted pursuant to any compensatory, bonus, or similar plan maintained or otherwise sponsored by the Company.

In addition, during the nine months ended April 30, 2016, we issued 612,500 RSUs to key employees. The RSUs vest based on performance and service conditions. If the performance conditions are not met, or expected to be met, no compensation cost will be recognized on the underlying RSUs. If the performance condition is expected to be met, the expense will be allocated over the performance period.

Of the 1,110,000 RSUs outstanding, we currently expect 150,000 to vest based on service conditions. As of April 30, 2017, there was $24,000 of unrecognized non-cash compensation cost related to RSUs we expect to vest, which will be recognized over a weighted average period of 0.25 years.

For the three months ended April 30, 2017 and 2016, share-based compensation expense for outstanding restricted stock units (“RSUs”) was $23,000 and $136,000, respectively. For the nine months ended April 30, 2017 and 2016, share-based compensation expense for outstanding RSUs was $98,000 and $1,495,000, respectively.

RSU Termination

On December 13, 2016, we entered into an RSU Cancellation Agreement with our officers and directors who received RSUs in October 2013 as compensation for their continued services to us over a required vesting period. Under this Agreement, our officers and directors agreed to cancel RSUs representing the right to receive an aggregate of 3.9 million vested shares of our common stock. Pursuant to the terms of the cancelled RSUs, we would have been required to settle and deliver these vested shares to the individual officers and directors prior to January 1, 2017, which would have triggered a taxable event. Our officers and directors, in their individual capacities, voluntarily agreed to cancel their respective RSUs based on their determination that cancelling the RSUs would be in the best interests of the Company and our stockholders. The individual officers and directors reached this conclusion for the following reasons:

1.	Conserves our Available Cash Resources. The RSUs held by our officers provide these individuals with the right to require us to pay the applicable state and federal taxes due upon the settlement and delivery of their vested RSU shares in exchange for the individual cancelling and returning to us that number of shares of common stock equal in value to the contractual tax payment obligation. By agreeing to cancel the RSUs, we will not be required to utilize our available cash resources to pay the tax payments on behalf of our officers, and as a result, we can conserve our available cash resources to support the continued implementation of our business plan.

2.	Reduces Pressure on Our Stock Price. The RSUs held by our non-employee directors provide these individuals with the right to immediately sell into the public market that number of shares of common stock sufficient to cover the applicable state and federal taxes payable as a result of the settlement and delivery of their vested RSU shares. Our common stock currently has a limited daily trading volume, and the sale or the potential sale of a substantial number of shares of common stock by our officers and directors to cover their federal and state tax obligations would adversely affect the market price of our common stock, which in turn, could harm our ability to raise funds to support our operations or require us to raise funds at terms and valuations that would be more dilutive to our existing stockholders.

Each of our officers and directors who are parties to the RSU Cancellation Agreement agreed to cancel their RSUs and the shares of common stock underlying the RSUs in their individual capacities as stockholders and equity award holders, and without any agreement or promise from us or our officers or directors to issue them equity, equity-based awards or cash compensation in the future in exchange for entering into the Agreement.

As a result of the RSU cancelation, $87,000 of pre-vest expense was reversed.

F-32

Stock Option Plans

In February 2016, we amended and restated our 2007 Equity Incentive Plan, or the Plan, to, among other changes, increase the number of shares of common stock issuable under the Plan by 4,000,000 shares and extend the term of the Plan until February 4, 2026. The Plan provides for the grant of incentive and non-qualified stock options, as well as other share-based payment awards, to our employees, directors, consultants and advisors. These awards have up to a 10-year contractual life and are subject to various vesting periods, as determined by the Compensation Committee of the Board of Directors. Our 2007 Equity Incentive Plan is the only active plan pursuant to which options to acquire common stock or restricted stock awards can be granted and are currently outstanding. As of April 30, 2017, there were approximately 561,000 shares available for issuance under the Plan.

During the three months ended April 30, 2017, the Compensation Committee of the Board of Directors authorized the issuance of 950,000 stock options to our officers and directors. The breakdown is as follows:

●	Henry R. Lambert Option Award: We granted Mr. Lambert an award consisting of an option to purchase two hundred thousand (200,000) shares of common stock.

●	Mark S. Elliott Option Award: We granted Mr. Elliott an award consisting of an option to purchase one hundred fifty thousand (150,000) shares of common stock.

●	Chairman Option Award: We granted Mr. Pfanzelter an award consisting of an option to purchase two hundred thousand (200,000) shares of common stock.

●	Director Option Awards: We granted Messrs. Cohee, Lee, Otis and Dr. Theno, awards consisting of an option to purchase one hundred thousand (100,000) shares of common stock, respectively.

In addition, during the three months ended April 30, 2017, we issued 600,000 options to purchase common stock to employees supporting our selling, general and administrative, and research and development functions and 85,000 options to purchase common stock to third-party consultants for business development and investor relations services.

All option awards granted during the three months ended April 30, 2017 carry a five-year term and vest in four installments: 25% on April 30, 2017; 25% on July 31, 2017; 25% on October 31, 2017; and 25% on January 31, 2018.

None of the options granted to our officers and directors were granted pursuant to any compensatory, bonus, or similar plan maintained or otherwise sponsored by the Company.

During the nine months ended April 30, 2017, we issued 100,000 options to purchase common stock to a member of our scientific advisory board. The options vest quarterly over one year and carry a five-year term.

During the three and nine months ended April 30, 2016, we issued 740,000 and 110,000 options, respectively, to purchase common stock to employees supporting our selling, general and administrative, and research and development functions. The vesting terms of the options varied from 100% on grant date to quarterly over a one year period and carried a term between two and five years.

A summary of our stock option activity is as follows:

	Shares	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Outstanding at July 31, 2015	434,218	$4.07	$—
Granted	1,850,000	$1.07
Exercised	—	$—
Cancelled	(6,250)	$14.72
Outstanding at July 31, 2016	2,277,968	$1.60	$48,000
Granted	1,735,000	$0.89
Exercised	—	$—
Cancelled	(253,125)	$1.42
Outstanding at April 30, 2017	3,759,843	$1.29	$222,000

F-33

At April 30, 2017, options to purchase 2,258,593 shares of common stock were exercisable. These options had a weighted-average exercise price of $1.53, an aggregate intrinsic value of $87,000, and a weighted average remaining contractual term of 3.25 years. The weighted average grant date fair value for options granted during the nine months ended April 30, 2017 was $0.43.

We use the Black-Scholes valuation model to calculate the fair value of stock options. Stock-based compensation expense is recognized over the vesting period using the straight-line method. The fair value of options granted is estimated at the date of grant using the following weighted average assumptions for the three and nine months ended April 30, 2017 and 2016:

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	April 30, 2017	April 30, 2016	April 30, 2017	April 30, 2016
Volatility	74.10%	82.36%	74.13%	84.20%
Risk-free interest rate	1.51%	0.67%	1.48%	0.70%
Dividend yield	0.0%	0.0%	0.0%	0.0%
Expected life	2.88 years	1.62 years	2.87 years	1.73 years

Volatility is the measure by which our stock price is expected to fluctuate during the expected term of an option. Volatility is derived from the historical daily change in the market price of our common stock, as we believe that historical volatility is the best indicator of future volatility.

The risk-free interest rates used in the Black-Scholes calculations are based on the prevailing U.S. Treasury yield as determined by the U.S. Federal Reserve.

We have never paid dividends on our common stock and do not anticipate paying dividends on our common stock in the foreseeable future. Accordingly, we have assumed no dividend yield for purposes of estimating the fair value of our share-based compensation.

The weighted average expected life of options was estimated using the average of the contractual term and the weighted average vesting term of the options. Certain options granted to consultants are subject to variable accounting treatment and are required to be revalued until vested.

Stock-based compensation expense is based on awards ultimately expected to vest, and therefore is reduced by expected forfeitures. We have not had significant forfeitures of stock options granted to employees and directors as a significant number of our historical stock option grants were fully vested at issuance or were issued with short vesting provisions. Therefore, we have estimated the forfeiture rate of our outstanding stock options as zero.

The total unrecognized compensation cost related to unvested stock option grants as of April 30, 2017 was approximately $497,000 and the weighted average period over which these grants are expected to vest is 0.72 years.

For the three months ended April 30, 2017 and 2016, share-based compensation expense for stock options was $251,000 and $50,000 respectively. For the nine months ended April 30, 2017 and 2016, share-based compensation expense for stock options was $712,000 and $126,000 respectively.

F-34

12. Recent Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-15, Presentation of Financial Statements—Going Concern: Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern, which requires management to evaluate whether there is substantial doubt about the entity's ability to continue as a going concern and, if so, provide certain footnote disclosures. This ASU is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. We adopted ASU 2014-15 during the three months ended April 30, 2017. The adoption of this guidance did not have a material impact on the condensed consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) which amended the existing accounting standards for revenue recognition. ASU 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. In July 2015, the FASB deferred the effective date for annual reporting periods beginning after December 15, 2017. We expect to adopt ASU 2014-09 in the third quarter of 2018. We currently do not have any material revenue contracts with customers and will review any new contracts entered into prior to the adoption of the new standard. We are evaluating the effect that this update will have on our consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting, which is designed to simplify several aspects of accounting for share-based payment award transactions, including income tax consequences, classification of awards as either equity or liabilities, classification on the statement of cash flows and forfeiture rate calculations. We adopted ASU No. 2016-09 during the three months ended April 30, 2017. The adoption of this guidance did not have a material impact on the condensed consolidated financial statements.

13. Subsequent Events

None.

F-35

PURE BIOSCIENCE, INC.

1,572,941 Shares of Common Stock

1,572,941 Shares of Common Stock

Issuable Upon the Exercise of Outstanding Warrants

Prospectus

, 2017

F-33

PART II Information Not Required In Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.

Legal Fees and Expenses	$70,000
Accounting Fees and Expenses	$20,000
Printing and Mailing Expenses	$3,000
Miscellaneous Expenses	$2 ,000
Total	$95 ,000

Item 14. Indemnification of Directors and Officers.

The Company’s Certificate of Incorporation, as amended, provides that, except to the extent prohibited by the Delaware General Corporation Law, or the DGCL, the Company’s directors shall not be liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Company. Under the DGCL, the directors have a fiduciary duty to the Company, which is not eliminated by these provisions of the Certificate of Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. This provision does not affect the directors’ responsibilities under any other laws, such as the U.S. federal securities laws or state or federal environmental laws.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The Company’s Bylaws provide that the Company shall indemnify, to the fullest extent permitted by the DGCL and applicable law, as may be amended, any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was one of the Company’s directors, officers, employees or agents or is or was serving at the Company’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed as a result of the actual or deemed receipt of any indemnification payments made to such person by the Company) reasonably incurred or suffered by such person.

The Company has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

See also the undertakings set out in response to Item 17 herein.

II-1

Item 15. Recent Sales of Unregistered Securities.

In December 2016 and January 2017 we closed on the private placement financing pursuant to which we issued an aggregate of 1,572,941 shares of the Company’s common stock at a purchase price of $0.85 per share and warrants to purchase up to an aggregate of 1,572,941 shares of common stock with a term of five years and at an exercise price of $1.25 per share. The shares of common stock and the warrants issued under the private placements were offered and sold without registration under the Securities Act, or state securities laws, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws, based on the lack of any general solicitation or advertising in connection with the sale of the securities; the representation of each investor to the Company that it is an accredited investor (as that term is defined in Rule 501 of Regulation D) and that it was purchasing the securities for its own account and without a view to distribute them. The securities, including the shares underlying the warrants, may not be offered or sold in the United States without an effective registration statement or pursuant to an exemption from applicable registration requirements. We utilized the services of a placement agent for this private placement financing. In connection with the private placement financing we paid such placement agent an aggregate cash fee of $128,600 and issued to such placement agent or its designees warrants to purchase 151,294 shares of common stock at an exercise price of $1.275 per share. The terms of the placement agent warrants are substantially identical to the warrants issued to the investors, other than the exercise price and the holders’ ability to exercise the placement agent warrants on a cashless basis at its discretion. Additionally, we agreed to pay the placement agent a $12,000 due diligence fee and to reimburse the placement agent for fees of counsel up to $35,000. We also entered into a registration rights agreement with the investors, pursuant to which we are obligated to file with the SEC as soon as practicable, but in any event, by February 6, 2017, this registration statement on Form S-1 to register the shares of common stock issued to the investors and the shares of our common stock issuable upon the exercise of warrants issued to the investors. We are obligated to use our commercially reasonable best efforts to cause this registration statement to be declared effective by the SEC within 45 days after the filing of this registration statement (or within 75 days if the Resale Registration Statement is subject to a full review by the SEC). Additionally, the registration rights agreement provides for certain monetary penalties if this registration statement is not filed or declared effective prior to certain dates as set forth in the registration rights agreement.

In October and November 2015 in a private placement financing, we issued a total of 17,777,772 shares of common stock at a purchase price of $0.45 per share, warrants to purchase 8,888,883 shares of common stock that were exercisable for six months and warrants to purchase 11,487,336 shares of common stock that were exercisable for five years, at an aggregate for gross proceeds of approximately $8.0 million. The shares of common stock and the warrants issued under the private placements were offered and sold without registration under the Securities Act, or state securities laws, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws, based on the lack of any general solicitation or advertising in connection with the sale of the securities; the representation of each investor to the Company that it is an accredited investor (as that term is defined in Rule 501 of Regulation D) and that it was purchasing the securities for its own account and without a view to distribute them. The securities, including the shares underlying the warrants, may not be offered or sold in the United States without an effective registration statement or pursuant to an exemption from applicable registration requirements. Franchise Brands, LLC is our largest stockholder beneficially holding approximately 32% of our common stock as of the date of this prospectus. In the private placement financing, we issued Franchise Brands an aggregate of 13,333,333 shares of the our common stock, a warrant to purchase up to an aggregate of 6,666,666 shares of our common stock with a term of five years and a warrant to purchase up to an aggregate of 8,666,666 shares of our common stock with a term of six months. Additionally, in the private placement financing we issued our director, Tom Y. Lee, and certain of his affiliates 1,049,408 shares of our common stock, warrants to purchase up to an aggregate of 524,704 shares of our common stock with a term of five years and warrants to purchase up to an aggregate of 682,115 shares of our common stock with a term of six months The offer and sale of the securities to Franchise Brands and Mr. Lee was on the same terms offered to other investors in the private placement financing. Additionally, as part of this financing, we granted certain demand registration rights to the investors. We did not utilize the services of a placement agent in this private placement financing.

From August 1, 2014 through December 31, 2014, we issued a total of 9,990,659 shares of common stock and warrants to purchase 3,996,259 shares of common stock for gross proceeds of approximately $7.49 million. Additionally, in connection with the price adjustment terms in subscription agreements we previously entered into with investors in prior private placements prior to July 31, 2014, we issued an aggregate of 95,366 shares of common stock and warrants to purchase up to an aggregate of 234,721 shares of common stock to existing investors who purchased shares from the Company in private placement transactions. The shares of common stock and the warrants issued under the private placements were offered and sold without registration under the Securities Act, or state securities laws, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws, based on the lack of any general solicitation or advertising in connection with the sale of the securities; the representation of each investor to the Company that it is an accredited investor (as that term is defined in Rule 501 of Regulation D) and that it was purchasing the securities for its own account and without a view to distribute them. The securities, including the shares underlying the warrants, may not be offered or sold in the United States without an effective registration statement or pursuant to an exemption from applicable registration requirements. In this offering, we carefully considered the exemption from registration offered under Section 4(a)(2) of the Securities Act, and integration issues with respect to the offering due to us having a registration statement (File No. 333-186394) on file with the SEC since February 1, 2013, which had not been declared effective (the “Registration Statement”) and which we have requested to be withdrawn. In this analysis, we relied on the guidance set forth in the SEC’s Compliance and Disclosure Interpretations, Securities Act Section, Question and Answer 139.25 and in Securities Act Release No. 8828 (August 10, 2007) concerning integration issues implicated by concurrent public and private offerings of securities (the “Interpretive Guidance”). There were 38 investors who purchased shares in the private placements, each of whom represented to us to be an accredited investor at the time of the offer and sale of the shares. Two of the investors came to the offering through introduction and direct contact by Bibicoff & MacInnis, Inc. (“Bibicoff”), our investor relations firm, and were not solicited by means of the Registration Statement. Bibicoff had a previous relationship with each of the investors and Bibicoff did not participate in a general solicitation or general advertising (as those terms are used Regulation D under the Securities Act) with respect to the offering. Bibicoff is not a registered broker-dealer and merely introduced the investors to us. Additionally, they were not paid any compensation in connection with making introductions to potential investors. 26 investors came to the offering through direct contact by our Chief Financial Officer, Peter Wulff, who had a previous relationship with such investors and were not solicited by means of the Registration Statement. Mr. Wulff did not participate in a general solicitation or general advertising (as those terms are used Regulation D under the Securities Act) with respect to the offering. Ten investors came to the offering through direct contact by our one of our customers, Tom Lee (and now a director), who had a previous relationship with such investors and were not solicited by means of the Registration Statement. Additionally, as part of this financing, we granted certain registration rights, under which we agreed to file a registration statement covering the resale of the shares of common stock sold in this financing.

II-2

During the three months ended July 31, 2014, we completed private placements pursuant to which we sold 511,440 shares of our common stock, resulting in net proceeds of $455,000. The shares of common stock issued under the private placements were offered and sold without registration under the Securities Act, or state securities laws, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws, based on the lack of any general solicitation or advertising in connection with the sale of the securities; the representation of each investor to the Company that it is an accredited investor (as that term is defined in Rule 501 of Regulation D) and that it was purchasing the securities for its own account and without a view to distribute them. The securities may not be offered or sold in the United States without an effective registration statement or pursuant to an exemption from applicable registration requirements. We have used, and intend to continue to use, the remaining proceeds from the offering for working capital and general corporate purposes. In these offerings, we carefully considered the exemption from registration offered under Section 4(a)(2) of the Securities Act, and integration issues with respect to the offering due to us having the Registration Statement on file with the SEC. In this analysis we relied on the Interpretive Guidance. There were 11 investors who purchased shares in the private placements, each of whom represented to us to be an accredited investor at the time of the offer and sale of the shares. Gary Cohee, a member of our Board, confirmed that two of the investors came to the offering through introduction and direct contact by Mr. Cohee, and such investors were not solicited by means of the Registration Statement. These investors have a previous relationship with Mr. Cohee. Mr. Cohee did not participate in a general solicitation or general advertising (as those terms are used Regulation D under the Securities Act) with respect to the offering. Three of the investors came to the offering through introduction and direct contact by Bibicoff, our investor relations firm, and were not solicited by means of the Registration Statement. Bibicoff had a previous relationship with each of the investors and Bibicoff did not participate in a general solicitation or general advertising (as those terms are used Regulation D under the Securities Act) with respect to the offering. Bibicoff is not a registered broker-dealer and merely introduced the investors to us. Additionally, they were not paid any compensation in connection with making introductions to potential investors. Five investors came to the offering through direct contact by our Chief Financial Officer, Peter Wulff, who had a previous relationship with such investors and were not solicited by means of the Registration Statement. Mr. Wulff did not participate in a general solicitation or general advertising (as those terms are used Regulation D under the Securities Act) with respect to the offering. One investors came to the offering through direct contact by our one of our customers, Tom Lee (now a director), who had a previous relationship with such investors and were not solicited by means of the Registration Statement. Additionally, as part of this financing, we granted certain registration rights, under which we agreed to file a registration statement covering the resale of the shares of common stock sold in this financing.

During the three months ended April 30, 2014, we completed private placements pursuant to which we sold 1,575,000 shares of our common stock, resulting in approximately $1,545,000 in aggregate gross proceeds to the Company. After deducting fees of $47,000, the net proceeds to us were $1,498,000. The shares of common stock issued under the private placements were offered and sold without registration under the Securities Act, or state securities laws, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws, based on the lack of any general solicitation or advertising in connection with the sale of the securities; the representation of each investor to the Company that it is an accredited investor (as that term is defined in Rule 501 of Regulation D) and that it was purchasing the securities for its own account and without a view to distribute them. The securities may not be offered or sold in the United States without an effective registration statement or pursuant to an exemption from applicable registration requirements. We have used, and intend to continue to use, the remaining proceeds from the offering for working capital and general corporate purposes. In these offerings, we carefully considered the exemption from registration offered under Section 4(a)(2) of the Securities Act, and integration issues with respect to the offering due to us having the Registration Statement on file with the SEC. In this analysis we relied on the Interpretive Guidance. There were 18 investors who purchased shares in the private placements, each of whom represented to us to be an accredited investor at the time of the offer and sale of the shares. Gary Cohee, a member of our Board, confirmed that six of the investors came to the offering through introduction and direct contact by Mr. Cohee, and such investors were not solicited by means of the Registration Statement. These investors have a previous relationship with Mr. Cohee. Mr. Cohee did not participate in a general solicitation or general advertising (as those terms are used Regulation D under the Securities Act) with respect to the offering. One of the investors came to the offering through introduction and direct contact by Bibicoff, our investor relations firm, and were not solicited by means of the Registration Statement. Bibicoff had a previous relationship with each of the investors and Bibicoff did not participate in a general solicitation or general advertising (as those terms are used Regulation D under the Securities Act) with respect to the offering. Bibicoff is not a registered broker-dealer and merely introduced the investors to us. Additionally, they were not paid any compensation in connection with making introductions to potential investors. Eight investors came to the offering through direct contact by our Chief Financial Officer, Peter Wulff, who had a previous relationship with such investors and were not solicited by means of the Registration Statement. Mr. Wulff did not participate in a general solicitation or general advertising (as those terms are used Regulation D under the Securities Act) with respect to the offering. Three investors came to the offering through direct contact by our one of our customers, Tom Lee (and now a director), who had a previous relationship with such investors and were not solicited by means of the Registration Statement. Additionally, as part of this financing, we granted certain registration rights, under which we agreed to file a registration statement covering the resale of the shares of common stock sold in this financing.

II-3

Item 16. Exhibits.

See the Exhibit Index of this Registration Statement, which follows the signature pages hereof and is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, (A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of El Cajon, State of California, on this August 25, 2017.

PURE BIOSCIENCE, INC.

By:	/s/ Henry R. Lambert
Henry R. Lambert
Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Henry R. Lambert and Mark S. Elliott, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-1 (including post-effective amendments and any related registration statements filed pursuant to Rule 462 and otherwise) with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Henry R. Lambert	Chief Executive Officer and Director	August 25, 2017
Henry R. Lambert	(Principal Executive Officer)

/s/ Mark S. Elliott	Vice President, Finance	August 25, 2017
Mark S. Elliott	(Principal Financial and Accounting Officer)

/s/ Dave J. Pfanzelter	Chairman of the Board of Directors	August 25, 2017
Dave J. Pfanzelter

/s/ Gary D. Cohee	Director	August 25, 2017
Gary D. Cohee

/s/ William Otis	Director	August 25, 2017
William Otis

/s/ Tom Y. Lee	Director	August 25, 2017
Tom Y. Lee

/s/ Janet Risi Field	Director	August 25, 2017
Janet Risi Field

II-5

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of March 24, 2011, by and between PURE Bioscience and PURE Bioscience, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K, filed with the SEC on March 25, 2011)

3.1	Certificate of Incorporation of PURE Bioscience, Inc. (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K, filed with the SEC on October 29, 2012)

3.1.1	Certificate of Amendment to Certificate of Incorporation of PURE Bioscience, Inc. (incorporated by reference to Exhibit 3.1.1 to the Annual Report on Form 10-K, filed with the SEC on October 29, 2012)

3.2	Bylaws of PURE Bioscience, Inc. (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K, filed with the SEC on October 29, 2012)

3.2.1	Amendment to the Bylaws of PURE Bioscience, Inc. (incorporated by reference to Exhibit 3.2.1 to the Annual Report on Form 10-K, filed with the SEC on October 29, 2012)

4.1	Wharton Capital Markets LLC Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed with the SEC on March 16, 2012)

4.2	Form of Underwriter’s Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed with the SEC on September 13, 2012)

4.3	Morrison & Foerster LLP Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed with the SEC on January 31, 2013)

4.4	Form of Investor Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed with the SEC April 23, 2013)

4.5	Warrant, dated February 3, 2012, issued by PURE Bioscience, Inc. to Wharton Capital Markets LLC (incorporated by reference to Exhibit 4.1 of the Quarterly Report on Form 10-Q filed with the SEC on March 16, 2012)

4.6	Form of Investor Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed with the SEC August 27, 2014)

4.7	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.5 of the Current Report on Form 8-K filed with the SEC on June 29, 2012)

4.18	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the SEC on July 6, 2012)

4.11	Form of Five-Year Warrant (incorporated by reference to Exhibit 4.11 of the Annual Report on Form 10-K filed with the SEC on October 28, 2015)

4.12	Form of Investor Warrant (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the SEC on December 7, 2016)

4.13	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K filed with the SEC on December 7, 2016)

5.1*	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

10.1	Amended and Restated PURE Bioscience 2007 Equity Incentive Plan (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K, filed with the SEC on February 5, 2016)

10.2 #	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 to the Annual Report on Form 10-K filed with the SEC on October 24, 2013)

10.3	Letter Agreement, dated as of January 25, 2013, between PURE Bioscience, Inc., and Morrison & Foerster LLP (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the SEC on January 31, 2013)

10.4	Promissory Note, dated as of January 25, 2013, in favor of Morrison & Foerster LLP (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the SEC on January 31, 2013)

II-6

Exhibit No.	Description
10.5	Services Agreement dated as of August 13, 2013, between PURE Bioscience, Inc. and Pillar Marketing Group, Inc. (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the SEC on August 20, 2013)

10.6	Voting Support Agreement and Irrevocable Proxy dated as of August 13, 2013 between PURE Bioscience, Inc. and Michael L. Krall (incorporated by reference to Exhibit 10.4 of the Current Report on Form 8-K filed with the SEC on August 20, 2013)

10.7	Voting Support Agreement and Irrevocable Proxy dated as of August 13, 2013 between PURE Bioscience, Inc. and Donna Singer (incorporated by reference to Exhibit 10.6 of the Current Report on Form 8-K filed with the SEC on August 20, 2013)

10.8 #	Director Agreement dated as of September 17, 2013 between PURE Bioscience, Inc. and Gary D. Cohee (incorporated by reference to Exhibit 10.32 to the Annual Report on Form 10-K filed with the SEC on October 24, 2013)

10.9 #	Employment Agreement dated as of October 23, 2013 between PURE Bioscience, Inc. and Henry R. Lambert (incorporated by reference to Exhibit 10.33 to the Annual Report on Form 10-K filed with the SEC on October 24, 2013)

10.10 #	Chairman Agreement dated as of October 23, 2013 between PURE Bioscience, Inc. and Dave J. Pfanzelter (incorporated by reference to Exhibit 10.35 to the Annual Report on Form 10-K filed with the SEC on October 24, 2013)

10.11 #	Form of RSU Agreement between PURE Bioscience, Inc. and Non-employee directors (incorporated by reference to Exhibit 10.36 to the Annual Report on Form 10-K filed with the SEC on October 24, 2013)

10.12#	RSU Agreement dated as of October 23, 2013 between PURE Bioscience, Inc. and Henry R. Lambert (incorporated by reference to Exhibit 10.37 to the Annual Report on Form 10-K filed with the SEC on October 24, 2013)

10.13 #	RSU Agreement dated as of October 23, 2013 between PURE Bioscience, Inc. and Dave J. Pfanzelter (incorporated by reference to Exhibit 10.39 to the Annual Report on Form 10-K filed with the SEC on October 24, 2013)

10.14	Form of Officer and Director Indemnification Agreement (incorporated by reference to Exhibit 10.2 of the Annual Report on Form 10-K filed with the SEC on October 24, 2013)

10.15	Strategic Collaboration Agreement, dated December 11, 2013, by and between PURE Bioscience, Inc. and Intercon Chemical Company (incorporated by reference to Exhibit 10.3 of the Quarterly Report on Form 10-Q filed with the SEC on March 13, 2014)

10.16	Amendment to Director Agreement dated as of April 24, 2014, between PURE Bioscience, Inc. and Gary D. Cohee (incorporated by reference to Exhibit 10.2 of the Quarterly Report on Form 10-Q filed with the SEC on June 10, 2014)

10.17	Securities Purchase Agreement, dated August 22, 2014 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the SEC on August 27, 2014)

10.18	Amendment to Services Agreement, dated October 2, 2014, between PURE Bioscience, Inc. and Pillar Marketing Group, Inc. (incorporated by reference to Exhibit 10.48 of the Registration Statement on Form S-1 filed with the SEC on October 10, 2014)

10.19	Securities Purchase Agreement, dated October 8, 2015, by and between the Company and the purchaser party thereto (incorporated by reference to Exhibit 10.30 of the Annual Report on Form 10-K filed with the SEC on October 28, 2015)

10.20	Registration Rights Agreement, dated October 8, 2015, by and between the Company and the purchaser party thereto (incorporated by reference to Exhibit 10.31 of the Annual Report on Form 10-K filed with the SEC on October 28, 2015)

10.21#	Form of RSU Agreement between PURE Bioscience, Inc. and executive officers (incorporated by reference to Exhibit 10.32 of the Annual Report on Form 10-K filed with the SEC on October 28, 2015)

10.22	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the SEC on December 7, 2016)

10.22	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the SEC on December 7, 2016)

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Exhibit No.	Description
10.23#	RSU Cancellation Agreement, dated as of December 13, 2016, by and among the Company and the officers and directors party thereto (incorporated by reference to Exhibit 10.3 of the Quarterly Report on Form 10-Q filed with the SEC on December 14, 2016)

10.24#	Amendment to Chairman Agreement, dated January 19, 2017 (incorporated by reference to Exhibit 99.1 of the Current Report on Form 8-K filed with the SEC on January 20, 2017)

10.25#	Amendment to Executive Employment Agreement, dated January 19, 2017 (incorporated by reference to Exhibit 99.2 of the Current Report on Form 8-K filed with the SEC on January 20, 2017)

10.26	Form of Amendment and Waiver, dated August 23, 2017, by and between the Company and that certain holder party thereto (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the SEC on August 25, 2017)

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K, filed with the SEC on October 13, 2009)

23.1*	Consent of Mayer Hoffman McCann P.C.

23.2*	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

24.1	Power of Attorney (included on signature page)

101*	The following materials from the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2017, formatted in XBRL (eXtensible Business Reporting Language): (i) Condensed Consolidated Balance Sheets at April 30, 2017 and July 31, 2016; (ii) Condensed Consolidated Statements of Operations for the three and nine months ended April 30, 2017 and 2016; (iii) Condensed Consolidated Statements of Cash Flows for the nine months ended April 30, 2017 and 2016; and (iv) Notes to Condensed Consolidated Financial Statements. The following materials from the Company’s Annual Report on Form 10-K for the annual period ended July 31, 2016, formatted in XBRL (eXtensible Business Reporting Language): (i) Consolidated Balance Sheets as at July 31, 2016 and 2015; (ii) Consolidated Statements of Operations for the years ended July 31, 2016 and 2015; (iii) Consolidated Statements of Stockholders’ Equity for the years ended July 31, 2016 and 2015, (iv) Consolidated Statements of Cash Flows for the years ended July 31, 2016 and 2015; and (v) Notes to Consolidated Financial Statements.

* Filed herewith

# Management Contract or compensatory plan or arrangement

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